As filed with the Securities and Exchange Commission on May 7, 2007.

Registration No. 333-134926

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASPYRA, INC.

(formerly, Creative Computer Applications, Inc.)

(Name of Small Business Issuer in Its Charter)

California	7373	95-3353465
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
Incorporation or Organization)	Classification Code Number)	Number)

26115-A MUREAU ROAD

CALABASAS, CA 91302

(818) 880-6700

(Address and Telephone Number of Principal Executive Offices)

Name, Address and Telephone Number of Agent For Service:	Copies of Communications Sent to:
STEVEN M. BESBECK CHIEF EXECUTIVE OFFICER ASPYRA, INC. (formerly, Creative Computer Applications, Inc.) 6115-A MUREAU ROAD CALABASAS, CA 91302	JOSEPH E. NIDA, ESQ. JOHN M. SHIELDS, ESQ. STRADLING YOCCA CARLSON & RAUTH 800 ANACAPA STREET SANTA BARBARA, CA 93101

Approximate date of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2, Registration No. 333-134926, is filed for the purpose of including the Registrant’s financial statements for the fiscal year ended December 31, 2006 contained in the Registrant’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 17, 2007 and to update this registration statement for certain disclosures contained in the Form 10-KSB and in the Registrant’s Definitive Proxy Statement for its 2007 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on April 30, 2007.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 7, 2007

PROSPECTUS

Aspyra, Inc.

5,400,000 Shares

Common Stock

(No Par Value)

This prospectus relates to the disposition of 5,400,000 shares of our common stock which may be disposed of, from time to time, by the selling shareholders listed in the section of this prospectus entitled “Principal and Selling Shareholders,” or other transferees, pledges, donees or successors-in-interest. The selling shareholders purchased the common stock and the underlying warrants on November 22, 2005 and May 17, 2006. We will not receive any of the proceeds from the sale of the 5,400,000 shares being offered by the selling shareholders.

Our common stock is quoted on the American Stock Exchange under the symbol “APY.” On April 30, 2007, the last reported sale price for our common stock on the American Stock Exchange was $1.81 per share.

INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is         , 2007

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Use of Proceeds
Market for Common Stock and Related Shareholder Matters
Dividend Policy
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Certain Relationships and Related Party Transactions
Principal and Selling Shareholders
Description of Capital Stock
Plan of Distribution
Legal Matters
Experts
Where You Can Find More Information
Index to Financial Statements

INFORMATION CONTAINED IN THIS PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO OFFER OR SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS.

The “Aspyra” family of related marks, images and symbols are our trademarks and intellectual property. Other trademarks, trade names and service marks appearing in this report are the property of their respective holders. Unless the context otherwise requires, the terms “we,” “our,” “us,” “the Company,” and “Aspyra” refer to Aspyra, Inc. and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “will” and words and terms of similar substance used in connection with any discussion of future events, operating or financial performance, financing sources, product development, capital requirements, market growth and the like, identify forward-looking statements. Forward-looking statements are merely predictions and therefore inherently subject to uncertainties and other factors which could cause the actual results to differ materially from the forward-looking statement. These forward-looking statements include, among others:

•                  projections of revenues and other financial items;

•                  statements of strategies and objectives for future operations;

•                  statements regarding integration plans following the merger with StorCOMM;

•                  statements concerning proposed applications or services;

•                  statements regarding future economic conditions, performance or business prospects;

•                  statements regarding competitors or competitive actions; and

•                  statements of assumptions underlying any of the foregoing.

You should not place undue reliance on our forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous risks and uncertainties that are beyond our control, including those we discuss in “Risk Factors” and elsewhere in this prospectus, and in our other reports we file with the Securities and Exchange Commission, or the SEC. The forward-looking statements in this prospectus speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  Because this is only a summary, it does not contain all of the information that you should consider before investing in our common stock.  Therefore, you should read carefully and consider this entire prospectus, including the “Risk Factors” section and financial statements and the related notes included elsewhere in this prospectus, before investing in our common stock.

Aspyra, Inc. (formerly, Creative Computer Applications, Inc.)

Aspyra, Inc. is a healthcare information technology and service provider that provides software and browser-based solutions, specializing in Clinical Information Systems for hospital and clinic-based laboratories, pharmacies, and medical imaging departments. Our primary products, CyberLAB® , CyberMED® and CyberRAD® are highly functional, scalable, and can be deployed in a variety of healthcare settings. Aspyra’s systems are deployed at more than 500 sites.

Our wholly owned subsidiaries, Aspyra Diagnostic Solutions, Inc. (formerly StorCOMM, Inc.) and Aspyra Technologies, Ltd. (formerly StorCOMM Technologies, Ltd.), are leaders in the design, development, implementation and support of highly scalable Picture Archive Communication Systems, or PACS, and Clinical Image Management Systems tailored to meet the needs of healthcare organizations in the United States and abroad. Our subsidiaries’ Access.NET™ family of systems provides enterprise wide system solutions for imaging centers, orthopedic environments and hospitals. AccessNET™ systems are deployed at more than 200 sites in the United States and Europe.

We are a California corporation. We were originally incorporated in 1978 as Creative Computer Applications, Inc. In connection with our merger with our subsidiaries, we changed our name to Aspyra, Inc. on November 21, 2005. Our executive offices are located at 26115-A Mureau Road, Calabasas, California 91302, and our telephone number is (818) 880-6700. Our website address is www.aspyra.com. The information on or accessible through our website is not a part of this prospectus.

Recent Developments

On November 22, 2005, Creative Computer Applications, Inc., or CCA, consummated the acquisition of StorCOMM, Inc., or StorCOMM, a private company, through a merger. As a result of the merger, the resulting company has two wholly owned subsidiaries, Aspyra Diagnostic Solutions, Inc. (formerly StorCOMM) and Aspyra Technologies, Ltd. (formerly StorCOMM Technologies, Ltd.). The newly merged company was renamed Aspyra, Inc.

Concurrent with the consummation of the merger, we sold in a private placement up to 1,500,000 shares of our common stock and warrants to purchase up to 300,000 shares of our common stock. On May 17, 2006, we sold in a private placement up to 2,250,000 shares of our common stock and warrants to purchase up to 1,350,000 shares of our common stock. This prospectus relates primarily to the resale of the equity securities issued in connection with these private placements.

The Offerings

The selling shareholders listed in the section of this prospectus entitled “Principal and Selling Shareholders” may offer and sell up to 5,400,000 shares of our common stock.

Under this prospectus, the selling shareholders may sell their shares of common stock in the open market at prevailing market prices or in private transactions at negotiated prices. They may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling shareholders or from the purchaser, and this compensation might be in excess of the compensation customary in the type of transaction involved. See the section of this prospectus entitled “Plan of Distribution.”

We will not receive any proceeds from the potential sale of the 5,400,000 shares offered by the selling shareholders.

Summary Consolidated Financial Data

	Years ended
	December 31, 2006	December 31, 2005
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
NET SYSTEM SALES AND SERVICE REVENUE:
System sales	$5,665,629	$2,112,782
Service revenue	7,023,588	5,092,975
TOTAL SYSTEM SALES AND SERVICE REVENUE	12,689,217	7,205,757

COSTS OF PRODUCTS AND SERVICES SOLD:
System sales	3,905,703	1,817,566
Service revenue	2,899,393	1,878,030
TOTAL COSTS OF PRODUCTS AND SERVICES SOLD	6,805,096	3,695,596

GROSS PROFIT	5,884,121	3,510,161

RESEARCH AND DEVELOPMENT EXPENSES	1,981,394	1,300,690
SELLING AND ADMINISTRATIVE EXPENSES	7,246,638	3,892,900
TOTAL OPERATING EXPENSES	9,228,032	5,193,590

OPERATING LOSS	(3,343,911)	(1,683,429)

OTHER INCOME (EXPENSE):
Interest income	99,962	26,461
Interest and other expense	(321,679)	(37,934)
TOTAL OTHER EXPENSE	(221,717)	(11,473)

LOSS BEFORE PROVISION FOR INCOME TAXES	(3,565,628)	(1,694,902)

PROVISION FOR INCOME TAXES	4,810	807,013

NET LOSS	$(3,570,438)	$(2,501,915)
LOSS PER SHARE:

Basic and Diluted	$(.36)	$(.62)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:

Basic and Diluted	9,914,916	4,038,233

	As of December 31,
	2006	2005
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents, including restricted cash	$2,014,632	$1,329,753
Working capital (deficiency)	(2,256,352)	(2,549,521)
Total assets	19,296,186	18,626,089
Long term debt	—	220,871

RISK FACTORS

In evaluating the Company, various risk factors and other information should be carefully considered. The risks and uncertainties described below are not the only ones that impact the Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also have an adverse impact on us. Among other things, this discussion contains forward-looking statements that are based on certain assumptions about future risks and uncertainties. We believe that our assumptions are reasonable. Nonetheless, it is likely that at least some of these assumptions will not come true.

RISKS RELATED TO OUR BUSINESS

We have incurred losses recently that may adversely impact liquidity.

We have experienced operating losses and cash outflows.  For the fiscal year ended December 31, 2006, our net loss was $3,570,438.  At December 31, 2006, our cash and cash equivalents, including restricted cash, totaled $2,014,632 and our working capital deficit was $2,256,352.  We cannot be certain that Aspyra will become profitable and sustain profitability.  If Aspyra does not become profitable and sustain profitability, the market price of our common stock will decline.  The Company’s primary source of working capital has been generated from the private placements and borrowings.  The Company’s results of operations for the fiscal year ended December 31, 2006 produced negative operating cash flow of approximately $2,231,102.  Any decline in sales, delays in implementations where payments are tied to delivery and/or performance of services or cancellations of contracts could have a negative effect on cash flow from operations and could in turn increase our liquidity problem.  If sales are not as expected, the Company will consider certain cost cutting measures.  We may require additional cash resources to sustain our business.  The sale of convertible debt securities or additional equity securities could result in additional dilution to our shareholders.  The incurrence of additional indebtedness would result in incurring debt service obligations and could result in operating and financial covenants that would restrict our operations.  There can be no assurance that any additional financing will be available on acceptable terms, if at all.

If ASPYRA and Aspyra Diagnostic Solutions, Inc. fail to effectively integrate their operations, the combined company may not realize the potential benefits of the merger.

The integration of ASPYRA and Aspyra Diagnostic Solutions, Inc. (ADSI) has been a time consuming and expensive process and may disrupt the combined company’s operations if it is not completed in a timely and efficient manner. The integration is still in process.  If this integration effort is not successful, the combined company’s results of operations could be harmed, employee morale could decline, key employees could leave, customers could cancel existing orders or choose not to place new ones and the combined company could have difficulty complying with regulatory requirements. In addition, the combined company may not achieve anticipated synergies or other benefits of the merger. ASPYRA and ADSI must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. The combined company may encounter the following difficulties, costs and delays involved in integrating their operations:

•                                          failure to successfully manage relationships with customers and other important relationships;

•                                          failure of customers to accept new services or to continue using the products and services of the combined company;

•                                          difficulties in successfully integrating the management teams and employees of ASPYRA and Aspyra Diagnostic Solutions, Inc.;

•                                          challenges encountered in managing larger, more geographically dispersed operations;

•                                          the loss of key employees;

•                                          diversion of the attention of management from other ongoing business concerns;

•                                          potential incompatibilities of technologies and systems;

•                                          potential difficulties integrating and harmonizing financial reporting systems; and

•                                          potential incompatibility of business cultures.

If the combined company’s operations do not meet the expectations of customers of ASPYRA or ADSI then these customers may cease doing business with the combined company altogether, which would harm the results of operations and financial condition of ASPYRA.

If the anticipated benefits of the merger are not realized or do not meet the expectations of financial or industry analysts, the market price of ASPYRA common stock may decline. The market price of ASPYRA common stock may decline as a result of the merger if:

•                                          the integration of ASPYRA and ADSI is unsuccessful;

•                                          the combined company does not achieve the expected benefits of the merger as quickly as anticipated or the costs of or operational difficulties arising from the merger are greater than anticipated;

•                                          the combined company’s financial results are not consistent with the expectations of financial or industry analysts;

•                                          the anticipated operating and product synergies of the merger are not realized; or

•                                          the combined company experiences the loss of significant customers or employees as a result of the merger.

Any failure to successfully introduce future products into the market could adversely affect our business.

The commercial success of future products depends upon their acceptance by the medical community.  Our future product plans include capital-intensive clinical information systems.  We believe that these products can significantly reduce labor costs, improve patient care and offer other distinctive benefits to the medical community.  However, there is often market resistance to products that require significant capital expenditures or which eliminate jobs through automation. We can make no assurance that the market will accept our future products and systems, or those sales of our future products and systems will grow at the rates expected by our management.

If we fail to meet changing demands of technology, we may not continue to be able to compete successfully with competitors.

The market for our products is characterized by rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements.  Our future success depends upon our ability to introduce new products that keep pace with technological developments, enhance current product lines and respond to evolving client requirements.  ASPYRA has incurred, and we will need to continue to incur, significant research and development expenditures in future periods as we strive to remain competitive.  Our failure to meet these demands could result in a loss of our market share and competitiveness and could harm our revenues and results of operations.

Our success depends on our ability to attract, retain and motivate management and other skilled employees.

Our future success and growth depend on the continued services of our key management and employees, including Steven M. Besbeck, Bruce M. Miller, and  James R. Helms.  The loss of the services of any of these individuals or any other key employee could materially affect our business. Our future success also depends on our ability to identify, attract and retain additional qualified personnel. Competition for employees in our industry is intense and we may not be successful in attracting or retaining them.  There are a limited number of people with knowledge of, and experience in, our industry.  We do not have employment agreements with most of our key employees.  However, we generally enter into agreements with our employees regarding patents, confidentiality and related matters.  We do not maintain life insurance polices on our employees.  Our loss of key personnel, especially without advance notice, or our inability to hire or retain qualified personnel, could have a material adverse effect on sales and our ability to maintain our technological edge.  We cannot guarantee that we will continue to retain our key management and skilled personnel, or that we will be able to attract, assimilate and retain other highly qualified personnel in the future.

If we do not protect our proprietary information and prevent third parties from making unauthorized use of our products and technology, our financial results could be harmed.

We rely on a combination of confidentiality agreements and procedures and copyright, patent, trademark and trade secret laws to protect our proprietary information. However, all of these measures afford only limited protection and may be challenged, invalidated, or circumvented by third parties. Third parties may copy aspects of our products or otherwise obtain and use our proprietary information without authorization. Third parties may also develop similar or superior technology independently, including by designing around our patents. Furthermore, the laws of some foreign countries do not offer the same level of protection of our proprietary rights as the laws of the United States, and we may be subject to unauthorized use of our products in those countries. Any legal action that we may bring to protect proprietary information could be expensive and may distract management from day-to-day operations. Unauthorized copying or use of our products or proprietary information could result in reduced sales of our products.

Third parties claiming that we infringe their proprietary rights could cause us to incur significant legal expenses and prevent us from selling our products.

From time to time, we have received claims that we have infringed the intellectual property rights of others and may receive additional claims in the future.  Any such claim, with or without merit, could:

•                be time consuming to defend;

•                result in costly litigation;

•                divert management’s time and attention from our business;

•                require us to stop selling, to delay shipping or to redesign our products; or

•                require us to pay monetary amounts as damages to our customers.

In addition, we license and use software from third parties in our business. These third party software licenses may not continue to be available to us on acceptable terms. Also, these third parties may from time to time receive claims that they have infringed the intellectual property rights of others, including patent and copyright infringement claims, which may affect our ability to continue licensing their software. Our inability to use any of this third party software could result in disruptions in our business, which could materially and adversely affect our operating results.

ASPYRA operates in a consolidating industry which creates barriers to market penetration.

The healthcare information technology industry in recent years has been characterized by consolidation by both healthcare providers who are our customers and by those companies that we compete against. Large hospital chains and groups of affiliated hospitals prefer to negotiate comprehensive contracts for all of their system needs with larger vendors who offer broader product lines and services. The conveniences offered by these large vendors are administrative and financial incentives that we cannot offer our customers.

Our products may be subject to government regulation in the future that could impair our operations.

Our products could be subject to stringent government regulation in the United States and other countries in the future. Furthermore, we expect that the integration of our product and service offering will require us to comply with regulatory requirements and that we will devote significant time and resources to this effort.  These regulatory processes can be lengthy, expensive and uncertain. Additionally, securing necessary clearances or approvals may require the submission of extensive data and other supporting information.

Failure to comply with applicable requirements could result in fines, recall, total or partial suspension of distribution, withdrawal of existing product or our inability to integrate our service and product offerings. If any of these things occur, it could have a material adverse impact on our business.

Changes in government regulation of the healthcare industry could adversely affect our business.

Federal and state legislative proposals are periodically introduced or proposed that would affect major changes in the healthcare system, nationally, at the state level or both. Future legislation, regulation or payment policies of Medicare, Medicaid, private health insurance plans, health maintenance organizations and other third-party payers could adversely affect the demand for our current or future products and our ability to sell our products on a profitable basis. Moreover, healthcare legislation is an area of extensive and dynamic change, and we cannot predict future legislative changes in the healthcare field or their impact on our industry or our business.

We are subject to the Health Insurance Portability and Accountability Act (HIPAA) and the cost of complying with HIPAA may negatively impact our net income.

Our business is substantially impacted by the requirements of HIPAA and our products must maintain the confidentiality of a patient’s medical records and information. These requirements also apply to most of our customers.  We believe our products meet the standards of HIPAA and may require our customers to upgrade their systems, but our customers’ preoccupation with HIPAA may adversely impact sales of our products, and the costs of compliance with HIPAA could have an impact on our product margins and selling, general and administrative expenses incurred by us and could negatively impact our net income.

Defective products or product failure may subject us to liability and could substantially increase our costs.

Our products are used to gather information for professionals to make medical decisions, diagnosis, and treatment.  Accordingly, the manufacture and sale of our products entails an inherent risk of product liability arising from an inaccurate, or allegedly inaccurate, test or procedure result.  In the past, ASPYRA has discovered errors and failures in certain of our product offerings after their introduction and have experienced delayed or lost revenues during the period required to correct these errors.  Errors and failures in products released by us could result in negative publicity, product returns, loss of or delay in market acceptance of our products, loss of competitive position or claims by customers or others.  Alleviating any of these problems could require significant expenditures of our capital and resources and could cause interruptions, delays or cessation of our sales, which could cause us to lose existing or potential customers and would adversely affect our operating results.  We may be subject to product liability claims as a result of any failure or errors in our products.  If a customer is successful in proving its damages, it could prove expensive and time-consuming to defend against these claims, and we could be liable for the damages suffered by our customers and other related expenses, which could adversely affect our operating results.  We currently maintain product liability insurance coverage for up to $2 million per incident and up to an aggregate of $4 million per year.

Although management believes this liability coverage is sufficient protection against future claims, there can be no assurance of the sufficiency of these policies.  We have not received any indication that our insurance carrier will not renew our product liability insurance at or near current premiums; however, we cannot guarantee that this will continue to be the case.

System or network failures could reduce our sales, increase costs or result in a loss of customers.

We rely on our management information systems to operate our business and to track our operating results. Our management information systems will require modification and refinement as we grow and our business needs change. If we experience a significant system failure or if we are unable to modify our management information systems to respond to changes in our business needs, then our ability to properly run our business could be adversely affected and could lead to a reduction in our sales, increase costs and a loss of customers.

Our evaluation of internal controls and remediation of potential problems will be costly and time consuming and could expose weakness in our financial reporting.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from recent legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002. We are evaluating our internal controls system in order to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 beginning in our fiscal year 2008.

Factors outside of our control may adversely affect our operations and operating results.

Our operations and operating results may be adversely affected by many different factors which are outside of our control, including:

•                deterioration in economic conditions in any of the healthcare information technology industry, which could reduce customer demand and ability to pay for our products and services;

•                political and military instability, which could slow spending within our target markets, delay sales cycles and otherwise adversely affect our ability to generate revenues and operate effectively;

•                budgetary constraints of customers, which are influenced by corporate earnings and spending objectives;

•                earthquakes, floods or other natural disasters affecting our headquarters located in Calabasas, California, an area known for seismic activity, or our other locations worldwide;

•                acts of war or terrorism; and

•                inadvertent errors.

Any of these factors could result in a loss of revenues and/or higher expenses, which could adversely affect our financial results.

Our international operations involve special risks that could increase our expenses, adversely affect our operating results and require increased time and attention of our management.

We expect to generate approximately 10% of our revenues from customers located outside of the United States in the fiscal year ending December 31, 2007.  We may expand our international operations and such expansion is contingent upon the successful growth of our international revenues. Our international operations are subject to risks in addition to those faced by our domestic operations, including:

•                potential loss of proprietary information due to piracy, misappropriation or laws that may be less protective of our intellectual property rights;

•                imposition of foreign laws and other governmental controls, including trade and employment restrictions;

•                enactment of additional regulations or restrictions on imports and exports;

•                fluctuations in currency exchange rates and economic instability such as higher interest rates and inflation, which could make our products more expensive in those countries;

•                limitations on future growth or inability to maintain current levels of revenues from international sales if we do not invest sufficiently in our international operations;

•                longer payment cycles for sales in foreign countries and difficulties in collecting accounts receivable;

•                difficulties in staffing, managing and operating our international operations;

•                difficulties in coordinating the activities of our geographically dispersed and culturally diverse operations; and

•                political unrest, war or terrorism, particularly in areas in which we have facilities.

A portion of the Company’s transactions outside of the United States are denominated in foreign currencies. Our functional currency is the U.S. dollar.  Accordingly, our future operating results will continue to be subject to fluctuations in foreign currency rates. Hedging foreign currency transaction exposures is complex and subject to uncertainty. We may be negatively affected by fluctuations in foreign currency rates in the future, especially if international sales continue to grow as a percentage of our total sales.

Changes to financial accounting standards and new exchange rules could make it more expensive to issue stock options to employees, which would increase compensation costs and may cause us to change our business practices.

We prepare our financial statements to conform with generally accepted accounting principles, or GAAP, in the United States. These accounting principles are subject to interpretation by the Public Company Accounting Oversight Board, the SEC and various other bodies. A change in those policies could have a significant effect on our reported results and may affect our reporting of transactions completed before a change is announced.

For example, we have used stock options and other long-term equity incentives as a fundamental component of our employee compensation packages. We believe that stock options and other long-term equity incentives directly motivate our employees to maximize long-term shareholder value and, through the use of vesting, encourage employees to remain with our Company. The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards 123R that requires us to record a charge to earnings for employee stock option grants. In addition, regulations implemented by the American Stock Exchange generally require shareholder approval for all stock option plans, which could make it more difficult or expensive for us to grant stock options to employees. We may, as a result of these changes, incur increased compensation costs, change our equity compensation strategy or find it difficult to attract, retain and motivate employees, each of which could materially and adversely affect our business, operating results and financial condition.

ADSI currently relies on third party distribution arrangements to distribute its products.  The loss of any of these relationships, or a material change in any of them, could materially harm our business.

For the fiscal years ended December 31, 2006 and 2005, ADSI received approximately 90% of its revenues, respectively, through third party distribution arrangements. We expect that we will continue to generate a significant portion of our revenues through a limited number of distribution arrangements for the foreseeable future. A significant portion of the Company’s outstanding accounts receivable is with such third party distributors, which will result in a concentration of our credit risk. If any of these third party distributors decides not to market or distribute our products or decides to terminate or not renew its agreement with us, we may be unable to replace the affected agreements with acceptable alternatives, which could materially harm our business, operating results and financial condition.

Risks Related to Our Common Stock

Future sales of our common stock could adversely affect our stock price.

Future sales of substantial amounts of shares of our common stock in the public market, or the perception that these sales could occur, may cause the market price of our common stock to decline. In addition, we may be required to issue additional shares upon exercise of previously granted options or warrants such as the warrants to purchase up to 1,650,000 shares of ASPYRA common stock that ASPYRA issued in two private placements completed in November 2005 and May 2006.  Increased sales of our common stock in the market after exercise of stock options or warrants could exert significant downward pressure on our stock price. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem appropriate.

Our stock price may be volatile in the future, and you could lose the value of your investment.

The market prices of the common stock for ASPYRA have experienced significant fluctuations and our stock price may continue to fluctuate significantly, and you could lose the value of your investment. The market price of our common stock may be affected by a number of factors, including:

•                announcements of quarterly operating results and revenue and earnings forecasts by us, our competitors or our customers;

•                failure to achieve financial forecasts, either because expected sales do not occur or because they occur at lower prices or on terms that are less favorable to us;

•                rumors, announcements or press articles regarding changes in our management, organization, operations or prior financial statements;

•                changes in revenue and earnings estimates by securities analysts;

•                announcements of planned acquisitions by us or by our competitors;

•                announcements of new or planned products by us, our competitors or our customers;

•                gain or loss of a significant customer;

•                inquiries by the SEC, American Stock Exchange, law enforcement or other regulatory bodies; and

•                acts of terrorism, the threat of war and economic slowdowns in general.

The stock market has experienced extreme price volatility, which has adversely affected and may continue to adversely affect the market price of our common stock for reasons unrelated to our business or operating results.

Fluctuations in our quarterly financial results have affected the stock prices of ASPYRA in the past and could affect our stock price in the future.

The quarterly financial results of ASPYRA have fluctuated in the past, and the quarterly financial results of the combined company are likely to vary significantly in the future. A number of factors associated with the operation of our business may cause our quarterly financial results to fluctuate, including our ability to:

•                effectively align sales resources to meet customer needs and address market opportunities;

•                effectively respond to competitive pressures; and

•                effectively manage our operating expense levels.

A number of factors associated with our industry and the markets for our products, many of which are outside our control, may cause our quarterly financial results to fluctuate, including:

•                reduced demand for any of our products;

•                timing and amount of orders by customers and seasonality in the buying patterns of customers;

•                cancellation, deferral or limitation of orders by customers;

•                fluctuations in foreign currency exchange rates; and

•                weakness or uncertainty in general economic or industry conditions.

Quarterly changes in our financial results could cause the trading price of our common stock to fluctuate significantly after the merger.  If our quarterly financial results or our predictions of future financial results fail to meet the expectations of securities analysts and investors, our stock price could be negatively affected. Any volatility in our quarterly financial results may make it more difficult for us to raise capital in the future or pursue acquisitions that involve issuances of our stock or securities convertible into or exercisable for our stock. You should not rely on the results of prior periods as predictors of our future performance.

USE OF PROCEEDS

All proceeds from the sale of the shares of common stock offered by this prospectus will be for the account of the selling shareholders.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common shares began trading publicly on the American Stock Exchange under the symbol “CAP” in August 1994. Subsequent to the merger with StorCOMM, Inc. on November 22, 2005 and pursuant to the Company’s name change to Aspyra, Inc., our common shares began trading on the American Stock Exchange under the symbol “APY”. The table below reflects trading under the prior and current symbols.

The following table sets forth for the periods indicated, the range of the high and low sale prices for the common shares as reported by the American Stock Exchange. The prices do not include retail markups, markdowns, or commissions.

	High	Low
Fiscal 2005 ending December 31,
First Quarter	$3.98	$1.85
Second Quarter	2.35	1.69
Third Quarter	2.90	1.68
Fourth Quarter	3.00	2.10

Fiscal 2006 ending December 31,
First Quarter	2.75	2.05
Second Quarter	2.55	1.35
Third Quarter	2.45	1.62
Fourth Quarter	2.25	1.50

The number of shareholders of record of Common Shares of the Company as of April 30, 2007 was approximately 345. The Company also has approximately 900 beneficial holders of record whose shares are held in street name as of April 30, 2007.  On April 20, 2007, the last reported sale price for our common stock on the American Stock Exchange was $1.81 per share. Prospective investors are urged to obtain current market quotations for our common stock.

DIVIDEND POLICY

Holders of Common Shares are entitled to receive such dividends as may be declared by the Company’s Board of Directors. The Company has never paid a cash dividend on its Common Shares and the Board of Directors currently intends to retain any earnings for use in the Company’s business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion contains “forward-looking statements.” Although we believe that the expectations reflected in such forward-looking statements are reasonable, such statements are inherently subject to risk and we can give no assurances that such expectations will prove to be correct. Such forward-looking statements involve risks and uncertainties, and actual results could differ from those described herein. Future results may be subject to numerous factors, many of which are beyond our control. Such risk factors include, without limitation, the risks set forth above under “Risk Factors.” We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

Overview

Aspyra, Inc. formerly known as Creative Computer Applications, Inc. (ASPYRA or the Company) is a healthcare information technology and service provider that specializes in Clinical Information Systems (CIS) and Diagnostic Information Systems (DIS) for healthcare providers. As a result of its merger with StorCOMM, Inc. a private company, on November 22, 2005, ASPYRA broadened it’s portfolio of products to include the Picture Archive Communication Systems (PACS) products that were developed and sold by StorCOMM. In connection with the merger the Company changed its name to Aspyra, Inc. and StorCOMM’s name was changed to Aspyra Diagnostic Solutions, Inc. (ADSI).

The following discussion relates to the merged business of ASPYRA, which includes the operations of its wholly owned subsidiary Aspyra Diagnostic Solutions, Inc. (ADSI) formerly StorCOMM, Inc. and its wholly owned subsidiary Aspyra Technologies, Ltd. (ATI) formerly StorCOMM Technologies, Ltd..  The merger, which resulted in the acquisition of ADSI, was consummated on November 22, 2005 and this is the first full annual report since the merger was consummated.

ASPYRA operates in one business segment determined in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 131, and generates revenues primarily from the sale of its Clinical and Diagnostic Information Systems, which includes the license of proprietary application software, and may include the sale of servers and other hardware components to be integrated with its application software. In connection with its sales of its products, the Company provides implementation services for the installation, integration, and training of end users’ personnel. The Company also generates sales of ancillary software and hardware, to its customers and to third parties. We recognize these revenues under system sales in our financial statements.  The Company also generates recurring revenues from the provision of comprehensive post implementation services to its customers, pursuant to extended service agreements. We recognize these revenues under service revenues in our financial statements.  This service relationship is an important aspect of our business as the Company’s products are “mission critical” systems that are used by healthcare providers in most cases 24 hours per day and 7 days per week. The ability to provide comprehensive services is crucial to obtaining new customers and maintaining existing customers.  In order to retain this service relationship we must keep our products current for competitive, clinical, diagnostic, and regulatory compliance.  Enhancements to our products in the form of software upgrades are an integral part of our business model and are included as a contract obligation in our warranty and extended service agreements.  In order to generate such revenue opportunities our investment in software enhancements is significant and is a key component of our on going support obligations.

Because of the nature of our business, ASPYRA makes significant investments in research and development for new products and enhancements to existing products. Historically, ASPYRA has funded its research and development programs through cash flow primarily generated from operations. Management anticipates that future expenditures in research and development will either continue at current levels or may increase for the foreseeable future, and will be funded primarily out of the Company’s cash flow from operations.

ASPYRA’s results of operation for the fiscal year ended December 31, 2006 were marked by an increase in sales and an operating loss that are more fully discussed in the following section “Results of Operations.”  The Company’s increase in revenues was due to the addition of the revenues from ASPYRA’s wholly owned subsidiary ADSI.  Aspyra’s operating loss was attributable to two primary factors, the Company experienced volatility in sales quarter to quarter due to the Company’s reliance on third party distributors for its PACS products which attributed to its operating loss.  Second, the Company underwent significant integration activities which were costly and time consuming.

Generally, sales cycles for CIS and DIS products are lengthy and on average exceed six months from inception to closure.  Because of the complexity of the sales process, a number of factors that are beyond the control of the Company can delay the closing of transactions.  Furthermore, the Company has been primarily reliant on distributors and channel partners for the sales of its diagnostic systems and has been subject to inconsistencies in the performance of such third parties and the timely consummation of orders.  ASPYRA completed a unification of its sales force to focus more on a direct sales model for some of the diagnostic system products to supplement the distribution and channel network so that it is less reliant on third parties in the sale of its diagnostic systems.  ASPYRA also has completed new versions of its laboratory and radiology information systems products, as well as its new AccessRAD Radiology Information System (“RIS”) / Picture Archive Communication Systems (“PACS”) which it has begun marketing and anticipates increased sales related to such new product releases in the future.

The operating losses incurred by the Company during the fiscal year ended December 31, 2006 were also attributable to the costs associated with integration activities in addition to the uneven sales performance previously discussed.  The Company completed the integration and restructuring of the merged businesses and incurred certain costs associated with such activities which were only partially offset by reductions in redundant personnel and other expenses during the 2006 fiscal year.  The Company expects to achieve synergies and cost reductions in its business as it completes further integration and restructuring through the first half of fiscal 2007.   In sum approximately $1.9 million in non recurring expenses were incurred during the 2006 fiscal year as a result of the integration and restructure of the merged business.

ASPYRA concluded the merger on November 22, 2005 and has accounted for the transaction as a purchase. Accordingly only the operations of ADSI for the period beginning November 23, 2005 through December 31, 2005 have been consolidated in the audited financial statements for the fiscal year ended December 31, 2005. However the operations for the entire Company are included in the results of operations for the fiscal year ended December 31, 2006.  In addition, ASPYRA elected to change its fiscal year end from August 31 to December 31 in January 2005 and filed a transitional report on Form 10-QSB for the four months ended December 31, 2004.

This management’s discussion and analysis compares the results of operation for the fiscal year ended December 31, 2006 with the fiscal year ended December 31, 2005.

Results of Operations

Year Ended December 31, 2006 Compared to Year Ended December31, 2005

The following table sets forth certain line items in our condensed consolidated statement of operations as a percentage of total revenues for the periods indicated:

	Fiscal Year Ended December 31, 2006	Fiscal Year Ended December 31, 2005
Revenues:
System sales	44.6%	29.3%
Service revenues	55.4	70.7

Total revenues	100.0	100.0

Cost of products and services sold:
System sales	30.8	25.2
Service revenues	22.8	26.1

Total cost of products and services	53.6	51.3

Gross profit	46.4	48.7

Operating expenses:
Selling, general and administrative	57.1	54.0
Research and development	15.6	18.0

Total operating expenses	72.7	72.0

Operating loss	(26.3)	(23.3)

Loss before provision for income taxes	(28.1)	(23.5)

Provision for income taxes	—	(11.2)

Net loss	(28.1)	(34.7)

Revenues

Sales for the fiscal year ending December 31, 2006 were $12,689,217, as compared to $7,205,757 for the fiscal year ending December 31, 2005, an overall increase of $5,483,460 or 76.1%. When analyzed by revenue category, sales of Clinical Information Systems (CIS) and Diagnostic Information Systems (DIS) increased by $3,552,847 or 168.2%, and services increased by $1,931,013 or 37.9%. The increase in sales of CIS and DIS products during the current period was positively affected by the consolidation of the reporting of the former entities results of operation for the full fiscal year. In addition, the Company has invested additional funds into marketing activities to rebuild its CIS sales pipeline, which was beginning to show improvement by the end of the 2006 fiscal year.  Secondly, the DIS products have been sold through distributors and channel partners since the inception of ADSI’s business and accounted for approximately 90% of the sales in fiscal year ended December 31, 2005. Shortly after the merger with ADSI was consummated, its primary distributor announced that it had changed ownership and subsequently went through a management and operational restructure, which temporarily caused a cessation in new order flow. Although the distributor has since resumed representation, new order flow is not at the historical levels and management is developing other sources of lead generation. As part of its future growth strategy management is emphasizing direct sales activities of its DIS products while it continues to utilize distributors and channel partners for some products and market sectors.

The increase in service revenues is attributable to a greater number of customer accounts under contract. As part of the assets acquired in the merger, ASPYRA gained the service relationship with ADSI’s customers and continues to integrate all of its service policies, procedures and operational activities including the utilization of ASPYRA’s customer relationship management system throughout the Company. At present, the Company has approximately $6.5 million in annual renewable service agreements under contract and also has some customers that it supports under billable arrangements. Service revenues are expected to continue to increase as the Company’s installed base of CIS and DIS installations increases.

The Company continues to expand its sales and marketing activities, directing its focus towards larger customers and multi-product sales as well as selling new products into its installed customer base. The Company continues to seek strategic joint marketing partnerships with other companies, and channel partners, which has improved the Company’s market penetration and has initiated more marketing activities internationally. ASPYRA’s “pipeline” of working CIS and DIS transactions continues to improve, and management views the near term outlook for the continued sale of such products as cautiously optimistic during the first half of the 2007 fiscal year. The Company’s future operating results will continue to be subject to annual and quarterly variations based upon a wide variety of factors, including the volume mix and timing of orders received during any quarter or annual period. In addition, the Company’s revenues associated with CIS and DIS transactions may be delayed due to customer related issues such as availability of funding, staff availability, IT infrastructure readiness, and the performance of third party contractors, all of which are issues outside of the control of ASPYRA.

Cost of Products and Services Sold

Cost of products and services sold overall increased by $3,109,500 or 84.1% for the fiscal year ended December 31, 2006 as compared to the fiscal year ended December 31, 2005. The overall increase in cost of sales was primarily attributable to an increase in labor costs of $1,047,003 or 51.6%, an increase of $1,187,436 or 296.6% in material costs, and an increase in other costs of sales of $875,061 or 69.2%. The increase in labor costs and other costs of sales was primarily attributable to additional personnel hired during the fiscal year and the absorption of the former ADSI operations department into ASPYRA following the merger. The increase in material costs was attributable to a higher volume of transactions that included hardware components that were provided in connection with sales of DIS products. On a going forward basis sales of DIS products are expected to include a higher percentage of hardware components as the average sale of a typical PACS system includes specialized viewers, storage devices and other hardware components that are specifically configured for the system and required for optimum operation.  The increase in other costs of sales was attributable to the absorption of overhead including the Jacksonville and UK facilities and infrastructure.

Cost of sales as a percentage of sales increased to 54% for the fiscal year ended December 31, 2006, as compared to 51% for the fiscal year ended December 31, 2005. The overall percentage increase in cost of sales, as a percentage of sales, was primarily attributable to the absorption of the former ADSI operations departments into ASPYRA and the volume and mix of sales. Management believes the gross profit margin will improve in fiscal 2007 for the full year of operations; however, the Company could experience quarterly variations in gross margin as a result of the factors discussed above. Management was able to eliminate redundant personnel and achieve operational synergies that yielded reductions in operating expenses during fiscal 2006 which we expect to be evident in 2007.

Selling, General and Administrative Expenses

Selling, general, and administrative expenses increased in aggregate by $3,353,738 or 86.2% for the fiscal year ended December 31, 2006 as compared to the fiscal year ended December 31, 2005.  Of the total increase, approximately $678,000 was attributable to expenses incurred by ASPYRA and the balance of approximately $2,676,000 is attributable to the expenses of ADSI absorbed post merger and was primarily attributable to the personnel and overhead expenses associated with the sales, general and administrative departments. The approximately $678,000 increase incurred by ASPYRA consisted of approximately $617,000 of increases in general and administrative expenses and approximately $61,000 in increases in selling and marketing expenses. The increases in general and administrative expenses were primarily attributable to additional expenditures for legal and auditing of about $232,000, expenses associated with corporate governance of $142,000 including filing fees, board of director expenses, and investor relations, depreciation expense of about $67,000, section 123R expenses associated with stock options of about $87,000, and various other expenses of about $89,000 in aggregate that were partially offset by savings in other expense categories . The increases in selling and marketing expenses of approximately $61,000 were primarily attributable to a user symposium of about $45,000 and tradeshow expenses of about $16,000.  The increased trade show expenses were primarily attributable to the launch of the merged Company and new products. A significant portion of the overall increased expenses was merger related and nonrecurring.

The Company plans to continue to make investments in sales and marketing programs in fiscal 2007 associated with increased activities related to programs that target sales opportunities in the community hospital and multi-specialty clinic sectors.  During fiscal 2007, the Company plans to complete the implementation of its new customer relationship management system and accounting systems throughout the ADSI operation and expects to incur expenses associated with that implementation; a portion of such costs will be expensed.  However we also expect to reduce certain personnel expense as the systems implementations will provide for additional synergies.

Research and Development Expenses

  Research and development expenses increased $680,704 or 52.3% during the fiscal year ended December 31, 2006, as compared to the fiscal year ended December 31, 2005. Of this amount approximately $157,000 was attributable to increased expenses incurred by ASPYRA, and the balance of approximately $524,000 represents the expenses absorbed related to ADSI post merger which was primarily attributable to development personnel and attendant overhead of the research and development department. The increase of $157,000 attributable to ASPYRA is associated with increases in salaries and expenses of new personnel in product development added during the period. Such increased expenses were attributable to the development of AccessRAD, enhancements and new modules for the Company’s CIS products, and new applications under development. For its current fiscal year ended December 31, 2006 and fiscal year ended December 31, 2005, the Company capitalized software costs of $930,810 and $687,738, respectively, which are generally amortized over the estimated useful life not to exceed five years. Management anticipates its overall research and development activities to remain fairly constant in fiscal 2007.

Interest and other income was $99,962 for the fiscal year ended December 31, 2006 as compared to $26,461 for the fiscal year ended December 31, 2005 due to increased interest earned on money market deposits, and an increase in finance charges levied on customers who were late in their payments on accounts receivable.

Interest and other expense was $321,679 for the fiscal year ended December 31, 2006 as compared to $37,934 for the fiscal year ended December 31, 2005.  Of this amount approximately $192,000 was associated with a penalty imposed as a result of a delay in the registration of the securities underlying the private equity placements.  The balance was primarily attributable to an increased level of borrowings on the Company’s line of credit with its bank and interest expense on the debt assumed post merger.

Income tax provision was $4,810 for the fiscal year ended December 31, 2006 as compared to $807,013 for the fiscal year ended December 31, 2005. The decrease was primarily a result of the Company recording an additional valuation allowance of $793,877 in the third quarter of fiscal year ended December 31, 2005 and during 2006, maintaining the full valuation allowance.

As a result of the factors discussed above, the Company had a net loss of $3,570,438 for the fiscal year ended December 31, 2006, compared to a net loss of $2,501,915 for the fiscal year ended December 31, 2005. The Company’s basic and diluted loss per share was $0.36 for fiscal year ended December 31, 2006 as compared to basic and diluted loss per share of $0.62 in fiscal year ended December 31, 2005.

At December 31, 2006, the Company had state and federal net operating loss carryforwards available to offset future taxable income of approximately $30,600,000 and $37,449,000, respectively, that are subject to Internal Revenue Code Section 382 limitations. These operating loss carryforwards expire at various dates through 2026, and general business tax credit carryforwards available to offset future state and federal income tax payable of approximately $341,000 and $781,300, respectively. While the Federal general business tax credits expire at various dates through 2026, the state general business tax credits can be carried forward indefinitely. The Company also has alternative minimum tax (AMT) net operating loss carryforwards of approximately $35,261,000 to offset future AMT taxable income that expires through various dates through 2026. Internal Revenue Code Section 382 imposes limitations on the utilization of net operating loss and tax credit carryovers pursuant to an ownership change as a consequence of the merger with ADSI. The annual loss limitation amount is $885,000.

The major temporary tax differences that are expected to reverse next year are deferred revenue, allowance for doubtful accounts, accrued vacation, Section 263A Unicap inventory, amortization of intangible assets, and component inventory reserve. However, the Company expects new temporary differences to be established in these years, which will either reduce or exceed the reversing temporary differences.

The Company annually evaluates the realization of the net deferred tax asset, taking into consideration prior earnings history, projected operating results and the reversal of temporary tax differences. In conjunction with the merger, the Company purchased intangible assets that were not deductible for tax purposes, and a deferred tax liability of $1,806,734 was recorded. In addition, the Company recorded a deferred tax asset of $1,806,734 which is expected to be realized over the term of the deferred tax liability. The deferred tax asset and deferred tax liability were included in goodwill. At December 31, 2006, the Company evaluated the net deferred tax asset taking into consideration operating results and determined that a valuation allowance of approximately $4,643,500 should be maintained.

Capital Resources and Liquidity

Historically, the Company’s primary need for capital has been to invest in software development, and in computers and related equipment for its internal use.  The Company invested $930,810 and $687,738 respectively during fiscal 2006 and 2005 in software development.  These expenditures related to investment in the Company’s new RIS/PACS integrated system AccessRAD, and the new version of the Company’s LIS product, CyberLAB, and other product enhancements.  The Company anticipates expending additional sums during fiscal 2007 on product enhancements to all its products and the further development of AccessRAD.  During fiscal 2006, the Company invested an aggregate of $285,837 in fixed assets primarily consisting of computers and software, as compared to an investment of $325,718 in fixed assets primarily consisting of computers and software in fiscal 2005.

As of December 31, 2006, the Company’s working capital amounted to a deficit of $2,256,352.  At December 31, 2006, the Company’s credit facilities with its bank consisted of a revolving line of credit of $1,000,000, of which $1,000,000 was outstanding. The bank credit agreement was due to expire on May 19, 2007 and the line of credit was secured by a $1,000,000 time deposit account.  On February 27, 2007, ASPYRA entered into a new banking relationship whereby the bank provided a revolving line of credit in the aggregate amount of $1,300,000.  The revolving line of credit matures on February 27, 2008 and is secured by the Company’s accounts receivable and inventory.  The line of credit is subject to certain covenants.  Advances under the revolving line of credit are on a formula based on eligible accounts receivable and inventory balances.  The Company used the initial advance on the revolving line of credit to pay in full its note from a prior bank that was secured by a $1,000,000 certificate of deposit recorded on the December 31, 2006 balance sheet under restricted cash.  The payoff released the certificate of deposit previously held by the former bank.  Management is considering additional financing to accelerate its business development plans which in turn may improve its working capital position.

Cash used in operating activities was $2,231,102 for the fiscal year ended December 31, 2006, compared to cash used in operating activities of $638,130 for the fiscal year ended December 31, 2005.  The increase in cash used for operating activities was primarily attributable to the net loss incurred and net change in accounts payable and deferred revenues which was partially offset by net change in receivables and inventories.

Net cash used in investing activities totaled $1,216,647 for the 2006 fiscal year, compared to $2,661,469 used in investing activities during the 2005 fiscal year.  The change was primarily the result of an increase in software capitalization costs compared to the prior fiscal year, which were offset by the purchase of ADSI in the previous fiscal year.

Cash provided by financing activities amounted to $3,174,669 during the 2006 fiscal year compared to cash by financing activities of $2,976,979 in fiscal 2005.  The change in fiscal 2006 resulted primarily from the net proceeds from a private placement completed in May 2006.

The Company’s primary source of working capital has been generated from private placements and from borrowings.  The Company’s results of operations for the current fiscal year ended December 31, 2006 produced negative operating cash flow of approximately $2,231,102, which was not sufficient to fund its product development activities, and to invest in new marketing programs, which required the Company to seek financing.  An unanticipated decline in sales, delays in implementations where payments are tied to delivery and/or performance of services, or cancellations of contracts could have a negative effect on cash flow from operations and could in turn create short-term liquidity problems.  We believe that our current cash and cash equivalents, and cash flow from operations, will be sufficient to meet our current anticipated cash needs, including for working capital purposes, capital expenditures and various contractual obligations, for at least the next 12 months.  We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue.  If these sources are insufficient to satisfy our cash requirements, we may seek to sell debt securities or additional equity securities or to obtain a credit facility. The sale of convertible debt securities or additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financial covenants that would restrict our operations. In addition, there can be no assurance that any additional financing will be available on acceptable terms, if at all. Although there are no present understandings, commitments or agreements with respect to the acquisition of any other businesses, applications or technologies, we may, from time to time, evaluate acquisitions of other businesses, applications or technologies.

Contractual Obligations

The following summarizes our contractual obligations at December 31, 2006 and the effects such obligations are expected to have on liquidity and cash flow in future periods:

Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Operating leases	$1,164,275	$420,000	$386,264	$344,276	$13,735
Debt (1)	$1,538,177	$1,538,177	$—	$—	$—
Capital lease	$876,402	$227,262	$417,493	$231,648	$—

(1)             Includes payment of interest of $114,660 in 2007.

On March 15, 2007, the Company signed an amendment to its lease for its headquarters in Calabasas, California. The amendment extended the expiration date of its lease to October 2012. The Company’s contractual obligations increased as follows:

Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Operating leases	$1,766,647	$55,460	$678,962	$719,633	$312,592

Seasonality, Inflation and Industry Trends

The Company’s sales are generally higher in the spring and fall but are subject to a number of factors related to its customers’ budgetary cycles.  Inflation has not had a material effect on the Company’s business since the Company has been able to adjust the prices of its products and services in response to inflationary pressures.  Management believes that most phases of the healthcare segment of the computer industry will continue to be highly competitive, and that potential healthcare reforms including the initiatives to establish a national standard for the electronic health record may have a long-term positive impact on its business.  The key issues driving demand for ASPYRA’s products are industry concerns about patient care and safety issues, development of a national standard for the electronic health record that will affect all clinical data, a shift from analog to digital imaging technologies, and regulatory compliance.  The Company has continued to invest heavily in new application modules to assist its customers in addressing these issues.  Management believes that new application modules and features that concentrate on such issues will be key selling points and will provide a competitive advantage.  In addition, management believes that the healthcare information technology industry will be marked with more significant technological advances, which will improve the quality of service and reduce costs.  The Company anticipates it will be able to meet these challenges.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of ASPYRA’s financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities.  On an on-going basis, management evaluates estimates, including those related to the valuation of inventory and the allowance for uncollectible accounts receivable. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Inventory

The Company’s inventory is comprised of a current inventory account that consists of items that are held for resale and a long-term inventory account that consists of items that are held for repairs and replacement of hardware components that are serviced by the Company under long-term extended service agreements with its customers.  Current inventory is valued at the lower of cost to purchase or the current estimated market value of the inventory items.  Inventory is evaluated on a continual basis and reserve adjustments are made based on management’s estimate of future sales value, or in the case of the long-term component inventory, on management’s estimation of the usage of specific inventory items and net realizable value.  Management reviews inventory quantities on hand and makes determination of the excess or obsolete items in the inventory, which are specifically reserved.  In addition, reserve adjustments are made for the difference between the cost of the inventory and the estimated market value and charged to operations in the period in which the facts that give rise to the adjustments become known.  At December 31, 2006 the inventory reserve was $115,504.

Accounts Receivable

Accounts receivable balances are evaluated on a continual basis and allowances are provided for potentially uncollectible accounts based on management’s estimate of the collectability of customer accounts. If the financial condition of a customer were to deteriorate, resulting in an impairment of their ability to make payments, an additional allowance may be required. Allowance adjustments are charged to operations in the period in which the facts that give rise to the adjustments become known.  The accounts receivable balance at December 31, 2006 was $1,334,153, net of an allowance for doubtful accounts of $82,840.

Revenue Recognition

Revenues are derived primarily from the sale of CIS and DIS products and the provision of services.  The components of the system sales revenues are the licensing of computer software, installation, and the sale of computer hardware and sublicensed software. The components of service revenues are software support and hardware maintenance, training, and implementation services.  The Company recognizes revenue in accordance with the provisions of Statement of Position (SOP) No. 97-2, “Software Revenue Recognition,” as amended by SOP No. 98-4, SOP 98-9 and clarified by Staff Accounting Bulletin (SAB) 104 “Revenue Recognition in Financial Statements.”  SOP No 97-2, as amended, generally requires revenue earned on software arrangements involving multiple-elements to be allocated to each element based on the relative fair values of those elements.  The Company allocates revenue to each element in a multiple-element arrangement based on the element’s respective fair value, with the fair value determined by the price charged when that element is sold seperately and specifically defined in a quotation or contract.  Deferred revenue related to CIS and DIS sales are comprised of deferrals for license fees, hardware, and other services for which the implementation has not yet been completed and revenues have not been recognized.  Revenues are presented net of discounts.  At December 31, 2006 deferred revenue was $777,800.

Post Implementation software and hardware maintenance services are marketed under monthly, quarterly and annual arrangements and are recognized as revenue ratably over the contracted maintenance term as services are provided.  The Company determines the fair value of the maintenance portion of the arrangement based on the renewal price of the maintenance charged to customers, professional services portion of the arrangement, other than installation services, based on hourly rates which the Company charges for these services when sold apart from a software license, and the hardware and sublicense of software based on the prices for these elements when they are sold separately from the software.  At December 31, 2006, deferred service contract income was $1,509,042.

Software Development Costs

Costs incurred internally in creating computer software products are expensed until technological feasibility has been established upon completion of a program design. Thereafter, applicable software development costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. Capitalized costs are amortized based on current and expected future revenue for each product with minimum annual amortization equal to the straight-line amortization over the estimated economic life of the product not to exceed five years.  For the years ended December 31, 2006 and December 31, 2005, the Company capitalized $930,810 and $687,738, respectively.  For the years ended December 31, 2006, the balance of capitalized software costs was $2,487,307 net of accumulated amortization of $875,165.

Intangible Assets

Intangible assets, with definite and indefinite lives, consist of acquired technology, customer relationships, channel partners, and goodwill.  They are recorded at cost and are amortized, except goodwill, on a straight-line basis based on the period of time the asset is expected to contribute directly or indirectly to future cash flows, which range from four to 15 years.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, goodwill is tested for impairment on an annual basis or between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired.  In accordance with SFAS No. 144, Accounting for Impairment of Long-Lived Assets, management reviews definite life intangible assets to determine if events or circumstances have occurred which may cause the carrying values of intangible assets to be impaired. The purpose of these reviews is to identify any facts or circumstances, either internal or external, which may indicate that the carrying value of the assets may not be recoverable.

Stock-based Compensation

We have two stock-based compensation plans, the 2005 Equity Incentive Plan and the 1997 Stock Option Plan, under which we may issue shares of our common stock to employees, officers, directors and consultants. Upon effectiveness of the 2005 Equity Incentive Plan on November 22. 2005, the 1997 Stock Option Plan was terminated for purposes of new grants.  Both of these plans have been approved by our shareholders.

Prior to January 1, 2006, we accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation. No stock-based employee compensation cost was recognized in our Statement of Operations for the year ended December 31, 2005 as all options granted under our plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, using the modified prospective transition method. Under that transition method, compensation cost recognized in the year ended December 31, 2006 includes; (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). Results for prior periods have not been restated.

SFAS No 123(R) requires us to make certain assumptions and judgments regarding the grant date fair value. These judgments include expected volatility, risk free interest rate, expected option life, dividend yield and vesting percentage.  These estimations and judgments are determined by us using many different variables that in many cases are outside of our control. The changes in these variables or trends, including stock price volatility and risk free interest rate may significantly impact the grant date fair value resulting in a significant impact to our financial results.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes,” which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statements and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  Income tax expense represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

BUSINESS

Business Description

Aspyra, Inc. formerly known as Creative Computer Applications, Inc. (ASPYRA or the Company) is a healthcare information technology and service provider that specializes in Clinical Information Systems (CIS) and Diagnostic Information Systems (DIS) for healthcare providers. As a result of its merger with StorCOMM, Inc. a private company, on November 22, 2005, ASPYRA broadened it’s portfolio of products to include the Picture Archive Communication Systems (PACS) products that were developed and sold by StorCOMM. In connection with the merger the Company changed its name to Aspyra, Inc. and StorCOMM’s name was changed to Aspyra Diagnostic Solutions, Inc. (ADSI).

ASPYRA’s software and services for hospitals and clinic-based laboratories, pharmacies, orthopedic centers, and hospital imaging departments are highly scalable and can be used by a broad variety of healthcare providers. Clinical information is data that is gathered concerning each individual patient’s health condition, diagnosis, and treatment that are used by doctors, nurses and other healthcare providers. Such data may include laboratory test results, transcribed reports of radiological or imaging procedures, digital diagnostic images, medication administration records, and other clinical and diagnostic data. ASPYRA’s products are deployed to provide automation of clinical information and digital diagnostic images that facilitate the operation of clinical departments and allows the rapid recording and processing of information that can be communicated, documented, and delivered to healthcare providers.

Currently, ASPYRA markets a product line that includes a Laboratory Information System under the trade name CyberLAB® , a general purpose PACS system under the trade name AccessNET™, a Radiology Information System (“RIS”) under the trade name CyberRAD®, a RIS/PACS integrated system under the trade name AccessRAD™, a multi-specialty PACS system under the trade name AccessMED™, an Anatomic Pathology System under the trade name of CyberPATH®, a Pharmacy Information System under the trade name CyberMED®, a WebGateway™ portal for physician access to its CIS applications, and other related clinical and diagnostic application modules.

ASPYRA’s corporate offices are located at 26115-A Mureau Road, Calabasas, California 91302. The Company’s telephone number is (818) 880-6700 and its website address is www.aspyra.com. The Company’s business consists of three operational areas:  (1) Clinical Information Systems and Diagnostic Information System products, (2) service of its customer’s installations, and (3) implementation services.  The Company generates revenues from the licensing of application software, the sale of hardware, and the provision of implementation and long-term post implementation services. The Company sells its CIS and DIS systems directly through its own sales force in North America, through channel partners and distributor programs with other companies, and has reseller agreements in certain international markets.

History and Business Development

Since its inception as a California corporation in 1978, ASPYRA has been primarily engaged in the development, marketing, installation, and service of Clinical Information Systems that automate the collection and management of patient clinical data for healthcare providers.

The percentage of the Company’s net sales attributable to the sale, license, and implementation of Clinical and Diagnostic Information Systems, accounted for approximately 45% of total revenues in the fiscal year ended December 31, 2006. ASPYRA expects that its service revenues, which accounted for approximately 55% of total revenues in the current fiscal year, will continue to grow as additional new installations are added to the Company’s installed base. As of December 31, 2006, the Company supported approximately 400 active application installations that are used in over 600 customer sites.

By automating the collection and organization of patient clinical data and related diagnostic images, the Company’s Clinical and Diagnostic Information Systems reduce operating costs, assist in meeting compliance requirements, address patient care and safety issues, improve the turnaround time of patients’ diagnosis and treatment, and increase the efficiency of healthcare providers overall. In addition to such factors, products such as those sold by ASPYRA have been well documented to provide significant return on investment scenarios, which further confirms the efficacy of such systems. The healthcare industry continues to operate under increasing pressure from government regulatory agencies and third party payers of medical expense, as well as from increased competition in the healthcare industry, to control costs. Management believes that there will be continuing demands to contain healthcare costs for the foreseeable future. The growing need for improved healthcare technology is evidenced by approximately 100,000 patient deaths in 2006 due to medical errors from incomplete or not easily accessible patient files, as well as a lack of standards for keeping medical records. The U.S. Department of Health and Human Service (HHS) National Coordinator for Health Information Technology has set aside $4.5 billion for the development of standards related to an Electronic Medical Record (EMR) system accessible from any medical organization at any location.

As part of its business strategy, the Company has consistently pursued the development of enhancements and new modules to its existing products, as well as the development of entirely new products and services to expand the Company’s business. The Company has developed a web-based clinician portal marketed as the ASPYRA WebGateway, which provides online access to the Company’s CyberLAB and CyberRAD products so that physicians, nurses and other caregivers can easily utilize them from virtually anywhere in the world, and the Company is continuing to build upon this technology platform in order to deploy other functionality. ASPYRA’s WebGateway provides access to CyberLAB for order placement, patient inquiry, and results, and is compliant with security and privacy issues pertaining to the Health Insurance Portability and Accountability Act (HIPAA). WebGateway also provides access to CyberRAD for orders, scheduling, exam inquiry, electronic signature, regulatory compliance, and other functions. ASPYRA’s AccessNET family of products is highly scalable and permits their deployment in small standalone operations or in large enterprise hospitals. Certain application modules can also be deployed in facilities that currently have PACS installations to provide enhanced capabilities for telemedicine using ASPYRA’s thin client technology.

The board of directors and management, while deliberating the factors leading to the merger with StorCOMM, determined that the convergence of the Company’s clinical systems product technology with a business offering PACS, would present significant opportunities for growth given the changes that were occurring in the healthcare market place. The board of directors believed that the integration of clinical information systems that manage clinical operational activities in healthcare with diagnostic systems such as PACS systems, was becoming more important in the healthcare information systems market. The board of directors of the Company further believed that by combining the two companies into ASPYRA it would better serve the addressable market and result in greater long-term growth opportunities than either independent company had operating alone. The Company had completed most of the integration of the two businesses by the end of the fiscal year ended December 31, 2006 and the remainder of the integration activities are set to be completed by the second fiscal quarter of 2007.  As a result of the integration we believe the combined Company now:

•                  offers integrated applications and services to a broader sector of the healthcare provider market;

•                  has a broader sales and channel coverage than either company independently;

•                  has the advantages of financial synergies; and

•                  has the scale to better compete in the marketplace.

While the merger was being completed, the board of directors and management determined it was in the best interests of the companies to begin developing and executing an integration plan. In order to mitigate the delays in completing the merger and put the combined Company in the best position to immediately execute its integration plan and launch new products following the merger, management determined it was in the best interests of the Company to proceed with the development of its integration plan, which required significant investment in infrastructure and product development.  This activity continued through the 2006 fiscal year and resulted in short-term increases in certain expenses but also allowed for the elimination of redundant personnel and other expenses to attain more efficient business synergies.  While some of these expenses were non-recurring, others including the addition of key personnel in product management, regulatory affairs, and product development, were important additions to management in order to assure the success of the Company’s integration strategy.  In aggregate the Company incurred a net loss of approximately $3,570,000 in fiscal 2006; however of this amount approximately $1,900,000 were non-recurring expenses.

Business Development Strategy

Our strategy since completing the merger is to advance ASPYRA’s position to become a leading company in the clinical and diagnostic sector of the healthcare information technology marketplace, which is growing rapidly. We plan to accomplish this goal through increased market penetration, internal product development efforts, and selective product licenses from third parties or acquisitions of additional technologies and/or product lines where feasible.  Our goal is to evolve beyond the provision of departmental applications and become an enterprise provider of integrated technologies and services that improve the efficiency, safety, and quality of patient care.

Our business model is to establish long term relationships with our end-user customers that are essential for their operational requirements. Our products are mission critical clinical and diagnostic applications that they rely upon to help them manage patient safety, diagnosis, and treatment.  This business model has the potential to generate recurring revenues from the provision of long term services, upgrades, software add-on and other revenue generating opportunities.  Considering the capital budget constraints that are imposed on healthcare providers who use our products, they plan to use them typically for 5 to 10 years.  In order to service them we must keep them current for competitive, clinical and diagnostic reasons, and regulatory compliance.  Enhancements to our products in the form of software upgrades are an integral part of this business model and are included as a contract obligation in our warranty and extended service agreements.  In order to generate such revenue opportunities our investment in software enhancements is significant and is a key component of our ongoing support obligations.

We plan to increase market penetration through the expansion of our direct sales activities domestically as well as selectively seek new channel partners for some of our products in sectors that are underserved by us, such as orthopedics. We also plan to expand into other international markets through establishing new relationships with channel partners and resellers and through the introduction of other products from our product portfolio that are now not currently being offered. We also plan to increase cross selling into our respective installed base of customers.

We plan to create new integrated products from our product portfolio. Our first integrated product, AccessRAD, which combines our RIS system and PACS system technologies, is substantially complete and is now being marketed. AccessRAD addresses a growing demand for integrating the clinical, work flow and diagnostic activities in acute care hospitals and clinics. In the same instance there is a growing demand to integrate PACS technology with anatomic pathology and laboratory systems that we can create from our product portfolio. We also plan to continue to further develop our clinical and diagnostic applications.

We plan on licensing or acquiring software applications that enhance our clinical and diagnostic products and resell them to our end users, which will provide additional capabilities such as multidimensional image visualization in PACS and robotics in the laboratory. At present ASPYRA’s systems contain a large set of the clinical data and diagnostic images that make up the EMR. Accordingly we plan on evolving our product offerings into an EMR system by acquiring, developing, or licensing the missing components.

Clinical Information Systems

The Company’s Clinical Information Systems are designed to provide cost effective, robust application features to manage comprehensive clinical activities throughout most sectors of the health care provider marketplace. The Company’s systems are highly user definable and scaleable, enabling a wide range of users and different types of healthcare providers to employ them.

ASPYRA’s Clinical Information System applications are designed around a common open systems architecture that is based on either the UNIX or Microsoft®  operating system platforms and employs thin-client technology at the point of user interface. ASPYRA’s use of this technology allows easy integration into existing networks, as well as seamless integration with other systems. ASPYRA’s suite of Clinical Information System applications allows for scalability and flexibility ensuring that as the needs of a healthcare provider change, the systems can easily be adapted. The Company’s clinical applications are designed around flexible parameterized software, which enables the end user to tailor the software for its individual needs, adapting to the facility’s internal  policies, and allows us to sell across the marketplace into various niches.

For clinical laboratories, the Company has integrated its software applications and data acquisition technology into Laboratory Information Systems (“LIS”), which are sold under its trade name CyberLAB. Extensive applications for a wide variety of laboratory testing, compliance, and quality control procedures, including hematology, immunology, chemistry, microbiology, drug testing, toxicology, urinalysis, and cytology testing, are available with the Company’s systems. Validation and reimbursement, medical error reduction, multi-site reporting and management, database management, bedside specimen collections, point of care testing, auto-verification of results, decision support tools, regulatory adherence tools, remote communications and flexible user defined reporting capabilities are also included. Additional modules are also available for complete microbiology testing and CyberPATH, ASPYRA’s anatomic pathology system, can be fully integrated with CyberLAB. The Company’s LIS are highly flexible and scalable and are used by laboratories of varying size and complexity. During fiscal 2006, ASPYRA migrated CyberLAB to a platform and database independent architecture so that it now is offered either on Windows® with SQL or UNIX with Oracle as its database.  We also completed numerous other functional enhancements to our product offering.

The Company’s Pharmacy Information Systems, which are sold under the trade name CyberMED, integrate inpatient, outpatient, and long term care applications into a highly integrated software product. CyberMED integrates unit dose, IVPB/TPN, controlled substances, floor stock, inventory control, and kinetics functions. It performs labor-intensive operations such as patient profiling, drug inventory control, drug interactions, and patient billing. An optional purchasing module can electronically place orders with suppliers and determine the fastest moving drugs, as well as track drug usage and costs. CyberMED supports several third party database services for integrated drug interactions, pricing, and patient informational disclosures that are required by regulation. Extensive reporting capabilities are supported including a user defined parameterized medication administration reporting module.

CyberRAD, the Company’s Radiology Information System, is also hybrid in its design, which allows for its deployment in inpatient, outpatient and multi-site settings. Applications include extensive scheduling, reporting, film tracking, transcription, billing, and clinical functionality. In addition, Document Imaging for storage and retrieval of important patient information, such as signed HIPAA Consent and Authorization Notices, Medical Necessity (Advanced Beneficiary Notice (ABN), and other patient information is included in CyberRAD. CyberRAD has also been designed with easy to deploy built-in communication interface capabilities for diagnostic modalities and Picture Archive Communication Systems.

Diagnostic Information Systems

ASPYRA’s AccessNET PACS and clinical image management systems achieve true enterprise-wide connectivity for all types of images and equipment, while providing leading edge product capabilities, support, and integration. ASPYRA’S customers include hospitals of all sizes with associated remote locations; independent and hospital-managed imaging centers; orthopedic facilities and specialists; teaching and children’s facilities; and radiology groups serving multiple locations. The scalability of the AccessNET PACS system has enabled it to be deployed into a diverse installed base.

PACS coordinates all aspects of digital imaging in hospitals and clinics. This includes capturing images from Digital Imaging and Communications in Medicine (DICOM) and non-DICOM compliant imaging modalities and video sources, storing this clinical information in a secure environment, and distributing and displaying both clinical images and corresponding diagnostic information throughout hospitals and clinics. ASPYRA’S PACS can integrate with existing hospital systems to share information as necessary. For example, if a facility has a hospital information system that manages exam appointments, this system can integrate with ASPYRA’S PACS to share information about the scheduled exams. Typically, integration is accomplished using communications standards such as DICOM and Health Level Seven  (HL7).

ASPYRA released version 6.0 of its AccessNET PACS software in February 2006. Among the enhancements for system administrators in version 6.0 is the Install Manager available in ASPYRA’S Management Station application. This new distribution / update mechanism allows users of the system to update their MedVIEW® viewing station software. MedVIEW®  will automatically detect when a newer version is available on an AccessNET server and will upgrade itself in the background without any user intervention. The Install Manager also enables system administrators to track versions installed and distributed. The system administrator can require the automatic update / upgrade or leave the installation timing to the discretion of the system user. Enhancements to annotations, reports, DICOM Interchange CDs, and support for DICOM color images with segmented color tables are available in the new version along with new features for system administrators. Also in February 2006, ASPYRA announced attainment of the Gold Certified level of the Microsoft Partner Program. As a Microsoft Certified Partner, Aspyra reached the highest level within the program by earning the ISV/Software Solutions Competency for its Picture Archive Communications System (PACS) product - AccessNET, and the Networking Infrastructure Solutions Competency.

During fiscal year ended December 31, 2006, extensive development was undertaken to provide integration between CyberRAD and AccessNET, which led to the launch of a new integrated RIS/PACS product that is sold under the trade name AccessRAD. Specifically developed to enhance workflow and provide instant availability to clinical information, AccessRAD is designed to meet the needs of acute-care hospitals, enterprise-wide delivery networks, and large imaging enterprises. Furthering increasing efficiency, AccessRAD’s multisite module enables organizations to manage the workflow and reporting needs at multiple facilities with a single solution. AccessRAD provides radiologists with a central command center to manage RIS and PACS functions. All the tools for reading images, dictating, accessing images and reports, as well as electronically signing reports, are available on the AccessRAD desktop. AccessRAD also helps organizations enhance patient safety by reducing the errors that result from redundant data entry, and the solution improves care delivery by providing clinicians with real-time information.

ASPYRA’s AccessMED is a version of AccessNET that was designed for the specialty PACS environment, such as orthopedics. It mirrors the workflow and tools specific to the needs of medical specialists to improve efficiency and care delivery. Work lists of patients and exams can be viewed in multiple ways based on the needs of clinicians or administrative users. In addition, clinicians can bookmark interesting and special cases for quick and easy follow up, or for collaboration with other specialists. AccessMED provides an unlimited configuration of viewing options for images, work lists, reports, prior studies and other clinical information. Content-sensitive help screens and tutorials can be viewed on screen, providing users with a virtual expert at their fingertips while they complete their tasks. Advanced workflow tools, such as embedded dictation and report generation, combine diagnostic and reporting capabilities into a single solution.

Specialized modules within AccessMED offer enhanced image viewing options. The AccessMED OrthoView™ module includes templates from virtually every major prosthetics manufacturer to provide clinicians with digital surgical planning capabilities. In addition, the AccessMED Image STITCH module provides the tools needed to combine multiple images into a single image for review, which is especially valuable for long bone and spinal images.

Integration

The Company has designed its products to incorporate open systems architecture and to conform to computer industry standards, which enable them to be more easily integrated with other vendors’ products. Healthcare industry standards, including HL7 and American Society for Testing and Materials (ASTM), and DICOM standards are employed throughout the Company’s software products and in its CyberLINK connectivity application.  Aspyra is an active vendor participant with IHE (Integrating the Healthcare Enterprise). IHE is an initiative by healthcare professionals and industry to improve the way computer systems in healthcare share information. IHE promotes the coordinated use of established standards such as DICOM and HL7 to address specific clinical needs in support of optimal patient care. Systems developed in accordance with IHE communicate with one another better, are easier to implement, and enable care providers to use information more effectively.

The Company’s Clinical and Diagnostic Information Systems support extensive communication capabilities to various healthcare information systems including Hospital Information Systems, nursing and practice management systems, EMR Systems, for which the Company has developed over five hundred system-to-system communication interfaces. The Company’s Clinical Information Systems are employed in many settings that consist of multiple sites where testing or medical procedures are seamlessly integrated. In addition, different types of enterprises, such as hospital and affiliated outreach clinics, can use the Company’s systems to integrate their activities thus enabling the execution of their business strategies. The communication interfaces often support bi-directional data communications, whereby demographic and order requests are transmitted to the Clinical Information Systems and, in turn, billing information and results are re-transmitted to the host system. The Company’s Clinical Information Systems support their own order communications and test subsystems that have been employed in other accounts that have relied on the Clinical Information System’s communications capabilities. Management believes that communications to other systems allowing connectivity between its CIS applications and patient care, electronic medical record systems, and other administrative information systems, are very important functional requirements in the marketability of its products. The Company has focused considerable attention on the communication, networking, and connectivity capabilities of its products, and plans to further develop these capabilities as opportunities present themselves.

The Company has developed standard seamless integration and network connectivity for all its products through user selected network topologies, network protocols, and network operating systems. Although each application has been configured to operate as a stand-alone product, all can be operated as an integrated package, residing on a shared platform or network, thereby eliminating the need for multiple interfaces, duplicate information handling, and their associated costs. ASPYRA continues the development of enhancements to CyberLINK®, a software integration and communications module that integrates all of its own clinical applications and provides a single communications gateway to or from other vendors’ systems.

Service

The Company provides comprehensive services to its installed base of system customers through its own service organization, and provides extensive training and implementation of its systems to its customers. The Company offers software support services, through a twenty-four hour “hotline,” and hardware repair under extended service contracts. In most instances, the Company relies on third parties to service the hardware components that it sells but may assume responsibility for first call support. The Company services its own data acquisition products and related software, used as part of its CIS product offerings, under service contracts offered to end users. The Company’s long-term inventory requirements for its service and repair business have historically been significant because it must retain a loaner pool of components used to service its customer base. However, in recent years, the Company has de-emphasized providing hardware in connection with the sale of its CIS products and currently only provides the servers and a few specialty components for which it relies on the manufacturer to service. In many instances ASPYRA’s products include the hardware components that comprise a PACS system and in such cases the Company includes a direct multi-year manufacturers warranty and service with such hardware components.

The Company’s service revenues for fiscal year ended December 31, 2006 increased by approximately 38% from the fiscal year ended December 31, 2005, and they are expected to continue to grow as the installed base of system customers grows. The majority of the Company’s customers are under service contracts. The Company believes that the ability to offer comprehensive services to its customers is a very important facet of its business and solidifies a long-term relationship with its customer accounts. The recurring revenue stream associated with this activity is a significant part of the Company’s business. The ability to offer long-term service often leads to add-on sales opportunities for peripheral components, data acquisition products, and upgrades to newer computers and software applications. In addition, the quality of service is an important aspect of the end users buying decision when making a system selection; therefore the Company is constantly fine-tuning the services it provides and its service organization as part of its marketing strategy.

The Company has deployed technology to automate a company-wide helpdesk system in order to more effectively service its customers and employs a “virtual company” concept by linking outside personnel via the Internet directly into its own internal network. This permits ASPYRA employees who are engaged in technical and service related activities to telecommute through this venue. During fiscal year ended December 31, 2005, the Company converted its aged helpdesk system to a new customer relationship management system (CRM) and integrated it with its current general accounting system. The Company has substantially completed the upgrade of its company-wide network infrastructure and the integration of all of its business processes into the CRM and accounting systems.

The Company believes that the service of its customers is of utmost importance to its long-term success and business strategy. Accordingly, a great deal of emphasis is placed on continuing to upgrade the service organization and on expanding the services that the Company offers towards a goal of establishing a higher degree of customer satisfaction. As part of this effort, the Company routinely surveys its customers in an effort to obtain a “report card” on how the service organization performs.  This proactive approach allows the Company to further understand the relationship with the customer. Surveys are based on varying subjects, including sales, implementation or support processes, and corporate communication or product development.

The Company recruited additional support and implementation personnel during fiscal 2006 and implemented new training programs.

Significant Contracts and Programs

The Company has pursued a strategy of seeking out new market opportunities to expand the distribution of its products in two specific ways, first through joint ventures with other vendors of compatible products and services that are synergistic with ASPYRA’s products, and secondly by entering new markets.

ASPYRA is also seeking to expand its presence in international markets. With the completion of the merger, the Company consolidated its international activities in its United Kingdom offices. Currently most of the Company’s installations are in the United States; however, the Company also has systems placed in the United Kingdom, South Africa, Hungary, Russia, Canada, the Caribbean, Malaysia, Indonesia, and Singapore.

As part of its overall marketing strategy, the Company is also pursuing strategic relationships with organizations that operate multiple entity enterprises where the Company may have the opportunity to offer its array of products and services to the group.

During the fiscal year ended December 31, 2006, there were no customers, contracts or programs that generated over 10% of the Company’s net sales other than through a distribution arrangement with Merry X-Ray that generated approximately $2.3 million in aggregate sales or 18% of total revenues.

Product Development

The market for the Company’s products is characterized by rapid and significant technological change.  The Company’s ability to compete in the market, and to operate successfully, depends in part on its ability to react to such change.  During the Company’s fiscal years ended December 31, 2006, and 2005, amounts (exclusive of capitalized software) equal to approximately 15.6%, and 18%, respectively, of the Company’s net sales were expended for research and development.  The Company continues to expend a significant amount of resources for the development of new products, and for the development of additional enhancements to existing products and intends to continue to expend such resources in the future.

The Company’s development plans are focused on evolving its clinical and diagnostic application products to a common user interface based on industry standard thin client technology.  Utilization of this common user interface architecture allows for easier deployment in a traditional enterprise environment as well as projecting the applications natively over the Internet.  Management believes that the total cost of ownership inherent in thin client architecture is very attractive to both current and future users.  As the product suite continues to migrate to a common look and feel, ASPYRA is also migrating its products to an independent operating platform and relational database technology. This architectural approach allows the product suite to take advantage of all current and any potential future relational database technologies. Management’s goal is to drive the product suite to a total open systems environment, therefore allowing ASPYRA to take advantage of new technologies as they appear.

In addition to the preceding, ASPYRA has planned product development projects over the next three years that include additional enhancements to all of its products.  The Company also continues to develop enhancements to its WebGateway that will provide for greater functionality, and expanded use of its CIS products for physician users.

Research and development expenditures, net of capitalized software, amounted to approximately $1,981,000 in fiscal year ended December 31, 2006, and $1,301,000 in fiscal year ended December 31, 2005.  Such expenditures were attributable to systems development, including the development of new Laboratory, Radiology, and Pharmacy Information Systems applications, and enhancements to those products. The Company’s Clinical Information Systems are programmed using an OBJECT COBOL language that provides a standard code structure for the business logic while the graphical presentation is written in JAVA® and HTML.  By employing run-time modules for UNIX and Windows, the Company has been able to port to a variety of hardware platforms with ease.   The Company’s Diagnostic Information Systems are built upon the Microsoft® .net platform and are programmed using C# and C++. The Company currently supports its software applications on Intel® based Hewlett Packard® servers, Dell® servers and IBM® RISC 6000 servers, the most popular computer providers in healthcare.  This capability has allowed the Company to become “platform independent” in vending its software products where some customers may be predisposed to certain hardware brands.  The Company also takes advantage of using off the shelf software such as Microsoft® Word® for transcription and document production and delivery.  All of the Company’s products are open database compliant (ODBC), and the data structures support the use of standard query language (SQL) report generators that allows a wide range of reporting capabilities.

Distribution and Marketing

ASPYRA sells its CIS and DIS systems directly through its own sales force in North America, through channel partners and distributor programs with other companies, and has reseller agreements in certain international markets. It also sells directly in the United Kingdom through its offices located in East Grinstead, West Sussex.  At present, the Company’s domestic direct field sales force consists of six regional salespersons, and two clinical software consultants, that are managed by a vice president of sales.

At the time of the conclusion of the merger, the Company launched a new corporate identity campaign in order to introduce the merged Company under the new name ASPYRA to the marketplace, which included the creation of a new corporate identity strategy including a new name, tagline, logo and branding.

In addition, the Company commenced new promotional activities and is compiling a significant database of accounts throughout the healthcare marketplace that is helping to position the Company’s sales activities. In addition to direct marketing, the Company promotes its products by attending national industry trade meetings, through media advertising, publishing articles in industry publications, telemarketing campaigns, and through its website. Because of the opportunity to meet larger audiences at national industry meetings, the Company intends to upgrade its participation at such meetings for fiscal 2007 with new larger exhibits and other promotional programs. The Company has also formed joint marketing arrangements with other companies that have compatible products and services, which has increased sales penetration in the marketplace.

The Company has established and supports a periodic user symposium in order to encourage users of its Clinical Information Systems to participate in helping the Company to better serve its customers. The focus of the symposium is to encourage open group communications with the Company about a range of subjects, including service and support and new product enhancements. Since the Company has experienced success in vending multiple products to its customers, the national symposium proves to be a good forum to discuss general topics, such as the Company’s strategy and product direction, and provides an opportunity to focus on specific application issues in breakout sessions, special interest groups (SIGs) and roundtable discussions. The Company also schedules advanced training courses as part of the symposium agenda that have had considerable attendance by its customers.

The Company also publishes newsletters and articles, which are intended to expand communications with existing and potential customers. During fiscal 2007, the Company expects to substantially increase expenditures associated with its marketing plan which include additional web site enhancements, collateral materials, including new product marketing literature, and intends to expand its direct marketing and telemarketing activities.

Competition

The Company has several significant competitors including McKesson, GE Medical Systems, Siemens, Cerner, Merge Healthcare, Amicas, Misys, Phillips, and others, in the Clinical Information Systems business, many of which are much larger companies that may offer a wider array of products and services in addition to competitive clinical applications. These competitors have significantly greater resources than we have, including greater name recognition, larger sales operations, greater ability to finance research and development and proceedings for regulatory approval, and more developed regulatory compliance and quality control systems. Management believes, however, that few competing CIS products offer the Company’s hybrid multisite capabilities, variety of data interfaces, add-on capability, and flexibility that allows the systems to be user definable, so that they can be employed in different types of settings. The multisite and multi-disciplinary or hybrid nature of the Company’s products are a strong selling point. The Company has also received very good references about its service organization and the ability to respond to customers needs on a timely and cost effective basis.

The principal competitive factors in the Company’s business are technological competence, diversity of product line, price and performance characteristics, product quality, capability and reliability, marketing and distribution networks, service and support, ability to attract and retain trained technical employees and business reputation. The Company believes that it has competitive advantages in many of these areas. ASPYRA has also positioned itself to focus on large multi-specialty clinics and community based and rural hospitals. Such entities typically have diverse outpatient populations and operate in a number of locations that require special features designed in the Company’s products that assist them in maximizing their operating potential.

Manufacturing and Suppliers

The Company has utilized computers manufactured by several suppliers for its Clinical Information Systems in the past, and primarily uses computers manufactured by Hewlett Packard®, Dell, and IBM®. Management believes that other computers, which can be used in the Company’s systems, are readily available from several suppliers. As part of a strategy to limit the amount of hardware that the Company carries, it has migrated to a “just in time” inventory program whereby it has relied on purchasing inventory when it has received an order from a customer rather than stocking inventory on a routine basis. The Company still maintains an inventory supply of certain items including spare parts and components for both its CIS product line and for its data acquisition product line. In addition, the Company maintains a long-term inventory pool of components and parts to service customer’s hardware pursuant to its long term extended service agreements.

ASPYRA’s DIS systems are frequently integrated with a variety of third party specialized hardware and software components, which are readily available from a variety of manufacturers and distributors. To integrate the majority of our system configurations the hardware is shipped to our location in Jacksonville Florida where it is configured with third party software and then installed with the software manufactured by ASPYRA. Any other ancillary components that do not require additional application software will be shipped direct to an installation. When the DIS system has received all of the required software components, it is then shipped to the customer’s site where it is installed, integrated and tested at the customer site.

ASPYRA’s vendor relationships are intended to provide affordable hardware, software, and integration solutions that have been successfully tested with the AccessNET system. ASPYRA’s vendors include:

•                  Ciprico. Ciprico provides NAS storage with high redundancy, high speed, and high volume capabilities. Ciprico has been a provider for the entertainment industry and is moving into the healthcare arena. They specialize in handling large volumes of image data.

•                  IDC.  IDC is a manufacturer/distributor of Digital Radiography (DR) systems for diagnostic use in hospitals, imaging centers and clinics. Aspyra resells and promotes IDC’s DR systems nationally to new and existing ASPYRA AccessNET and AccessMED PACS customers.

•                  InSite One. ASPYRA and InSite One, Inc. have formed an alliance to provide ASPYRA’s software to InSite One customers and InSite One’s remote and on-site archive and disaster recovery capabilities to ASPYRA customers. This partnership offers facilities another method of compliance with HIPAA’s requirements for the protection of patient information. It also provides a high level of redundancy and disaster recovery capabilities at an affordable price.

•                  Konica Minolta Medical Imaging USA. Konica is a manufacturer/distributor of digital and traditional imaging products for diagnostic use by hospitals, imaging centers, clinics and private practice physicians - the same audience Aspyra markets its RIS and PACS product solutions to. Aspyra resells Konica Minolta’s Xpress CR product line nationally to new and existing Aspyra PACS customers.

•                  Meridian Technique. ASPYRA has formed a partner relationship with Meridian Technique to provide customers with their OrthoView® product for orthopedic templating. Meridian’s OrthoView provides access to templates from prosthetic manufacturer.

•                  Microsoft®. ASPYRA has recently attained the Gold Certified level of the Microsoft® Partner Program. As a Microsoft® Certified Partner, the Company reached the highest level within the program by earning the ISV/Software Solutions Competency for its AccessNET PACS, and the Networking Infrastructure Solutions Competency.

•                  NAI Tech Products. NAI Tech Products provides DICOM connectivity solutions for non-DICOM compliant imaging modalities.

•                  Barco / Voxar®. Post processing options provide additional methods to review patient information and make a diagnosis. MedVIEW® 5.0 integrates with Voxar’s 3D Plug n’ View to provide image post-processing options including 3D imaging, Multi-planar reconstruction and Maximum intensity projection.

Warranties and Product Liability

The Company warrants that its products conform to their respective functional specifications for periods that vary according to product category. The Company warrants its application software incorporated in its CIS and DIS products for one year after installation. The warranty periods may differ depending on the program that the products are sold under. However, customers may elect to enter into extended service agreements with the Company that further extends such warranties. The computers and other hardware components that the Company currently sells as part of its CIS and DIS products are subject to the warranties of their manufacturers. The manufacturers generally warrant their products against faulty material and workmanship for one to three years. The Company passes through the manufacturers warranties to the end users and in most cases contracts with the manufacturers who are to provide onsite warranty services through the manufacturer’s service network. The Company’s data acquisition products and components are warranted against faulty materials and workmanship for 90 days.

The Company currently carries an aggregate of $4,000,000 in product liability insurance. Management believes that this amount of insurance is adequate to cover its risks. To further mitigate its risks, the Company’s standard hardware sales/software license agreement as well as its service agreement expressly limits its liabilities and the warranties of its products and services in accordance with accepted provisions of the Uniform Commercial code as adopted in most states.

Copyrights, Patents and Trade Secrets

The Company holds patents protecting some of its proprietary technology, which it has either filed directly or received through assignment. The Company has copyrighted the designs of its proprietary components and application software. Patent or copyright protection may not be available for many of the Company’s products. A significant portion of the Company’s proprietary technology is in the form of software. The Company has relied primarily on copyright and trade secret protection of its software. Management believes that its business is more dependent upon marketing, service, and knowledge than on patent or copyright protection. The Company has registered trademarks for CyberLAB CyberMED, CyberRAD, CyberPATH, CyberPRINT, CyberTERM, CyberLINK, CyberMATE, WebGateway,  ImageWEB and MedVIEW, and has applied to register its trademarks on its other trade and company names. The Company has retained special intellectual property counsel to advise management on the appropriate course to follow with respect to these issues and has continued to pursue measures to protect its intellectual property.

Governmental Regulation

ASPYRA’s products are subject to stringent government regulation in the United States and other countries. These laws and regulations govern product testing, manufacture, labeling, storage, record keeping, distribution, sale, marketing, advertising and promotion. The Company is also required to register as a medical device manufacturer with the Federal Drug Administration (FDA) and comply with FDA regulations. The regulatory process can be lengthy, expensive and uncertain, and securing clearances or approvals often requires the submission of extensive testing and other supporting information. If we do not comply with regulatory requirements, we may be subject to fines, recall or seizure of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices and criminal prosecution.

The Federal Food, Drug and Cosmetic Act, more commonly known for its regulation of drugs in interstate commerce, was amended by the “Medical Device Amendments of 1976” (the “Amendments”) to cover devices used in medical practice.  These include instruments and reagents used in biomedical laboratory testing.  In 1987, the Federal Drug Administration (FDA) first classified a number of clinical software products as medical devices, but exempted most of them from routine regulations.  Subsequently, the FDA amended the policy.

The Company is informed that the FDA requires most Class I and Class II medical devices, which include the Company’s Clinical Information System and Picture Archive Communications System products, to comply with its Quality System Regulation (QSR).  Additionally, the FDA requires all medical devices utilizing software to meet the design control requirements of the QSR.  The Company completed an updated quality policy and a modification of its internal policies to comply with this directive.  Management believes that the QSR procedures have an impact on its business to the extent that there are lengthened development cycles of new software and additional costs are incurred.  However, all of its competitors are faced with the same requirements. The Company’s Quality System will, however, allow for a higher level of customer satisfaction, as the internal processes and software must go through more rigorous audits and testing.

The FDA from time to time reevaluates its rules and classifications relevant to computer products used in connection with medical devices and software used in clinical applications.  No assurance can be given that the Company’s current or new products developed will not be subject to the provisions of the Amendments and implementing rules.  From time to time the Company has retained special counsel to advise it in such matters.  The likelihood of such changes and their effect on the business of the Company cannot be ascertained.  If the FDA were to determine that additional provisions should apply to all or some of the Company’s products, it is uncertain whether compliance with such interpretation would have a material adverse effect on the Company or its products or operations.

In general, the Company and its products are subject to direct governmental regulations applicable to manufacturers, including those regulations promulgated under the Occupational Safety and Health Act, and by the Environmental Protection Agency. The Company’s customers, however, are subject to significant regulation by the FDA, the Centers for Medicare and Medicaid Services, the Department of Health and Human Services , the Centers for Disease Control, and by state and local governmental authorities. Such regulations require the Company to comply with certain requirements in order to sell its systems, and are a major focus of its development efforts in order to maintain the regulatory compliance of its products. In addition, the new HIPAA requirements  indirectly and directly are applicable to the Company and have been a focus of its new product development efforts during the last two fiscal years.

Backlog

The Company’s backlog at December 31, 2006 was approximately $800,000 for software, hardware and interface products, and approximately $1,500,000 for deferred services, compared to approximately $1,200,000 for software, hardware and interface products, and $1,600,000 for deferred services, at December 31, 2005. The Company also has annually renewable extended service agreements under contracts aggregating in excess of $6,500,000.

Employees

At March 30, 2007, the Company had 99 full time and 2 part time employees of whom 26 are involved in product development, 16 in sales and marketing, 47 in technical services, training, and support, and 12 in administration. The Company is not subject to any collective bargaining agreements and considers its employee relations to be good.

Properties

ASPYRA’s headquarters are located in a leased facility in Calabasas, California. The facility was constructed in 1991 and comprises approximately 16,800 square feet with an effective base rental of approximately $24,537 per month, plus common area maintenance costs and property taxes. The facility is leased under an extension of the original lease that has a five year term that ends in October 2012 and is subject to cost of living adjustments in each year. All other provisions of the original lease substantially remained the same.

The Calabasas facility is used as general offices and operations headquarters that includes warehousing, service and support, training, development, and assembly. The Company considers the facility to be adequate for its intended purposes. The Company carries adequate general liability insurance, as required by the respective leases, to cover any risks concerning the facility.

ASPYRA also operates out of a leased facility in Jacksonville, Florida. The facility in Jacksonville was constructed in 1991 and comprises approximately 8,422 square feet with an effective base rental of approximately $11,405 per month, plus common area maintenance costs and property taxes. The Jacksonville location is leased under an extension of the original lease which has a five year term that ends in January 2012 and is subject to cost of living adjustments in each year.

The Jacksonville facilities are used as general offices and for operations that includes service and support, training, development, and product integration. The Company carries adequate general liability insurance, as required by its respective leases, to cover any risks concerning the facilities.

ASPYRA’s United Kingdom subsidiary Aspyra Technologies, Ltd. is located in East Grinstead, West Sussex, United Kingdom. In June 2005, a new lease was entered into for 3 years with the option to terminate after two years. The combined space in the United Kingdom office is 640 square feet with a monthly rent of $3,366. The facilities are used for general offices.

Legal Proceedings

There are no material active, pending, or threatened legal proceedings to which the Company is a party.

From time to time we may be involved in other litigation relating to claims of alleged infringement, misuse or misappropriation of intellectual property rights of third parties. We may also be subject to claims arising out of our operations in the normal course of business. As of the date of this Form 10-KSB, we are not a party to any such other litigation that would have a material adverse effect on us or our business.

MANAGEMENT

Board of Directors

Information concerning each present Director of the Company is as follows:

Name of Nominee	Age	Director Since	Principal Occupation
Steven M. Besbeck	59	1980	President & Chief Executive Officer, Aspyra , Inc.
Lawrence S. Schmid (1)(2)	65	1991	President & Chief Executive Officer, Strategic Directions International, Inc.
Robert S. Fogerson, Jr (2)	54	1992	General Manager, ViroMED Labcorp
Norman R. Cohen (1)(3)	70	2003	Retired Attorney
Bradford G. Peters (1)(3)	39	2005	President, BlackFin Capital, LLC
C. Ian Sym-Smith (2)	77	2005	Former Chairman, StorCOMM, Inc.

(1)            Member of the Audit Committee

(2)            Member of the Compensation Committee

(3)            Member of the Nominating Committee

Steven M. Besbeck has served as ASPYRA’s president and chief executive officer since June 1983 and a director of ASPYRA since November 1980. He has also served as chairman of the board since November 2005. Mr. Besbeck also served as ASPYRA’s chief financial officer from November 1980 to June 2005. Since September 1990, Mr. Besbeck has served as a director of IRIS International, Inc., a clinical diagnostics company. Mr. Besbeck received a B.S. in Finance from the College of Business Administration at California State University of Long Beach.

Lawrence S. Schmid has served as a director of ASPYRA since November 1991. Since November 1990, Mr. Schmid has served as the president and chief executive officer of Strategic Directions International, Inc., a management consulting firm specializing in technology companies. Mr. Schmid received a BSME from General Motors Institute and an M.B.A. from the Graduate School of Management at the University of California Los Angeles.

Robert S. Fogerson, Jr. has served as a director of ASPYRA since May 1992. Since January 1998, Mr. Fogerson has served as the general manager of ViroMED Labcorp, a laboratory providing clinical testing services. Mr. Fogerson had previously served in various capacities at PharmChem Laboratories since 1975. Mr. Fogerson received a B.A. from Stanford University.

Norman R. Cohen has served as a director of ASPYRA since October 2003. Mr. Cohen is a retired attorney. Prior to his retirement in June 2003, Mr. Cohen had been in private practice for more than 40 years, primarily in the areas of corporate and securities law. Mr. Cohen received a B.S. in Economics from the Wharton School of the University of Pennsylvania and an LL.B from the Law School of the University of Pennsylvania.

C. Ian Sym-Smith has served as a director of ASPYRA since November 2005 and was previously chairman of the board of directors of StorCOMM, Inc. from April 1997 until November 2005 and as a director of StorCOMM, Inc. since February 1996. Mr. Sym-Smith has served as a director of several private and public companies. Mr. Sym-Smith received his B.S. in electrical engineering from the College of Technology in Birmingham, England, and his M.B.A. from the Wharton School of Business.

Bradford G. Peters has served as a director of ASPYRA since November 2005 and was a director of StorCOMM, Inc. from 1999 until November 2005. Since June 1998, Mr. Peters has served as president of Blackfin Capital, LLC, a New York based, privately held investment management company. Prior to founding Blackfin Capital, LLC, Mr. Peters worked for Morgan Stanley as a vice president in the private wealth management group from 1993 to 1998. Since 1999, Mr. Peters has served as a director of Britesmile, Inc., a developer of teeth whitening technology, where he is a member of the Audit Committee, and chairman of the Compensation Committee. Before joining Morgan Stanley, Mr. Peters received his M.B.A. in finance from Duke University in 1993.

Executive Officers

Set forth below is information regarding our current executive officers.

Name	Age	Position
Steven M. Besbeck	59	President and Chief Executive Officer
Anahita Villafane	36	Chief Financial Officer and Secretary
Bruce M. Miller	61	Chief Technology Officer
James R. Helms	62	Chief Operations Officer
Samuel G. Elliott	53	Chief International Officer

For additional biographical information on Mr. Besbeck, who also serves as a director of the Company, please refer to his profile set forth above under “Board of Directors.”

Anahita Villafane has served as the chief financial officer of ASPYRA since June 2005 and secretary since November 2005. Ms. Villafane also served as ASPYRA’s controller and chief accounting officer from April 2000 to June 2005. Prior to April 2000, Ms. Villafane was an audit manager with BDO Seidman, LLP since 1996. Ms. Villafane received a B.S. in Accounting from California State University at Northridge, and is a Certified Public Accountant.

Bruce M. Miller served as the chief technology officer of ASPYRA since its inception in 1978 and also served as chairman of the board from the Company’s inception until November 2005. Mr. Miller is a graduate of Rutgers University.

James R. Helms has served as the chief operations officer of ASPYRA since October 1982 and secretary from 1983 to November 2005. Mr. Helms also served as a director from 1987 until November 2005. Previously, Mr. Helms was an independent information systems consultant for more than five years.

Samuel G. Elliott has served as Aspyra’s chief international officer since November 2005 and chief executive officer of StorCOMM, Inc. since March 1999 until November 2005. He also managing director of Aspyra Technologies Ltd.; a wholly owned subsidiary of ASPYRA organized under the laws of the United Kingdom, since March 1998.  From October 1996 to March 1998, Mr. Elliott served as the sales development manager of Comdisco Healthcare Group U.K., an asset management company and a subsidiary of Comdisco Inc. U.S.A.  Mr. Elliott served as national sales development manager of PPP Lifetime Care plc., a private medical insurance company and a subsidiary of Private Patients Plan Group, from July 1992 to September 1996.

Executive Compensation

The following table shows the compensation paid over the past two fiscal years ended December 31, 2006 and 2005with respect to: (i) the Company’s Chief Executive Officer during the 2006 fiscal year and (ii) the two other most highly compensated executive officers or individuals in addition to the Chief Executive Officer, serving at the end of the last fiscal year whose total compensation exceeded $100,000 in the last fiscal year.

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)
Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards	Option Award(s) ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (3)	Total

Steven M. Besbeck	2006	210,344	0	0	19,988	0	0	6,871	237,203
President, Chief Executive	2005	213,941	0	0	0	0	0	6,120	220,061
Officer

Samuel G. Elliott	2006	236,722	0	0	5,384	0	0	29,158	271,264
Chief International Officer (1)	2005	21,310	0	0	0	0	0	2,418	23,728

Bruce M. Miller	2006	204,664	0	0	12,259	0	0	12,023	228,946
Chief Technology Officer	2005	206,968	0	0	0	0	0	10,935	217,903

(1)             Mr. Elliott’s salary is paid through Aspyra’s subsidiary, Aspyra Technologies Ltd, in the United Kingdom.  He is paid in British Pounds.  The salary listed in this table is estimated based on monthly average exchange rate.

(2)             A discussion of the methods used in calculation of these values may be found in Footnote 8 to the consolidated financial statements which is in our annual report on Form 10-KSB.  Reflects the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year computed in accordance with SFAS 123(R), excluding the forfeiture assumption.

(3)             Amounts shown in Column (I) consist of premiums paid for medical, life and disability insurance and Company matching contributions under the Company’s 401(k) profit-sharing plan.

Narrative to Summary Compensation Table

Compensation to our executive officers consists of salary, cash bonus, tax-deferred profit sharing, medical and life insurance benefits, and equity compensation pursuant to our 2005 Equity Incentive Plan and our 1997 Stock Option Plan.  Certain of our executive officers also have additional benefits regarding severance or a change of control of the Company. The Compensation Committee of the Board of Directors (i) reviews and approves corporate goals and objectives relevant to compensation of the executive officers, (ii) evaluates the performance of the executive officers in light of those goals and objectives, (iii) determines and approves the compensation level of the executive officers based on this evaluation, and (iv) makes recommendations to the Board with respect to cash incentive compensation plans and equity incentive plans.  The Committee also reviews and recommends to the Board any new compensation or retirement plans and administers the Company’s 2005 Equity Incentive Plan and our 1997 Stock Option Plan.

The Compensation Committee is responsible for administering a management incentive bonus plan that is predicated on the pre-tax profitability of the overall company. Bonus pool funds will be allocated according to two criteria. 50% of the pool should be awarded to the participants according to salary percentage. The remaining 50% will be allocated according to the accomplishment of individual goals set for each plan participant. The Compensation Committee of ASPYRA also is responsible for administering the company’s 2005 Equity Incentive Plan and 1997 Stock Option Plan and such grants under these plans are at the discretion of the committee, as described in more detail below.

ASPYRA has adopted a profit sharing plan pursuant to which income tax is deferred on amounts contributed by employees under Section 401(k) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code.  All employees, over the age of 21, are eligible to participate in the plan after the completion of six months of service.  ASPYRA contributes, on a matching basis, 25% of the employee’s contribution up to 4%.  ASPYRA’s contribution becomes vested at the rate of 20% for each full year of employment.  Both the employee and ASPYRA contributions are subject to aggregate annual limits under the Code.

Employment Agreements

Messrs Steven M. Besbeck and Bruce Miller are employed by ASPYRA on a month-to-month basis pursuant to the terms of their employment agreements. Each agreement provides for a base salary at an annual rate of $196,902 for Mr. Besbeck and $191,757 for Mr. Miller, and authorizes the payment of other fringe benefits and bonuses made available by ASPYRA to its senior executives. The persons referred to above also received insurance benefits which were paid for by ASPYRA and employer contributions to their 401(k) plan accounts as provided for in ASPYRA’s 401(k) profit sharing plan. These amounts, including amounts accrued and unconditionally vested under the 401(k) plan, are reflected in the table above.

Samuel G. Elliott, ASPYRA’s Chief International Officer, entered into a new employment agreement with ASPYRA that became effective upon the closing of the merger with StorCOMM, Inc. on November 22, 2005. The employment agreement is for a term of  24 months. Either ASPYRA or the executive may terminate the employment agreements at any time for any reason. Under the agreement, Mr. Elliott will serve as our Chief International Officer and will receive an annual base salary of £120,000 per year plus an auto allowance of £8,400 per year and other benefits accorded to employees of the UK subsidiary. Mr. Elliott is also eligible to Mr. Elliott will participate in ASPYRA’s other employee benefits plans and programs.

Change of Control Agreements

On February 7, 2005, ASPYRA entered into Change in Control Agreements with Mr. Besbeck, Mr. Miller, and James R. Helms, chief operations officer of ASPYRA. Each agreement provides that upon a change in control of ASPYRA, if the employee is not offered full-time employment in a similar capacity as he had before the change in control, or if the employee is terminated without cause or resigns for good reason within one year of the change in control, then the employee will be entitled to 24 months of salary, bonus incentives for the year of termination, all accrued and unpaid salary, vacation pay and expense reimbursements, a pro rata share of any accrued incentive bonus based upon actual performance for the year of termination.  In addition, for 24 months after termination, the employee may participate in any health and welfare benefit plans, with ASPYRA continuing to pay its share of the premiums.  Each agreement supersedes any other severance pay in any agreement between the employee and ASPYRA or in any policy of ASPYRA.  Each agreement will be effective as of January 28, 2003, the date upon which the agreements were authorized by ASPYRA’s Compensation Committee.  Each agreement will terminate upon the first to occur of (i) termination of employment prior to a change in control; (ii) 36 months from the date of a change in control, or (c) December 31, 2007.

Severance Benefits

Under the terms of his employment agreement with us, if Mr. Elliott  is terminated for death or disability, for “cause,” or if he terminates his employment other than for “good reason,” ASPYRA will pay to Mr. Elliott all accrued and unpaid salary and bonus (or his beneficiaries in the case of death), as well as provide any accrued benefits and any benefits required to be provided by law. Mr. Elliott (or his beneficiaries in the case of death) will also be allowed to exercise all vested unexercised stock options and warrants outstanding at the termination date in accordance with terms of the instruments governing the options or warrants. If Mr. Elliott is terminated without cause or terminates his employment for good reason, he will receive the same benefits as he would have received for any other type of termination as described above. In addition, he will be entitled to severance pay for a period of 6 months, commencing on the 30th day  following the termination date, equal to his monthly base salary in effect immediately prior to the termination. For purposes of the employment agreements, “cause” means any willful breach of duty by the executive in the course of his employment, continued violation of ASPYRA’s policies after notice, violation of ASPYRA’s insider trading policies, conviction of a felony or any crime involving fraud, theft, embezzlement, dishonesty or moral turpitude, engaging in activities which materially defame ASPYRA, engaging in conduct which is materially injurious to ASPYRA, or the executive’s gross negligence or continued failure of his duties. In addition, “good reason” means the occurrence of ASPYRA’s material and uncured breach of the employment agreement, or, in the event of a change in control of ASPYRA, a reduction of total compensation, benefits, and perquisites, relocation greater than 50 miles, or material change in position or duties.  The foregoing severance benefits are governed by the terms of Mr. Elliott’s employment agreement with us and lapse upon the expiration of employment agreement in November 2007.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR END (1)

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Steven M. Besbeck	7,500	2,500	—	1.76	06/16/2008
	5,000	5,000	—	1.51	02/27/2009
	7,500	2,500	—	2.65	12/27/2008
	0	40,000	—	1.76	08/11/2011
Bruce M. Miller	7,500	2,500	—	1.76	06/16/2008
	5,000	5,000	—	1.66	02/27/2009
	7,500	2,500	—	2.65	12/27/2008
	0	10,000	—	1.76	08/11/2011
Samuel G. Elliott	27,557	27,556	—	2.75	11/22/2008

(1)             Options shown in this table were granted between 2003 and 2006.  There have been no stock awards granted to any Named Executive Officer.  As such, these columns are omitted from this Table of Outstanding Awards.

Compensation of Directors

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)(1)	Non-Equity Incentive Plan Compensation ($) (e)	Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (j)

Norman R. Cohen	13,000	—	13,522	—	—	—	26,522
Robert S. Fogerson, Jr.	13,000	—	14,858	—	—	—	27,858
Bradford G. Peters	11,000	—	12,105	—	—	—	23,105
Lawrence S. Schmid	13,000	—	14,858	—	—	—	27,858
C. Ian Sym-Smith	13,000	—	12,105	—	—	—	25,105

(1)             A discussion of the methods used in calculation of these values may be found in Footnote 8 to the consolidated financial statements which is in our annual report on Form 10-KSB.  Reflects the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year computed in accordance with SFAS 123(R), excluding the forfeiture assumption.

Narrative to Director Compensation Table

Directors who are not officers or employees of the Company receive an annual retainer of $3,000 and a grant of 10,000 non-qualified stock options upon their election or reelection to the board. In addition, independent directors are paid fees of $2,000 per meeting and are reimbursed for their reasonable expenses for attending such meetings. We also reimburse the reasonable expenses of our directors, other than Mr. Besbeck, that they incur in connection with attendance at meetings of the Board of Directors and its committees. At present, there are five independent directors, Lawrence S. Schmid, Robert S. Fogerson, Jr., Norman R. Cohen, C. Ian Sym-Smith, and Bradford G. Peters, who are not officers and/or employees of the Company.

STOCK OPTION PLANS

2005 EQUITY INCENTIVE PLAN

The 2005 Equity Incentive Plan was adopted by the Board on August 2, 2005 and approved by shareholders at the annual meeting held on November 21, 2005. The 2005 Plan replaced the former 1997 Stock option plan and incorporated 290,875 remaining unissued options into the new plan. The 2005 plan allows for various types of equity-based awards that were not provided for under the previously existing shareholder-approved equity compensation plan. Recent changes in the accounting treatment for stock options are expected to make the use of these additional types of awards more attractive in the future.

Summary of the 2005 Equity Incentive Plan

Eligible Participants. Awards under the 2005 Plan may be granted to any of our employees, directors or consultants or those of our affiliates. As of March 31, 2007, there were approximately 98 full-time employees and 5 non-employee directors who would be eligible to participate. An incentive stock option may be granted under the 2005 Plan only to a person who, at the time of the grant, is an employee of us or a related corporation.

Number of Shares of Common Stock Available Under the 2005 Plan. Under the Plan, the Company may award to eligible participants the following kinds of equity-based compensation, collectively referred to as “Awards”: stock options— both incentive stock options (ISO) and non-statutory stock options; stock awards — both restricted stock awards and restricted stock unit awards; stock appreciation rights; and cash awards. Up to 1,290,875 shares of common stock may be available under the Plan. The maximum aggregate number of shares that may be issued under the Plan through the exercise of ISOs is also 1,290,875. The exercise price cannot be less than 100% of the fair market value of common stock on the date the option is granted..

Administration of the Plan. The 2005 Plan is administered by the Board or a committee of the Board, which we refer to as the Committee. Our Board has appointed our Compensation Committee as the Committee referred to in the 2005 Plan. In the case of awards intended to qualify as “performance-based-compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as

amended, which we refer to as the Code, the Committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards and the form of consideration payable upon exercise. The administrator also has the power to implement an award transfer program, whereby awards may be transferred to a financial institution or other person or entity selected by the administrator, and an exchange program whereby outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have lower exercise prices and different terms). Except to the extent prohibited by any applicable law, the Committee may delegate to one or more individuals the day-to-day administration of the 2005 Plan.

Award Types

Options. A stock option is the right to purchase shares of our common stock at a fixed exercise price for a fixed period of time. The exercise price of options granted under the 2005 Plan must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price for any incentive stock option granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of our common stock on the date of grant.

Unless the administrator determines to use another method, the fair market value of our common stock on the date of grant will be determined as the closing price for our common stock on the date the option is granted (or if no sales are reported that day, the last preceding day on which a sale occurred), using a reporting source selected by the administrator. The administrator determines the acceptable form of consideration for exercising an option, including the method of payment, either through the terms of the option agreement or at the time of exercise of an option.

An option granted under the 2005 Plan generally cannot be exercised until it becomes vested. The administrator establishes the vesting schedule of each option at the time of grant and the option will expire at the times established by the administrator. After termination of the service of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement, to the extent the option is vested on the date of termination. If termination is due to death or disability, the option generally will remain exercisable for 12 months following such termination. In all other cases, the option generally will remain exercisable for three months. However, an option may never be exercised later than the expiration of its term. The term of any stock option may not exceed ten years, except that with respect to any participant who owns 10% or more of the voting power of all classes of our outstanding capital stock, the term for incentive stock options must not exceed five years.

Stock Awards. Stock awards are awards or issuances of shares of our common stock that vest in accordance with terms and conditions established by the administrator. Stock awards include stock units, which are bookkeeping entries representing an amount equivalent to the fair market value of a share of common stock, payable in cash, property or other shares of stock. The administrator may determine the number of shares to be granted and impose whatever conditions to vesting it determines to be appropriate, including performance criteria and level of achievement versus the criteria that the administrator determines. The criteria may be based on financial performance, personal performance evaluations and completion of service by the participant. Unless the administrator determines otherwise, shares that do not vest typically will be subject to forfeiture or to our right of repurchase of the unvested portion of such shares at the original price paid by the participant, which we may exercise upon the voluntary or involuntary termination of the awardee’s service with us for any reason, including death or disability.

In the case of stock awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the measures established by the administrator must be qualifying performance criteria. Qualifying performance criteria include any of the following performance criteria, individually or in combination:

•                  cash flow

•                  earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings)

•                  earnings per share

•                  growth in earnings or earnings per share

•                  stock price

•                  return on equity or average shareholders’ equity

•                  total shareholder return

•                  return on capital

•                  return on assets or net assets

•                  return on investment

•                  revenue

•                  income or net income

•                  operating income or net operating income

•                  operating profit or net operating profit

•                  operating margin

•                  return on operating revenue

•                  market share

•                  contract awards or backlog

•                  overhead or other expense reduction

•                  growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index

•                  credit rating

•                  strategic plan development and implementation

•                  improvement in workforce diversity

•                  EBITDA

•                  any other similar criteria

Qualifying performance criteria may be applied either to us as a whole or to a business unit, affiliate or business segment, individually or in any combination. Qualifying performance criteria may be measured either annually or cumulatively over a period of years, and may be measured on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the administrator in writing in the award.

Stock Appreciation Rights. A stock appreciation right is the right to receive the appreciation in the fair market value of our common stock in an amount equal to the difference between (a) the fair market value of a share of our common stock on the date of exercise, and (b) the exercise price. This amount will be paid in shares of our common stock with equivalent value. The exercise price must be at least equal to the fair market value of our common stock on the date of grant. Subject to these limitations, the administrator determines the exercise price, term, vesting schedule and other terms and conditions of stock appreciation rights; however, stock appreciation rights terminate under the same rules that apply to stock options.

Cash Awards. Cash awards are awards that confer upon the participant the opportunity to earn future cash payments tied to the level of achievement with respect to one or more performance criteria established by the administrator for a performance period. The administrator will establish the performance criteria and level of achievement versus these criteria, which will determine the target and the minimum and maximum amount payable under a cash award. The criteria may be based on financial performance and/or personal performance evaluations. In the case of cash awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the measures established by the administrator must be specified in writing.

Transferability of Awards. Unless the administrator determines otherwise, the 2005 Plan does not allow for the transfer of awards other than by beneficiary designation, will or by the laws of descent or distribution and only the participant may exercise an award during his or her lifetime.

Adjustments upon Merger or Change in Control. The 2005 Plan provides that in the event of a merger with or into another corporation or our “change in control,” including the sale of all or substantially all of our assets, and certain other events, our Board or the Committee may, in its discretion, provide for the assumption or substitution of, or adjustment to, each outstanding award, accelerate the vesting of options and stock appreciation rights, and terminate any restrictions on stock awards or cash awards or provide for the cancellation of awards in exchange for a cash payment to the participant.

Amendment and Termination of the 2005 Plan. The administrator has the authority to amend, alter or discontinue the 2005 Plan, subject to the approval of the shareholders to the extent required by applicable laws, and no amendment will impair the rights of any award, unless mutually agreed to between the participant and the administrator.

Amendment and Termination

The administrator may amend the 2005 Plan at any time or from time to time or may terminate it, but any such amendment shall be subject to the approval of the shareholders in the manner and to the extent required by applicable law, rules or regulations. However, no action by the administrator or the shareholders may alter or impair any option or other type of award under the 2005 Plan, unless mutually agreed otherwise between the holder of the award and the administrator. The 2005 Plan will continue in effect for a term of ten years, unless terminated earlier in accordance with the provisions of the 2005 Plan. As of April 30, 2007, 458,306 incentive stock options and 153,592 non-qualified option were granted and outstanding.

The following table sets forth information as to stock options granted under the 2005 Stock Option Plan for the fiscal year ended December 31, 2006 to each executive officer whose aggregate remuneration is set forth above.

Options/SAR Grants In Last Fiscal Year

Individual Grants

(a)	(b)	(c)	(d)	(e)
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date

Bruce M. Miller	10,000	6%	1.76	08/11
Steven M. Besbeck	40,000	24%	1.76	08/11
Samuel G. Elliott	0	0%	—	—

The following table sets forth information as to stock options granted under the 2005 and 1997 Stock Option Plan, and the net value received from the exercise of options (market value of stock on the date of exercise, less the exercise price) by each executive officer whose aggregate remuneration is set forth above.

Aggregated Option/SAR Exercises in Last Fiscal Year

(a)	(b)	(c)	(d)	(e)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End ($) Exercisable/Unexercisable

Bruce M. Miller	10,000	$14,100	20,000/ 20,000	1,250/ 1,550
Steven M. Besbeck	10,000	$14,100	20,000/ 50,000	2,000/ 4,100
Samuel G. Elliott	0	$0	27,557/ 27,556	0/ 0

1997 Stock Option Plan

The Company’s 1997 Stock Option Plan was administered by the Board of Directors of the Company or a Committee of not less than two members thereof, which had the authority to determine the persons to whom the options may be granted, the number of shares to be covered by each option, the time or times at which the options may be granted or exercised and, for the most part, the terms and provisions of the options. The Board of Directors discontinued the 1997 Plan at the time the shareholders approved the 2005 Equity Incentive Plan.

The 1997 Plan permitted the grant of both incentive stock options (“ISOs”) qualifying under section 422 of the Internal Revenue Code (“Code”) and non-qualified stock options (“NSOs”), which do not so qualify. Under the 1997 Plan, the option exercise price of ISOs could not be less than 100% (or 110% if the optionee owns 10% or more of the outstanding voting securities of the Company) of the fair market value of the Common Shares on the date of grant. The option exercise price of NSOs could not be less than 85% of the fair market value of the Common Shares on the date of grant. No option under the 1997 Plan could be exercised more than ten years from the date of grant except that options granted to optionees owning 10% or more of the outstanding voting securities of the Company may not be exercised more than five years from the date of grant.

The 1997 Plan was intended to offer a proprietary interest in the Company to “Key Employees” and “Key Contractors” contributing to the Company’s success and, by increasing their proprietary interest, to encourage them to remain in the employ and service of the Company, to assist the Company in competing effectively for the services of new employees and to attract and retain the best available persons as directors of the Company. “Key Employees” are defined as persons, including officers and directors, employed by the Company, or any parent or subsidiary of the Company, on a compensable basis who hold positions of responsibility with the Company or a parent or subsidiary. “Key Contractors” are defined as persons (including officers whether or not they are also directors) employed by the Company or any parent or subsidiary of the Company to render services (including services solely as a member of the Board of Directors) to or on behalf of the Company or any parent or subsidiary of the Company.

No options may be exercised within 12 months after the date of grant and must be exercisable at the rate of at least 20% per year over 5 years from the date of grant; however, options granted to directors will be exercisable at the rate of 25% per year in each of the second, third, fourth and fifth years from the date of grant on a cumulative basis.

The 1997 Plan provided for the granting of ISOs to purchase a maximum of 500,000 Common Shares and for the granting of NSOs to purchase a maximum of 300,000 Common Shares.

The aggregate number of shares subject to options, the maximum number of shares which may be purchased, and the number of shares and the exercise price for shares covered by outstanding options will be adjusted appropriately upon a stock split or reverse split of the issued Common Shares, the payment of a stock dividend, or the re-capitalization, combination or reclassification, or other increase or decrease in Common Shares.

Stock options granted under the 1997 Plan may not be transferred except by will or according to the laws of descent and distribution. During the lifetime of the optionee, stock options may be exercised only by the optionee or by his or her guardian or legal representative.

The 1997 Plan provides that if an optionee’s employment with the Company is terminated because of disability or death, no ISOs held by the optionee shall be exercisable later than 12 months after the date of termination. Upon the death of an optionee, all options held or the unexercised portion thereof exercisable on the date of death are exercisable by the optionee’s personal representative, heirs or legatees at any time prior to the expiration of 12 months from the date of death. An optionee holding ISOs, whose employment with the Company terminates other than by disability or death must exercise the ISOs within 90 days after such termination.

The 1997 Plan provided that if an optionee terminates employment with the Company because of retirement with the consent of the Company, all NSOs held by the optionee, or unexercised portions thereof, expire on the date of retirement except for NSOs or unexercised portions thereof which were otherwise exercisable on the date of retirement, which expire unless exercised within 90 days after the date of retirement. An optionee whose employment with the Company or service as a director of the Company is terminated for any reason other than those described above must exercise NSOs within 210 days after such termination of employment or service, as the case may be.

The 1997 Plan provided that no options shall be granted thereunder after April 25, 2007. If options granted under the 1997 Plan expire for any reason or are canceled or terminated prior to April 25, 2007, the Common Shares allocable to any unexercised portion of such option may again be subject to an option.

As of April 30, 2007 91,250 incentive stock options and 50,000 non-qualified option were outstanding under the 1997 plan.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and other rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,290,875	$2.45	820,227
Equity compensation plans not approved by security holders	none	none	None
Total	1,290,875	$2.45	820,227

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Directors and Executive Officers

On November 22, 2005, the Company completed its merger with StorCOMM, Inc., pursuant to the terms of the Agreement and Plan of Reorganization, dated August 16, 2005 (referred to in this Proxy Statement as the merger agreement). Bradford G. Peters and C. Ian Sym-Smith, who were members of the StorCOMM board, now serve as members of ASPYRA’s Board of Directors.   Samuel G. Elliott, who was a member of the StorCOMM management, now serves as the chief international officer of ASPYRA. William W. Peterson, who was also a member of the StorCOMM management, served as chief sales and marketing officer of ASPYRA from the time of the merger until his resignation in October 2006.

As a result of the merger, every 100 shares of StorCOMM common stock outstanding at the time of the merger was converted into the right to receive 2.4728 shares of ASPYRA common stock. In exchange for their shares of StorCOMM common stock, Messrs. Peters and Sym-Smith received 1,906,075 and 1,381,164 shares of ASPYRA common stock, respectively.

Indemnification; Directors’ and Officers’ Insurance

Under the terms of the merger agreement, ASPYRA agreed that it will indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of StorCOMM and its subsidiaries, including Messrs. Peters, Sym-Smith, Elliott and Peterson, to the same extent these directors, officers and employees were indemnified or had the right to advancement of expenses as of the date of the merger agreement by StorCOMM pursuant to StorCOMM’s certificate of incorporation, by-laws and indemnification agreements, in existence on the date of the merger agreement with any of the directors, officers and employees of StorCOMM and its subsidiaries for acts or omissions occurring at or prior to the date of the merger, including for acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the merger.

Sections 204(a)(10), 204(a)(11), 204.5 and 317 of the California General Corporation Law (“CGCL”) permit a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933. The Company’s Articles of Incorporation provide that the liability of directors for monetary damages shall be eliminated to the fullest extent permitted under California law. In addition, ASPYRA’s Articles of Incorporation provide that ASPYRA is authorized to provide indemnification of agents, including directors, officers, employees and other agents (as defined in Section 317 of the CGCL) for breach of duty to ASPYRA and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject only to the applicable limits set forth in Section 204 of the CGCL.

ASPYRA’s Bylaws provide that, to the maximum extent permitted by the CGCL, ASPYRA may indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person was an agent of ASPYRA, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding. ASPYRA may advance expenses incurred in defending any proceeding prior to the final disposition of such proceeding to the maximum extent permitted by the CGCL.

The above discussion of the CGCL and ASPYRA’s Articles of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by such statutes, Articles of Incorporation and Bylaws.

Indemnification for liabilities arising under the Securities Act may be permitted to ASPYRA’s directors, officers and controlling persons under the foregoing provisions, or otherwise. ASPYRA has been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Section 317(i) of the CGCL further provides that a corporation may purchase and maintain insurance on behalf of any agent, including any director, officer, employee or other agent of the corporation. ASPYRA’s bylaws permit ASPYRA to secure insurance on behalf of any officer, director, employee or other agent of ASPYRA. ASPYRA has obtained policies of insurance under which, subject to the limitations of such policies, coverage is provided to ASPYRA’s directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer.

ASPYRA has entered into agreements to indemnify its directors and executive officers in addition to the indemnification provided for in its Articles of Incorporation and Bylaws. These agreements, among other things, provide for indemnification of ASPYRA’s directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or executive officer or at ASPYRA’s request. ASPYRA believes that these provisions and agreements are necessary to attract and retain qualified people as directors and executive officers.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth certain information known to ASPYRA regarding beneficial ownership of ASPYRA’s common stock at April 30, 2007 of (i) each present director or nominee for director, (ii) each named executive officer, (iii) all officers and directors as a group, and (iv) each beneficial owner of more than five percent of ASPYRA’s common stock. Information as to beneficial owners who are not officers or directors of ASPYRA is based on publicly available information as of the record date.

Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 30, 2007, are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address of each individual listed below is c/o Aspyra, Inc., 26115-A Mureau Road, Calabasas, California 91302.

	Common Shares Beneficially Owned at April 30, 2007
Name	Number of Shares	Percent of Class
Steven M. Besbeck (1)	336,700	3.1%
Bruce M. Miller (2)	382,500	3.5%
Lawrence S. Schmid(3)	50,000	*
Robert S. Fogerson, Jr.(4)	46,500	*
Norman R. Cohen (5)	17,500	*
Bradford G. Peters (6)	1,916,075	17.8%
C. Ian Sym-Smith (7)	1,391,509	12.9%
Samuel G. Elliott (8)	41,335	*
All officers and Directors as a Group (9)	4,336,419	39.4%
Tebo Capital LLC (10)	1,123,500	10.2%
Potomac Capital Management LLC (11)	1,480,000	13.0%
James Shawn Chalmers (12)	596,000	5.4%

*                    Indicates less than 1.0%

(1) Includes 22,500 shares of common stock issuable under currently exercisable stock options and options that may be exercisable within 60 days of April 30, 2007 held by Mr. Besbeck but excludes 47,500 shares of common stock issuable under currently non-exercisable stock options held by Mr. Besbeck.

(2) Includes 22,500 shares of common stock issuable under currently exercisable stock options and options that may be exercisable within 60 days of April 30, 2007 held by Mr. Miller but excludes 17,500 shares of common stock issuable under currently non-exercisable stock options held by Mr. Miller.

(3) Includes 25,000 shares of common stock issuable under currently exercisable stock options and options that may be exercisable within 60 days of April 30, 2007 held by Mr. Schmid, but excludes 15,000 shares of common stock issuable under currently non-exercisable stock options held by Mr. Schmid. Mr.  Schmid’s address is c/o Strategic Directions International, Inc., 6242 Westchester Parkway, Suite 100, Los Angeles, CA 90045.

(4) Includes 25,000 shares of common stock issuable under currently exercisable stock options and options that may be exercisable within 60 days of April 30, 2007 held by Mr. Fogerson but excludes 15,000 shares of common stock issuable under currently non-exercisable stock options held by Mr. Fogerson. Mr.  Fogerson’s address is 2111 Austrian Pine Lane, Minnetonka, MN 55305.

(5) Includes 17,500 shares of common stock issuable under currently exercisable stock options and options that may be exercisable within 60 days of April 30, 2007 held by Mr. Cohen but excludes 12,500 shares of common stock issuable under currently non-exercisable stock options held by Mr. Cohen.

(6) Includes 10,000 shares of common stock issuable under currently exercisable stock options and options that may be exercisable within 60 days of April 30, 2007 held by Mr. Peters but excludes 10,000 shares of common stock issuable under currently non-exercisable stock options held by Mr. Peters. Mr. Peters’ address is c/o Blackfin Capital, LLC, 200 Park Avenue, 44th Floor, New York, NY 10166.

(7) Includes 10,345 shares of common stock issuable under currently exercisable stock options and options that may be exercisable within 60 days of April 30, 2007 held by Mr. Sym-Smith but excludes 10,115 shares of common stock issuable under currently non-exercisable stock options held by Mr. Sym-Smith. Mr. Sym-Smith’s address is 485 Devon Park Drive, Wayne, PA 19087.

(8) Includes 41,335 shares of common stock issuable under currently exercisable stock options and options that may be exercisable within 60 days of April 30, 2007 held by Mr. Elliott but excludes 13,778 shares of common stock issuable under currently non-exercisable stock options held by Mr. Elliott.

(9) Includes 211,680 shares of common stock issuable under currently exercisable stock options and options that may be exercisable within 60 days of April 30, 2007 held by all officers and directors as a group but excludes 173,893 shares of common stock issuable under currently non-exercisable stock options held by such individuals as a group.

(10) Tebo Capital LLC’s address is 4911 West 111th   Terrace, Leawood, KS 66211.

(11) Potomac Capital Management LLC’s address is 825 Third Avenue, 33rd Floor, New York, NY 10022.  Based on information contained in Schedule 13G filed with the SEC on May 31, 2006 by Potomac Capital Management LLC, Potomac Capital Management Inc. and Paul J. Solit as joint filers.  Paul J. Solit is the Managing Member of Potomac Capital Management LLC and President of Potomac Capital Management Inc.  All of the joint filers state that they have shared voting and shared dispositive power over 1,128,310 shares.  The joint filers state that they own an aggregate of 1,480,000 shares consisting of 925,000 shares of common stock and warrants to purchase 555,000 shares of common stock, representing in the aggregate approximately 13.1% of the Company’s issued and outstanding shares.  However, in accordance with their warrant agreement, they may only exercise warrants to purchase up to 9.99% of the issued and outstanding shares of the Company’s common stock.

(12) Mr. James Shawn Chalmers’ address is 705 South 10th Street, Blue Springs, Missouri 64015.  Based on information contained in Schedule 13D filed with the SEC on May 24, 2006 by Mr. Chalmers.  Mr. Chalmers states that he does not own any common stock directly but he is (i) the sole director and President and majority stockholder of J&S Ventures, Inc.; (ii) the sole manager and holder of 75% of the membership interests of Orion Capital Investments, LLC; and (iii) the sole trustee and sole beneficiary of the J.Shawn Chalmers Revocable Trust dated August 13, 1996.  Mr. Chalmers states that he has shared voting and shared dispositive power over 596,000 shares.

On November 22, 2005, Ann Kruger and Kyle Kruger as joint tenants, Gregory H. Ekizian Revocable Trust and Tebo Partners II, LLC purchased 1,500,000 shares of our common stock plus warrants to purchase up to 300,000 shares of our common stock pursuant to the Common Stock and Warrant Purchase Agreement (the “2005 Purchase Agreement”) dated August 18, 2005 by and among Aspyra and each of these selling shareholders. The shares of common stock and warrants were sold in units, with each unit consisting of a single share of common stock and 1/5 of a warrant to purchase one share of common stock. The price per unit was $2.00 and the exercise price of the warrants was $3.00.

On May 17, 2006, the remaining selling shareholders in the table below purchased 2,250,000 shares of our common stock plus warrants to purchase up to 1,350,000 shares of our common stock at pursuant to the Common Stock and Warrant Purchase Agreement (the “2006 Purchase Agreement”) dated May 4, 2006 by and among Aspyra and each of these selling shareholders. The shares of common stock and warrants were sold in units, with each unit consisting of a single share of common stock and 3/5 of a warrant to purchase one share of common stock. The price per unit was $2.00 and the exercise price of the warrants was $3.00.

The following table shows the names of the selling shareholders, and lists the number of shares of our common stock registered for sale by each selling shareholder under this prospectus. It also shows the total number of shares of common stock owned by the selling shareholders before and after the offering, and the percentage of our total outstanding shares represented by these amounts. We do not know when or in what amount the selling shareholders may choose to sell any of the shares offered by this prospectus. Because the selling shareholders may offer all or some of their shares of common stock pursuant to this offering, we cannot estimate the number of shares of common stock that the selling shareholders will hold after completion of this offering. The table assumes that the selling shareholders will sell all of the common stock being offered by this prospectus for their account. The selling shareholders have not had a material relationship with us within the past three years other than as a result of the selling shareholders’ ownership of our securities, except with respect to the Placement Agent fee as described below. None of the selling shareholders are registered broker-dealers or affiliates of registered broker-dealers.

We paid a commission of five percent (5%) of the fees received from the private placement consummated on November 22, 2005 and a commission of seven percent (7%) of the fees received from the private placement consummated on May 17, 2006 to Great American Investors, Inc. (the “Placement Agent”). We also indemnified the Placement Agent with respect to the private placements. In addition, Todd Tumbleson, the Managing Director of the Placement Agent, is the natural person who exercises voting power and investment control over three of the selling shareholders including Tebo Partners II, LLC, Tebo Capital SEP IRA and Tebo Capital LLC.

The following table is based on information provided to us by the selling shareholders named in the table, and does not necessarily indicate beneficial ownership for any other purpose. The selling shareholders may, however, have sold, transferred or otherwise disposed of all or a portion of their shares of common stock since the date on which they provided such information. The number of shares of common stock beneficially owned by the selling shareholders is determined in accordance with the rules of the SEC. The number of shares beneficially owned includes any shares as to which the selling shareholders have sole or shared voting power or investment power. Shares which each selling shareholder has the right to acquire within 60 days of the date of this prospectus are included in the shares owned by that selling shareholder and are treated as outstanding for purposes of calculating the ownership percentage of that selling shareholder, but not for any other selling shareholder. The term “selling shareholders” includes the shareholders listed below and their transferees, assignees, pledgees, donees or other successors. The percent of beneficial ownership for the selling shareholders is based on 10,787,150 shares of stock outstanding as of April 30, 2007.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)	Percent of Outstanding Shares of Common Stock Beneficially Owned Prior to Offering (1)	Number of Shares of Common Stock to be Offered Pursuant to this Prospectus		Number of Shares of Common Stock Beneficially Owned After the Offering (2)	Percent of Outstanding Shares of Common Stock Beneficially Owned After the Offering (2)
Ann Krueger and Kyle Krueger, joint tenants by entirety	396,000	4.4%	336,000	(3)	60,000	*
Gregory H. Ekizian Revocable Trust	378,000	4.2%	378,000	(4)	0	*
Tebo Partners II, LLC (5)	1,123,500	11.3%	1,086,000	(6)	37,500	*
Potomac Capital Partners LP (8)	640,611	7.0%	640,611	(7)	0	*
Potomac Capital International Ltd (8)	393,021	4.4%	393,021	(7)	0	*
Pleiades Investment Partners R.LP (8)	446,368	5.0%	446,368	(7)	0	*
Orion Capital LLC (9)	329,000	3.6%	320,000	(7)	9,000	*
J. Shawn Chalmers Revocable Trust (9)	263,500	2.7%	240,000	(7)	23,500	*
Slater FF&E Fund LLC c/o Slater Capital (10)	160,000	1.8%	160,000	(7)	0	*
Joe C. Higday Trust	160,000	1.8%	160,000	(7)	0	*
Daniel R. Henry	176,000	2.0%	176,000	(7)	0	*
Ronald R, Comer Trust	40,000	*	40,000	(7)	0	*
James McCroy IRA c/o Harrington Wealth Mgmt	160,000	1.8%	160,000	(7)	0	*
Tebo Capital SEP IRA c/o Harrington Wealth Mgmt (5)	40,000	*	40,000	(7)	0	*
Tebo Capital LLC (5)	40,000	*	40,000	(7)	0	*
Robert K Green Trust	160,000	1.8%	160,000	(7)	0	*
Martin Gregory Haake Trust	24,000	*	24,000	(7)	0	*
David G. Orscheln	80,000	*	80,000	(7)	0	*
Sands Partnership No. 1 Money Purchase Plan and Trust (11)	80,000	*	80,000	(7)	0	*
Prime Petroleum Profit Sharing Trust (12)	80,000	*	80,000	(7)	0	*
James H. McCroy	192,000	2.2%	192,000	(7)	0	*
Francis & Joanne Hanna	40,000	*	40,000	(7)	0	*
Philip C. Young	16,000	*	16,000	(7)	0	*
Cynthia Mason	16,000	*	16,000	(7)	0	*
Leon and Delores Wright	16,000	*	16,000	(7)	0	*
Al Desmarteau	20,000	*	20,000	(7)	0	*
Denise Desmarteau	20,000	*	20,000	(7)	0	*
James & Katherine Hammond	16,000	*	16,000	(7)	0	*
Ron Loew	16,000	*	16,000	(7)	0	*
Scott & Kathy Duncan	8,000	*	8,000	(7)	0	*

*                    Indicates less than 1.0%

(1)  The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, the number of shares beneficially owned includes any shares as to which a person has sole or shared voting power or investment power. Shares that a person has the right to acquire within 60 days of the date of this prospectus are included in the shares owned by that person and are treated as outstanding for purposes of calculating the ownership percentage of that person, but not for any other person.

(2)  sumes that all shares being offered by the selling shareholders under this prospectus are sold, that the selling shareholders acquire no additional shares of common stock before the completion of this offering, and that the selling shareholders dispose of no shares of common stock other than those offered under this prospectus.

(3)  Consists of 280,000 shares of common stock and 56,000 shares of common stock issuable upon exercise of the warrant acquired pursuant to the 2005 Purchase Agreement.

(4)  Consists of 315,000 shares of common stock and 63,000 shares of common stock issuable upon exercise of the warrant acquired pursuant to the 2005 Purchase Agreement. Gregory H. Ekizian is the trustee of the revocable trust.

(5)  Todd Tumbleson is the natural person who exercises voting power and investment control over Tebo Partners II, LLC, Tebo Capital SEP IRA and Tebo Capital LLC. Additionally, Mr. Tumbleson owns 15,000 shares of common stock jointly with his spouse and 22,500 shares of common stock in an individual IRA, which holdings are included in the amount held by Tebo Partners II, LLC contained in the table.

(6)  Consists of 905,000 shares of common stock and 181,000 shares of common stock issuable upon exercise of the warrant acquired pursuant to the 2005 Purchase Agreement.

(7)  The following table sets forth information regarding the number of shares of common stock and shares of common stock issuable upon exercise of warrants acquired pursuant to the 2006 Purchase Agreement:

Name of Selling Stockholder	Shares of Common Stock	Shares of Common Stock Issuable Upon the Exercise of Warrants
Potomac Capital Partners LP	400,382	240,229
Potomac Capital International Ltd	245,638	147,383
Pleiades Investment Partners RLP	278,980	167,388
Orion Capital LLC	200,000	120,000
J. Shawn Chalmers Revocable Trust	150,000	90,000
Slater FF&E Fund LLC c/o Slater Capital	100,000	60,000
Joe C. Higday Trust	100,000	60,000
Daniel R. Henry	110,000	66,000
Ronald R, Comer Trust	25,000	15,000
James McCroy IRA c/o Harrington Wealth Mgmt	100,000	60,000
Tebo Capital SEP IRA c/o Harrington Wealth Mgmt	25,000	15,000
Tebo Capital LLC	25,000	15,000
Robert K Green Trust	100,000	60,000
Martin Gregory Haake Trust	15,000	9,000
David G. Orscheln	50,000	30,000
Sands Partnership No. 1 Money Purchase Plan and Trust	50,000	30,000
Prime Petroleum Profit Sharing Trust	50,000	30,000
James H. McCroy	120,000	72,000
Francis & Joanne Hanna	25,000	15,000
Philip C. Young	10,000	6,000
Cynthia Mason	10,000	6,000
Leon and Delores Wright	10,000	6,000
Al Desmarteau	12,500	7,500
Denise Desmarteau	12,500	7,500
James & Katherine Hammond	10,000	6,000
Ron Loew	10,000	6,000
Scott & Kathy Duncan	5,000	3,000

*                    The warrants are fully vested and have a purchase price of $3.00 per share.

(8)  Paul J. Solit is the natural person who exercises voting power and investment control over Potomac Capital Partners LP, Potomac Capital International Ltd. and Pleiades Investment Partners R.LP.

(9)  James Shawn Chalmers is the natural person who exercises voting power and investment control over Orion Capital LLC and is the trustee of the J. Shawn Chalmers Revocable Trust. Mr. James Shawn Chalmers is also the sole director, President and majority stockholder of J&S Ventures, Inc., which owns 3,500 shares of the Company’s common stock, which are not being offered pursuant to this prospectus.

(10)  Steven L. Martin is the natural person who exercises voting power and investment control over Slater FF&E Fund LLC.

(11)  Barton J. Cohen is the natural person who exercises voting power and investment control over Sands Partnership No. 1 Money Purchase Plan and Trust.

(12)  A. Baron Cass III is the natural person who exercises voting power and investment control over Prime Petroleum Profit Sharing Trust.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, no par value, of which 10,787,150 are currently outstanding. The holders of our common stock (i) have equal ratable rights divided from funds legally available for dividends, when and if declared by the Board of Directors; (ii) are entitled to share ratably in all assets available for distribution to holders of our common stock upon liquidation, dissolution or winding up of our affairs; and (iii) do not have subscription, conversion or preemptive rights. Shares of common stock are entitled to one vote for each share held of record by them on all matters except the election of directors as to which shareholders may cumulate their votes subject to compliance with applicable nomination and notice requirements imposed by California Corporation Law. In cumulative voting, each holder is permitted to cast such number of votes in the aggregate as equals the number of shares of stock held multiplied by the number of directors to be elected. The holders may cast the whole number of such votes for one nominee for director or distribute the votes among two or more nominees as the holder sees fit.

Preferred Stock

We are authorized to issue up to 500,000 shares of preferred stock, no par value, of which no shares are currently issued and outstanding. The preferred stock may be issued in one or more series and our Board of Directors, without further approval from our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.

Stock Options

As of April 30, 2007, there were outstanding stock options to purchase 575,433 shares of our common stock pursuant to our 2005 Equity Incentive Plan and 1997 Stock Option Plan at a weighted average exercise price of $2.22 per share and an additional 820,227 shares reserved for future grant under our stock option plans.

Warrants

As of April 30, 2007, there were outstanding warrants to purchase 1,650,000 shares of our common stock with an exercise price of $3.00 per share.

Registration Rights

On August 18, 2005, we entered into a Registration Rights Agreement with the selling shareholders in the 2005 Purchase Agreement, providing them with certain rights to require us to register up to 1,800,000 shares of our common stock acquired by them pursuant to the private placement consummated on November 22, 2005, in connection with our merger with StorCOMM. On May 4, 2006, we entered into a separate Registration Rights Agreement with the selling shareholders in the 2006 Purchase Agreement, providing them with certain rights to require us to register up to 3,600,000 shares of our common stock acquired by them pursuant to the private placement consummated on May 17, 2006.

Provisions of our Articles of Incorporation and Bylaws

There is set forth below a description of the provisions contained in our articles of incorporation and bylaws that could impede or delay an acquisition of control of our company that our Board of Directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Number of Directors; Filling Vacancies

Our bylaws provides that the number of directors shall be not less than five or more than nine, the exact number to be fixed only by resolution of our Board of Directors from time to time. Our bylaws further provides that vacancies on the Board of Directors may be filled by a majority vote of the remaining directors or by the sole remaining director.

Amendments to Bylaws

Our bylaws provides that only our Board of Directors or the shareholders entitled to exercise a majority of the voting power of the Company have the power to amend or repeal our bylaws.

Transfer Agent

Our common stock is traded on the American Stock Exchange under the symbol “APY.” The transfer agent for our shares of common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling shareholders. The selling shareholders and their successors, including its transferees, assignees, pledges, donees or other successors, may dispose of the shares covered by this prospectus from time to time for their own accounts. They will act independently of us in making decisions regarding the timing, manner and size of each sale. They may sell their shares on the American Stock Exchange, in the over-the-counter market or in privately negotiated transactions. They may sell their shares directly or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders or from the purchasers of the shares. The compensation received by a particular underwriter, broker, dealer or agent might exceed customary commissions.

The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may dispose of their shares through any of the following methods or any combination of these methods:

•                  purchases by a broker or dealer as a principal and resale by that broker or dealer for its own account under this prospectus;

•                  ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long or short sales made after the effectiveness of the registration statement of which this prospectus is a part;

•                  cross trades or block trades in which the broker or dealer engaged to make the sale will attempt to sell the securities as an agent, but may position and resell a portion of the block as a principal to facilitate the transaction;

•                  through the writing of options;

•                  in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;

•                  any combination of the above transactions; or

•                  any other lawful method.

In addition, any securities covered by this prospectus which qualify for sale in compliance with Rule 144 promulgated under the Securities Act of 1933, as amended, or the Securities Act, may be sold under Rule 144 rather than under this prospectus.

The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of common stock in the course of hedging the positions they assume with the selling shareholders.

The selling shareholders also may sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares covered by this prospectus (which may be amended or supplemented to reflect the transaction). The selling shareholders also may loan or pledge the shares to a broker-dealer or another financial institution. If a selling shareholder defaults on the loan or the obligation secured by the pledge, the broker-dealer or institution may sell the shares so loaned or pledged under this prospectus (which may be amended or supplemented to reflect the transaction).

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation received by a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale.

Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares and that there is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

We have agreed to maintain the effectiveness of the registration statement of which this prospectus is a part until the earliest to occur of the following:

•                  the second anniversary of the closing of the Purchase Agreement (provided, however, that with respect to the Registrable Shares that are Warrant Shares, the foregoing date shall be the second anniversary of the date the related Warrant was exercised);

•                  the date on which all Registrable Shares then held by the purchaser may be sold or transferred in compliance with Rule 144 under the Securities Act (or any other similar provisions then in force) without any volume or manner of sale restrictions thereunder; and

•                  such time as all Registrable Shares held by the purchaser have been sold (A) pursuant to a registration statement, (B) to or through a broker or dealer or underwriter in a public distribution or a public securities transaction or (C) in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

We may suspend the selling shareholders’ right to resell shares under this prospectus for limited periods if required to do so by regulatory action or because material information or events affecting us are not adequately disclosed in the then available prospectus.

We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. The selling shareholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by the selling shareholders. We have also agreed to indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act.

The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against liabilities, including liabilities arising under the Securities Act.

Because the selling shareholders may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. If we are required to supplement this prospectus or post-effectively amend the registration statement to disclose a specific plan of distribution of the selling shareholders, the supplement or amendment will describe the particulars of the plan of distribution, including the shares of common stock, purchase price and names of any agent, broker, dealer, or underwriter or arrangements relating to any such entity or applicable commissions.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, no person engaged in the distribution of the shares may simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act the associated rules and regulations under the Exchange Act, including Regulation M, the provisions of which may limit the timing of purchases and sales of the shares by the selling shareholders.

We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders and have informed the selling shareholders of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

LEGAL MATTERS

The validity of the issuance of the shares of common stock in this offering will be passed upon for us by Stradling Yocca Carlson & Rauth, 800 Anacapa Street, Santa Barbara, California 93101.

EXPERTS

The financial statements included elsewhere in this prospectus have been audited by BDO Seidman, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Because we are subject to the informational requirements of the SEC, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference room maintained by the SEC at the following address:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be obtained without charge at the website maintained by the SEC at www.sec.gov, or may be inspected without charge at the SEC’s principal office in Washington, D.C., and you may obtain copies from that office upon payment of the fees prescribed by the SEC.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to: Investor Relations, Aspyra, Inc., 26115-A Mureau Road, Calabasas, California 91302; telephone number (818) 880-6700.

ASPYRA, INC.

Consolidated Financial Statements

For the Year Ended December 31, 2006

ASPYRA, INC.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Aspyra, Inc. and Subsidiaries
Calabasas, California

We have audited the accompanying consolidated balance sheet of Aspyra, Inc. and subsidiaries as of December 31, 2006 and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for each years ended December 31, 2006 and 2005.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aspyra, Inc. and Subsidiaries at December 31, 2006 and the results of its operations and comprehensive loss and its cash flows the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 8 to the consolidated financial statements, the Company adopted Statement of Accounting Standards (“SFAS”) No. 123(R), Share Based Payment, effective January 1, 2006.

/s/ BDO SEIDMAN, LLP

Los Angeles, California
April 16, 2007

ASPYRA, INC.
CONSOLIDATED BALANCE SHEET

December 31,
2006
ASSETS

CURRENT ASSETS:
Cash	$1,014,632
Restricted cash	1,000,000
Receivables, net	1,334,153
Inventory	111,357
Prepaid expenses	191,040
Other assets	90,798

TOTAL CURRENT ASSETS	3,741,980

PROPERTY AND EQUIPMENT, net	1,171,421
OTHER ASSETS	52,509
INVENTORY OF COMPONENT PARTS	125,053
CAPITALIZED SOFTWARE COSTS, net of accumulated amortization of $875,165	2,487,307
INTANGIBLES, net	4,449,482
GOODWILL	7,268,434
$19,296,186
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Notes payable	$1,423,517
Accounts payable	887,017
Accrued liabilities:
Vacation pay	348,178
Accrued payroll	355,719
Accrued interest	93,030
Deferred rent	55,049
Cutomer deposits	141,769
Other	256,974
Deferred service contract income	1,509,042
Deferred revenue on system sales	777,800
Capital lease — current portion	150,237

TOTAL CURRENT LIABILITIES	5,998,332

CAPITAL LEASE, LESS CURRENT PORTION	498,522

TOTAL LIABILITIES	6,496,854

COMMITMENTS AND CONTINGENCIES(Note 7)

SHAREHOLDERS’ EQUITY:
Common shares, no par value; 20,000,000 shares authorized; 10,783,150 shares issued and outstanding at December 31, 2006	21,044,071
Additional paid-in capital	160,572
Accumulated deficit	(8,360,580)
Accumulated other comprehensive loss	(44,731)

TOTAL SHAREHOLDERS’ EQUITY	12,799,332
$19,296,186

See notes to consolidated financial statements.

ASPYRA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended
	December 31, 2006	December 31, 2005
NET SYSTEM SALES AND SERVICE REVENUE:
System sales	$5,665,629	$2,112,782
Service revenue	7,023,588	5,092,975
TOTAL SYSTEM SALES AND SERVICE REVENUE	12,689,217	7,205,757

COSTS OF PRODUCTS AND SERVICES SOLD:
System sales	3,905,703	1,817,566
Service revenue	2,899,393	1,878,030
TOTAL COSTS OF PRODUCTS AND SERVICES SOLD	6,805,096	3,695,596

GROSS PROFIT	5,884,121	3,510,161

RESEARCH AND DEVELOPMENT EXPENSES	1,981,394	1,300,690
SELLING AND ADMINISTRATIVE EXPENSES	7,246,638	3,892,900
TOTAL OPERATING EXPENSES	9,228,032	5,193,590

OPERATING LOSS	(3,343,911)	(1,683,429)

OTHER INCOME (EXPENSE):
Interest income	99,962	26,461
Interest and other expense	(321,679)	(37,934)
TOTAL OTHER EXPENSE	(221,717)	(11,473)

LOSS BEFORE PROVISION FOR INCOME TAXES	(3,565,628)	(1,694,902)

PROVISION FOR INCOME TAXES	4,810	807,013

NET LOSS	$(3,570,438)	$(2,501,915)
LOSS PER SHARE:

Basic and Diluted	$(.36)	$(.62)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:

Basic and Diluted	9,914,916	4,038,233

See notes to consolidated financial statements.

ASPYRA, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

	Common Shares	Common Shares Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
BALANCE, December 31, 2004	3,321,900	$6,195,692	$—	$(2,288,227)	$—	$3,907,465

Components of comprehensive loss:

Net loss	—	—	—	(2,501,915)	—	(2,501,915)

Foreign currency translation adjustment	—	—	—	—	(2,690)	(2,690)

Total comprehensive loss						(2,504,605)

Exercise of stock options	169,500	171,400	—	—	—	171,400

Stock issued for merger	3,498,000	7,765,560	—	—	—	7,765,560

Stock and warrants issued for private placement (net of $158,430 of costs)	1,500,000	2,841,570	—	—	—	2,841,570

BALANCE, December 31, 2005	8,489,400	16,974,222	—	(4,790,142)	(2,690)	12,181,390

Components of comprehensive loss:

Net loss	—	—	—	(3,570,438)	—	(3,570,438)

Foreign currency translation adjustment	—	—	—	—	(42,041)	(42,041)

Total comprehensive loss						(3,612,479)

Fractional share payout resulting from merger	—	(234)	—	—	—	(234)

Compensation expense	—	—	160,572	—	—	160,572

Exercise of stock options	43,750	36,200	—	—	—	36,200

Stock and warrants issued for private placement (net of $466,117 of offering costs)	2,250,000	4,033,883	—	—	—	4,033,883

BALANCE, December 31, 2006	10,783,150	$21,044,071	$160,572	$(8,360,580)	$(44,731)	$12,799,332

See notes to consolidated financial statements.

ASPYRA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Increase (Decrease) in Cash

	Years ended
	December 31, 2006	December 31, 2005
OPERATING ACTIVITIES

Net loss	$(3,570,438)	$(2,501,915)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	377,517	184,683
Amortization of capitalized software costs	329,390	333,424
Amortization of acquired intangibles	677,758	62,760
Provision for doubtful accounts	18,371	47,982
Deferred tax provision	—	793,877
Stock based compensation	160,572	—
Increase (decrease) from changes in:
Receivables	195,175	560,115
Inventories	129,237	(78,001)
Prepaid expenses and other assets	255,163	(283,290)
Accounts payable	(331,681)	539,065
Accrued liabilities	18,157	(222,821)
Deferred service contract income	(102,602)	(272,726)
Deferred revenue on system sales	(387,721)	198,717

Net cash used in operating activities	(2,231,102)	(638,130)

INVESTING ACTIVITIES
Additions to property and equipment	(285,837)	(325,718)
Purchase of StorCOMM, net of cash received	—	(1,648,013)
Additions to capitalized software costs	(930,810)	(687,738)

Net cash used in investing activities	(1,216,647)	(2,661,469)

FINANCING ACTIVITIES
Borrowings on line of credit	500,000	800,000
Payments on line of credit	—	(600,000)
Payments on notes payable	(292,757)	(230,539)
Payments on capital lease obligations	(102,423)	(5,452)
Increase in restricted cash	(1,000,000)	—
Gross proceeds from sale of stock in private placement	4,500,000	3,000,000
Payments made for private placement transaction	(466,117)	(158,430)
Buyback of fractional shares related to merger	(234)	—
Exercise of stock options and warrants	36,200	171,400

Net cash provided by financing activities	3,174,669	2,976,979

Foreign currency translation adjustment	(42,041)	(2,690)

NET DECREASE IN CASH	(315,121)	(325,310)
CASH, beginning of year	1,329,753	1,655,063
CASH, end of year	$1,014,632	$1,329,753

See notes to consolidated financial statements.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activities

Aspyra, Inc. (formerly known as Creative Computer Applications, Inc.) (the Company or ASPYRA), a California corporation, was formed in 1978.  The Company is a healthcare information technology and service provider that specializes in Clinical Information Systems (CIS) and Diagnostic Information Systems (DIS) for healthcare providers.

The Company’s software and services for hospitals and clinic-based laboratories, pharmacies, orthopedic centers, and imaging departments are highly scalable and can be used by a broad variety of healthcare providers.  Clinical information is data that is gathered concerning each individual patient’s health condition, diagnosis, and treatment that are used by doctors, nurses and other healthcare providers.  Such data may include laboratory test results, transcribed reports of radiological or imaging procedures, digital diagnostic images, medication administration records, and other clinical and diagnostic data.  The Company’s products are deployed to provide automation of clinical information and digital diagnostic images that facilitates the operation of clinical departments and allows the rapid recording and processing of information that can be communicated, documented, and delivered to healthcare providers.

The Company headquarters is located in Calabasas, California.  The Company also has locations in Jacksonville, Florida and the United Kingdom.  The Company primarily markets its products in the United States, United Kingdom, Canada, the Caribbean, and Southeast Asia.

On November 22, 2005, the Company completed the merger of Xymed.com, Inc., a Delaware corporation and wholly owned subsidiary of ASPYRA, with and into StorCOMM, Inc. (“StorCOMM”), a Delaware corporation, pursuant to the terms of the Agreement and Plan of Reorganization, dated August 16, 2005 (the “Merger Agreement”), by and among ASPYRA, Xymed.com, Inc. and StorCOMM.

On November 22, 2005, simultaneously with the closing of the merger, ASPYRA completed a private placement whereby the Company issued 1,500,000 Common Shares and warrants to purchase 300,000 Common Shares pursuant to a Common Stock and Warrant Purchase Agreement.

On May 17, 2006, the Company sold in a private placement 2,250,000 of its Common Shares and warrants to purchase up to 1,350,000 Common Shares pursuant to the terms of the Common Stock and Warrant Purchase Agreement.

Principles of Consolidation

The consolidated financial statements include the accounts of ASPYRA and its subsidiaries after elimination of all intercompany accounts and transactions.

Cash and Cash Equivalents

The Company considers all liquid assets with an initial maturity of three months or less to be cash equivalents.

Receivables and Concentration of Credit Risk

Receivables potentially expose the Company to concentrations of credit risk. The Company provides credit to a large number of hospitals, clinics, reference laboratories and other healthcare institutions in various geographical areas.  The Company performs ongoing credit evaluations and maintains a general security interest in the item sold until full payment is received.  Two customers accounted for 44% of trade receivables that were billed as of December 31, 2006.

The Company maintains the majority of its cash and cash equivalents in a number of commercial bank accounts.  Accounts at these banks are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000 at each bank.  At December 31, 2006, the Company had approximately $1,213,000 at a bank that was in excess of the FDIC insurance limit.

The Company also maintains a portion of its cash and cash equivalents in an investment account at a commercial bank. The investment account is guaranteed by the Securities Investor Protection Company (“SIPC”) up to $400,000. At December 31, 2006, the Company had approximately $280,000 in the investment account that was in excess of the SIPC insurance limit.

Inventories

Inventories consist primarily of computer hardware held for resale and are stated at the lower of cost or market (net realizable value).  Cost is determined using the first-in, first-out method. Supplies are charged to expense as incurred.

The Company also maintains an inventory pool of component parts to service systems previously sold, which is classified as non-current in the accompanying balance sheets.  Such inventory is carried at the lower of cost or market and is charged to cost of sales based on usage.  Allowances are made for quantities on hand in excess of estimated future usage.  At December 31, 2006 the inventory allowance was $115,504.

Property and Equipment

Property, equipment, and leasehold improvements are stated at cost less accumulated depreciation.  Depreciation of machinery and equipment, furniture and fixtures, and data processing equipment is computed for financial reporting purposes using the straight-line method over the estimated useful life of the related asset, ranging from three to five years.  Amortization of leasehold improvements is computed using the straight-line method over the lesser of the estimated useful life or the lease term.  Accelerated depreciation methods are used for income tax reporting purposes.  The Company periodically reviews such assets for possible impairments and expected losses, if any, are recorded currently.  Expenditures for maintenance and repairs are expensed as incurred.

Capitalized Software Costs

In accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed”‘ software costs incurred internally in creating computer software products are expensed until technological feasibility has been established upon completion of a detailed program design.  Thereafter, all software development costs are capitalized until the point that the product is ready for sale and subsequently reported at the lower of unamortized cost or net realizable value.  The Company considers annual amortization of capitalized software costs based on the ratio of current year revenues by product to the product’s total estimated revenues method, subject to an annual minimum based on straight-line amortization over the product’s estimated economic useful life, not to exceed five years.  The Company reviews capitalized software costs for impairment on an annual basis.  To the extent that the carrying amount exceeds the estimated net realizable value of the capitalized software cost, an impairment charge is recorded.

During the years ended December 31, 2006 and 2005, the Company capitalized $930,810 and $687,738, respectively of software development costs.  Amortization expense of capitalized software development costs, included in cost of sales, for the years ended December 31, 2006 and 2005 amounted to $329,390 and $333,424, respectively.

Revenue Recognition

System Sales

In accordance with Statement of Position 97-2, “Software Revenue Recognition”, (“SOP 97-2”), as amended by SOP 98-4 and SOP 98-9, and clarified by Staff Accounting Bulletin (SAB) 104, “Revenue Recognition in Financial Statements”, the Company recognizes revenue on sales of Clinical Information Systems and data acquisition products when the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred and the system is functional, (iii) the vendor’s fee is fixed or determinable and (iv) collectability is probable.  Also in accordance with SOP 97-2, as amended, the Company allocates the fee of a multiple element contract to the various elements based on vendor-specific objective evidence of fair value.  Revenue allocated to a specific element is recognized when the basic revenue recognition criteria above is met for that element.  If sufficient vendor-specific objective evidence for all elements does not exist to allocate revenue to the elements, all revenue from the arrangement generally is deferred until such evidence does exist or until all elements have been delivered.  Implementation revenue, consisting primarily of installation and training, is recognized as revenue as the services are performed.

As a result of the above provisions, the Company recorded deferred revenue on system sales of $777,800 at December 31, 2006.

Service Revenue

Service revenues are recognized ratably over the contractual period (usually one year) or as the services are provided.  These services are not essential to the functionality of any other elements and are separately stated.  At December 31, 2006, the Company had deferred service revenues of $1,509,042.

Deferred Revenue and Income

Deferred revenue on system sales and deferred service contract income represent cash received in advance or accounts receivable from system and service sales of which the above criteria have not been met for the current reporting of income.

Stock Based Compensation

On January 1, 2006, we adopted Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004), “Share-Based Payment,” (SFAS 123R), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values at the date of grant using an option-pricing model. SFAS 123R replaces SFAS 123, “Accounting for Stock-Based Compensation” (SFAS No. 123) for awards granted to employees and directors and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Prior to the adoption of SFAS 123R, we accounted for shared-based payment awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under SFAS 123. Under APB 25, we recognized no share-based compensation expense in our consolidated statements of operations for awards to employees and directors because the exercise price of our stock options equaled the fair market value of the underlying stock at the date of grant. Under the provisions of SFAS 123R, share based compensation expense is recognized over the employee’s requisite service period (generally the vesting period of the equity grant) using the straight-line method, and is reduced for estimated forfeitures. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In our pro-forma information required under SFAS No. 123 for the periods prior to 2006, we accounted for forfeitures as they occurred.

We adopted SFAS 123R using the modified prospective transition method, and in accordance with that method, our consolidated financial statements for 2006 include compensation expense related to the unvested portion of share-based payment awards granted prior to January 1, 2006 based on the grant date fair value estimated in accordance with the pro-forma provisions of SFAS 123. Prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R. As a result of adopting SFAS 123R on January 1, 2006, share-based compensation expense recognized under SFAS 123R for employees and directors for 2006 was $160,572, which impacted our basic and diluted loss per share by $0.02.  Had we determined compensation cost based on the fair value at the grant date for such stock options under SFAS 123 for the year ended December 31, 2005, the pro forma effect on net loss and net loss per share would have been as follows:

Year Ended
December 31,
2005
Net loss, as reported	$(2,501,915)
Add: Stock-based compensation expense included in reported net income, net of related tax effects	—

Deduct: Total stock-based compensation expense determined under fair value based method for all awards	(193,770)

Net loss, pro forma	$(2,695,685)

Basic net loss per share, as reported	$(.62)
Basic net loss per share, pro forma	(.67)

Diluted net loss per share, as reported	(.62)
Diluted net loss per share, pro forma	(.67)

At December 31, 2005, options and warrants to purchase 821,670 shares were outstanding and could affect future periods, but were not included in the computation of diluted loss per common share because the effect would be antidilutive.

The fair value of option grants is estimated on the date of grants utilizing the Black-Scholes option pricing with the following weighted average assumptions for grants in 2006 and 2005: expected life of options ranging from 3 to 5 years;

expected volatility ranging from 98% to 101%; no dividends; and risk-free interest rate ranging 4.0% to 5.0%.  The weighted average fair value on the date of grants for options granted during the years ended December 31, 2006 and 2005, was $1.51 and $1.80, respectively.

Earnings Per Share

The Company computes earnings (loss) per common share under Statement of Financial Accounting Standards No. 128, “Earnings per Share” (SFAS No. 128), which requires presentation of Basic and Diluted earnings (loss) per share.  Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution of securities that could share in the earnings of an entity, such as stock options, warrants or convertible debentures, unless antidilutive (see Note 10).

Income Taxes

The Company accounts for income taxes in accordance with the Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes. SFAS No. 109 requires a Company to use the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS No. 109, the effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Foreign Currency Translation

Assets and liabilities of the foreign subsidiary with functional currency other than the U.S. dollar are translated into U.S. dollars using the exchange rate in effect at the balance sheet date. Results of their operations are translated using the average exchange rates during the period. The resulting foreign currency translation adjustment is included in stockholders’ equity as a component of accumulated other comprehensive loss.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Goodwill and Other Intangible Assets

Goodwill represents the residual purchase price after allocation of the purchase price of assets acquired. Other intangible assets consist primarily of purchased technology and customer relationships. The Company accounts for goodwill and other intangible assets in accordance with SFAS 142 “Goodwill and Other Intangible Assets”. Under SFAS 142, goodwill is not amortized but tested for impairment on an annual basis, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Other intangible assets are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of four to fifteen years.

Capital Leases

Assets held under capital leases are  included as computer equipment, and are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets. All lease agreements contain bargain purchase options at termination of the lease.

Fair Value of Financial Instruments

Quoted market prices generally are not available for all of the Company’s financial instruments. Accordingly, fair values are based on judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. These estimates involve uncertainties and matters of judgment, and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Cash, receivables, accounts payable, accrued liabilities and notes payable are recorded at carrying amounts which approximate fair value due to the short maturity of these instruments.

Reclassifications

Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the current year presentation.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, which provides companies with an option to report selected financial assets and liabilities at fair value. The objective of SFAS No. 159 is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for the Company as of January 1, 2008. We have not completed our evaluation of SFAS No. 159 but do not expect the adoption of SFAS No. 159 to have a material effect on our operating results or financial position.

In November 2006, the FASB issued FASB Staff Position No. EITF 00-19-2, “Accounting for Registration Payment Arrangements”, which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured. Additionally, this guidance further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable GAAP without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. The Company elected to early adopt FSP 00-19-2, “Accounting for Registration Payment Arrangements,” effective for the audited on the consolidated financial statements as of December 31, 2006, which had no impact on the consolidated financial statements.

In September 2006, the SEC Staff issued Staff Accounting Bulletin No. 108 (“SAB No. 108”), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, which addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB No. 108 will require companies to quantify misstatements using both the balance sheet and income statement approaches to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. When the initial adoption is determined to be material, SAB No. 108 allows companies to record that effect as a cumulative effect adjustment to beginning-of-the-year retained earnings. The accounting provisions of SAB No. 108 are effective for the Company’s fiscal year ending December 31, 2006. The Company has determined that the effect of the adoption of SAB No. 108 did not have a material effect on the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not currently believe that the adoption of SFAS 157 will have a material impact on the consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (“FIN 48”) an interpretation of FASB Statement No. 109, Accounting for Income Taxes. FIN 48 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not (i.e. a likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Upon adoption, the cumulative effect of applying the recognition and measurement provisions of FIN 48, if any, shall be reflected as an adjustment to the opening balance of retained earnings. FIN 48 requires that subsequent to initial adoption a change in judgment that results in subsequent recognition, derecognition or change in a measurement of a tax position taken in a prior annual period (including any related interest and penalties) be recognized as a discrete item in the period in which the change occurs. Currently, we record such changes in judgment, including audit settlements, as a component of the Company’s income tax provision. Thus, the Company’s reported quarterly income tax rate may become more volatile upon adoption of FIN 48. This change will not impact the manner in which we record income tax expense on an annual basis. FIN 48 also requires expanded disclosures including identification of tax positions for which it is reasonably possible that total amounts of unrecognized tax benefits will significantly change in the next twelve months, a description of tax years that remain subject to examination by major tax jurisdiction, a tabular reconciliation of the total amount of unrecognized tax benefits at the beginning and end of each annual reporting period, the total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate and the total amounts of interest and penalties recognized in the statements of operations and financial position. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of this standard on its Consolidated Financial Statements.

NOTE 2 - LIQUIDITY

As of December 31, 2006, the Company’s working deficit of $2,256,352 compared to a working deficit of $2,549,521, as of December 31, 2005. At December 31, 2006, the Company’s credit facilities with its bank consisted of a revolving line of credit of $1,000,000, of which $1,000,000 was outstanding. The bank credit agreement is available through May 19, 2007.  The line of credit is secured by a time deposit account.  On February 27, 2007, the Company entered into a new banking relationship whereby the bank provided a revolving line of credit in the aggregate amount of $1,300,000.  The revolving line of credit is secured by the Company’s accounts receivable and inventory and matures on February 27, 2008.  The revolving line of credit is subject to certain covenants.  Advances under the revolving line of credit are on a formula based on eligible accounts receivable and inventory balances.  The Company used the initial advance on the revolving line of credit to pay in full a previous note from another bank that was secured by a $1,000,000 certificate of deposit as carried on the December 31, 2006 balance sheet under restricted cash.  The pay off released the certificate of deposit previously held by the former bank.  Management is considering additional financing to accelerate its business development plans which in turn may improve its working capital position.

The Company’s primary source of working capital has been generated from private placements of securities and from borrowings. The Company’s results of operations for the current fiscal year ended December 31, 2006 produced negative operating cash flow of $2,231,102, which was not sufficient to fund its product development activities, and to invest in new marketing programs, which required the Company to seek financing. An unanticipated decline in sales, delays in implementations where payments are tied to delivery and/or performance of services, or cancellations of contracts could have a negative effect on cash flow from operations and could in turn create short-term liquidity problems. We believe that our current cash and cash equivalents, and cash flow from operations, will be sufficient to meet our current anticipated cash needs, including for working capital purposes, capital expenditures and various contractual obligations, for at least the next 12 months. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these sources are insufficient to satisfy our cash requirements, we may seek to sell debt securities or additional equity securities or to obtain a credit facility. The sale of convertible debt securities or additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in incurring debt service obligations and could result in operating and financial covenants that would restrict our operations. In addition, there can be no assurance that any additional financing will be available on acceptable terms, if at all. Although there are no present understandings, commitments or agreements with respect to the acquisition of any other businesses, applications or technologies, we may, from time to time, evaluate acquisitions of other businesses, applications or technologies.

NOTE 3 - RECEIVABLES

Receivables are summarized as follows:

Billed receivables	$1,020,756
Unbilled receivables	396,237
Allowance for doubtful accounts	(82,840)

$1,334,153

Unbilled receivables are billed when milestone events are reached, as agreed upon and established in sales contracts.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:

Machinery and equipment	$259,285
Furniture and fixtures	604,654
Data processing equipment	2,289,770
Leasehold improvements	106,330

3,260,039
Accumulated depreciation	(2,088,618)

$1,171,421

Depreciation and amortization expense for property and equipment for the years ended December 31, 2006 and 2005 was $377,517 and $184,683.

NOTE 5 — GOODWILL AND INTANGIBLE ASSETS

Intangible assets are summarized as follows:

December 31, 2006

Acquired technology	$3,080,000
Customer relationships	2,000,000
Channel partners	110,000

5,190,000
Accumulated amortization	(740,518)

Intangible assets, net	$4,449,482

Goodwill	$7,268,434

During the year ended December 31, 2006, the Company reallocated $430,000 of goodwill to acquired technology.

Amortization expense for intangible assets for the year ended December 31, 2006 was $677,758. Annual estimated amortization expense for each of the five succeeding fiscal years is as follows:

Fiscal year ending December 31,
2007	$688,496
2008	688,496
2009	685,639
2010	661,004
2011	542,242
Thereafter	1,183,605
Total	$4,449,482

NOTE 6 - DEBT

Long-term debt at December 31, 2006 consists of the following:

December 31,
2005
Line of credit of $1,000,000 with a bank with interest at fixed rate of 5.15%. The line matures on May 19, 2007, and is secured by a $1,000,000 time deposit account	$1,000,000
Note acquired in conjunction with StorCOMM merger with interest rate of 7%. Payment terms in accordance with previous judgment in the amount of $25,000 due monthly	249,439
Unsecured notes acquired in conjunction with StorCOMM merger with interest ranging from 7.00% to 8.00%. These notes are due upon demand	174,078
Total	1,423,517

Less: current portion	1,423,517

Long-term portion	$—

The carrying amounts of the other debt listed above approximate its fair value based on its terms and short maturities.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office and warehouse space in Calabasas, California, Jacksonville, Florida, and the United Kingdom under non-cancelable operating leases expiring in October, 2007 (see Subsequent Events for extension of lease information), January 2012, and June 2010, respectively.

Future minimum lease payments, by year and in the aggregate, under the facility leases with initial or remaining terms of one year or more are as follows:

Operating
Fiscal year ending December 31,	Leases
2007	$420,000
2008	190,883
2009	195,381
2010	179,853
2011	164,423
Thereafter	13,735

Total minimum lease payments	$1,164,275

Rent expense for the years ended December 31, 2006 and 2005 was approximately $463,000 and $313,000, respectively.

Capital Leases

The Company entered into a master agreement to lease equipment as of October 26, 2005. The equipment is being used for the Company’s infrastructure and has facilitated the integration of the three locations. The cost of the computer equipment under capital leases is included in the consolidated balance sheet in property and equipment and was $648,759 at December 31, 2006.  Accumulated amortization of the leased equipment at December 31, 2006 was $102,464.  Amortization of assets under capital leases is included in depreciation expense.  The equipment lease provides for an option to purchase at the end of the lease term.

The future minimum lease payments required under the capital leases and the present value of the net minimum lease payments, as of December 31, 2006 are as follows:

Capital
Fiscal year ending December 31,	Leases
2007	$227,262
2008	227,262
2009	190,231
2010	174,967
2011	56,680
Total minimum lease payments	876,402
Less: Amount representing maintenance	119,854
Less: Amount representing interest	107,789
Total capital lease obligations	648,759
Less: current maturities of capital lease obligations	150,237
Long term capital lease obligations	$498,522

Employee Benefit Plan

The Company maintains a 401(k) profit sharing plan that allows eligible employees to defer up to 100% of their earnings, on a pre-tax basis, subject to dollar limitations of the Internal Revenue Code. The Company provides a discretionary match on eligible employee contributions, which is determined on an annual basis. The amount of matching contribution for 2006 and 2005 was 25% of the eligible employee’s contribution up to 4% of the eligible employee’s total salary. Vesting of the matching contributions by the Company is 20% for each full year of employment. For the years ended December 31, 2006 and 2005 contributions were $45,495 and $32,900, respectively.

Guarantees and Indemnifications

In accordance with the bylaws of the Company, officers and directors are indemnified for certain events or occurrences arising as a result of the officer or director’s serving in such capacity. The term of the indemnification period is for the lifetime of the officer or director. The maximum potential amount of future payments the Company could be required to make under the indemnification provisions of its bylaws is unlimited. However, the Company has a director and officer liability insurance policy that reduces its exposure and enables it to recover a portion of any future amounts paid. As a result of its insurance policy coverage, the Company believes the estimated fair value of the indemnification provisions of its bylaws is minimal and therefore, the Company has not recorded any related liabilities.

The Company enters into indemnification provisions under agreements with various parties in the normal course of business, typically with customers and landlords. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities or, in some cases, as a result of the indemnified party’s activities under the agreement. These indemnification provisions often include indemnifications relating to representations made by the Company with regard to intellectual property rights. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company maintains general liability, errors and omissions, and professional liability insurance in order to mitigate such risks. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has not recorded any related liabilities.

Warranties and Product Liability

The Company warrants that its products conform to their respective functional specifications. The Company’s data acquisition products and components are warranted against faulty materials and workmanship for 90 days. The Company also warrants its application software incorporated in its Laboratory, Radiology, and Pharmacy Information Systems for 90 days and its application software incorporated in its PACS systems for 1 year. However, such warranties are extended throughout the term of extended service agreements that customers may elect to enter into with the Company. Direct costs associated with the initial warranties have been insignificant. The computers that the Company currently sells as part of its Clinical Information and Diagnostic Systems are subject to the warranties of their manufacturers. The manufacturers generally warrant their products against faulty material and workmanship for one to three years. The Company passes through the manufacturers warranties to the end users and in most cases contracts with the manufacturers are to provide onsite warranty services through the manufacturers service network.

The Company currently carries an aggregate of $4,000,000 in product liability insurance. Management believes that this amount of insurance is adequate to cover its risks. To further mitigate its risks, the Company’s standard hardware sales/software license agreement as well as its service agreement expressly limits its liabilities and the warranties of its products and services in accordance with accepted provisions of the Uniform Commercial code as adopted in most states.

NOTE 8 — SHAREHOLDERS’ EQUITY

Stock Option Plan and Warrants

In November 2005, the Company adopted the 2005 Equity Incentive Plan. The purpose of the Plan is to encourage ownership in the Company by key personnel whose long-term service is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in the shareholders’ interest and share in the Company’s success. Under the Plan, the Company may award to eligible participants the following kinds of equity-based compensation, collectively referred to as “Awards”: stock options— both incentive stock options (ISO) and non-statutory stock options; stock awards — both restricted stock awards and restricted stock unit awards; stock appreciation rights; and cash awards. Up to 1,290,875 shares of common stock may be available under the Plan. The maximum aggregate number of shares that may be issued under the Plan through the exercise of ISOs is also 1,290,875. The exercise price cannot be less than 100% of the fair market value of common stock on the date the option is granted. At December 31, 2006, the 2005 plan has 631,898 options outstanding and 287,824 options exercisable. The plan expires in 2015.

A summary of option activities under the stock option plans through December 31, 2006 and 2005 is presented as follows:

			Weighted
			Average
		Weighted-	Remaining	Aggregate
		Average	Contractual	Intrinsic
Stock Options	Shares	Exercise Price	Term	Value
Outstanding at January 1, 2006	521,670	$2.17	34.7 mos.	$251,600
Granted	170,000	$1.97
Exercised	(43,750)	$0.83
Canceled or Expired	(16,022)	$2.39

Outstanding at December 31, 2006	631,898	$2.20	30.7 mos.	$62,175

Exercisable at December 31, 2006	287,824	$2.22	21.0 mos.	$41,350

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of our common stock for the 281,250 options that were in-the-money at January 1, 2006 and December 31, 2006.  As of December 31, 2006, there was $247,980 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under our stock awards plans. That cost is expected to be recognized over a weighted-average period of two years.  The share-based compensation will be amortized based on the accelerated method over the vesting period.  During the year ended December 31, 2006, the Company granted 170,000 options at a weighted average fair value of $1.97 per share.

	Number of Shares	Weighted Average Exercise Price

Options outstanding at December 31, 2004	402,000	$1.19

Options granted	311,670	$2.71
Warrants granted	300,000	$3.00
Options cancelled	(2,500)	$.72
Options expired	(20,000)	$1.00
Options exercised	(169,500)	$1.01
Options and warrants outstanding at December 31, 2005	821,670	$2.47

Options and warrants exercisable at December 31, 2005	460,000	$2.56

A summary of the status of the Company’s non-vested stock options during the year ended December 31, 2006 is presented below:

Non-vested Options	Shares	Weighted- Average Grant-Date Fair Value
Non-vested at January 1, 2006	361,670	$2.36
Granted	170,000	1.97
Vested	(175,324)	2.32
Forfeited or expired	(12,272)	2.63

Non-vested at December 31, 2006	344,074	$2.18

Information relating to stock options and warrants at December 31, 2006 summarized by exercise price is as follows:

		Outstanding		Exercisable
		Weighted Average		Weighted Average
Exercise Price Per Share	Shares	Life (Months)	Exercise Price	Shares	Exercise Price

Incentive Stock Option Plan:

$0.72	10,000	2.0	$0.72	10,000	$0.72
$1.51	20,000	26.0	$1.51	10,000	$1.51
$1.60	41,250	17.5	$1.60	30,000	$1.60
$1.66	10,000	26.0	$1.66	5,000	$1.66
$1.76	20,000	17.5	$1.76	15,000	$1.76
$1.76	120,000	55.5	$1.76	—	$1.76
$2.65	60,000	24.0	$2.65	45,000	$2.65
$2.75	187,056	23.0	$2.75	93,528	$2.75

	468,306	30.5	$2.22	208,528	$2.31

Non-Qualified Stock Option Plan:

$0.72	10,000	2.0	$0.72	10,000	$0.72
$1.51	30,000	26.0	$1.51	15,000	$1.51
$1.60	20,000	17.5	$1.60	15,000	$1.60
$2.48	50,000	54.0	$2.48	—	$2.48
$2.65	50,000	24.0	$2.65	37,500	$2.65
$2.75	3,592	23.0	$2.75	1,796	$2.75

	163,592	31.4	$2.14	79,296	$1.99

The fair value of option grants is estimated on the date of grants utilizing the Black-Scholes option pricing with the following weighted average assumptions for grants in 2006 and 2005: expected life of options ranging from 3 to 5 years; expected volatility ranging from 98% to 101%; no dividends; and risk-free interest rate ranging 4.0% to 5.0%. The weighted average fair value on the date of grants for options granted during the years ended December 31, 2006 and 2005, was $1.51 and $1.80, respectively.

SFAS No. 123(R) requires us to make certain assumptions and judgments regarding the grant date fair value. These judgments include expected volatility, risk free interest rate, expected option life, dividend yield, vesting percentage and forfeitures. These estimations and judgments are determined by us using many different variables that in many cases are outside of our control. The changes in these variables or trends, including stock price volatility and risk free interest rate may significantly impact the grant date fair value resulting in a significant impact to our financial results.

The Company issued 1,350,000 warrants pursuant to a private placement transaction (see Note 13). The fair value of the warrants is estimated utilizing the Black-Scholes option pricing with the following weighted average assumptions; expected life of warrants of 3 years; expected volatility of 74.21%; and risk-free interest rate of 5.0%. The fair value for the warrants was approximately $1,070,000.

NOTE 9 - INCOME TAX PROVISION (BENEFIT)

The provision (benefit) for income taxes for the years ended December 31, 2006 and 2005 consists of the following:

	Year Ended December 31
	2006	2005

Current taxes:
Federal	$—	$—
State	4,810	13,136
	4,810	13,136

Deferred
Federal	(1,448,300)	(2,029,686)
State	—	10,363

	(1,448,300)	(2,019,323)

Change in valuation allowance	1,448,300	2,813,200

Income tax provision	$4,810	$807,013

For the years ended December 31, 2006 and 2005, pretax loss consists of the following:

	Year Ended December 31
	2006	2005
Pretax loss:
Domestic	3,102,963	1,617,383
Foreign	462,665	77,569
Total	3,565,628	1,694,902

Income tax provision differs from the amount obtained by applying the statutory federal income tax rate to income before income tax expense for the years ended December 31, 2006 and 2005 as follows:

	Year Ended December 31,
	2006	2005

Computed provision (benefit) for taxes based on income at statutory rate	(34.0)%	(34.0)%

State taxes, net of benefit of state net operating loss carryforward	—	1.4

Change in valuation allowance	40.6	76.90

Permanent differences and other	(6.5)	3.3

	0.1%	47.6%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2006 and 2005 are approximately as follows:

	December 31,
	2006	2005

Deferred tax assets:
Allowance for doubtful accounts	$33,100	$13,500
Inventory uniform capitalization and reserve	53,200	53,800
Accrued vacation	123,300	91,600
Deferred revenue	312,700	408,100
Depreciation and amortization	—	68,600
Unexercised vested stock options	60,400	—
Net operating loss carryforwards	5,597,400	4,248,200
Tax credits	1,122,300	699,000
Other	3,400	1,400

Gross deferred tax assets	7,305,800	5,584,200

Deferred tax liability:
Deferred tax liability on intangible assets	(1,779,800)	(1,634,700)
Depreciation and amortization	(24,000)	—
Capitalized software costs	(858,500)	(754,300)

Gross deferred tax liability	(2,662,300)	(2,389,000)

Valuation allowance	(4,643,500)	(3,195,200)

Net deferred tax assets	$—	$—

In conjunction with the merger with StorCOMM, the Company purchased intangible assets that were not deductible for tax purposes, and a deferred tax liability of $1,806,734 was recorded. In addition, the Company recorded a deferred tax asset of $1,806,734 which is expected to be realized over the term of the deferred tax liability. The deferred tax asset and deferred tax liability were included in goodwill.

At December 31, 2006, the Company had state and federal net operating loss carryforwards available to offset future taxable income of approximately $30,600,000 and $37,449,000, that are subject to Internal Revenue Code Section 382 Limitations. These net operating loss carryforwards expire at various dates through 2026, and general business tax credit carryforwards available to offset future state and federal income tax payable of approximately $341,000 and $781,000, respectively. While the Federal general business tax credits expire at various dates through 2026, the state general business tax credits can be carried forward indefinitely. The Company also has alternative minimum tax (AMT) net operating loss carryforwards of approximately $35,261,000 to offset future AMT taxable income that expires through various dates through 2026. Internal Revenue Code Section 382 imposes limitations on the utilization of net operating loss and tax credit carryovers pursuant to an ownership change as a consequence of the merger with StorCOMM. The annual loss limitation amount is $885,000.

The major temporary tax differences that are expected to reverse next year are deferred revenue, allowance for doubtful accounts, accrued vacation, Section 263A Unicap inventory, amortization of intangible assets, and component inventory reserve. However, the Company expects new temporary differences to be established in these years, which will either reduce or exceed the reversing temporary differences.

The Company annually evaluates the realization of the net deferred tax asset, taking into consideration prior earnings history, projected operating results and the reversal of temporary tax differences. At December 31, 2006, the Company evaluated the net deferred tax asset taking into consideration operating results and determined that a valuation allowance of approximately $4,275,600 should be maintained.

NOTE 10 — EARNINGS (LOSS) PER SHARE

	Years Ended
	December 31, 2006	December 31, 2005

Basic weighted average shares outstanding	9,914,916	4,038,233

Dilutive effect of stock options and warrants	—	—

Diluted weighted average shares outstanding	9,914,916	4,038,233

At December 31, 2006 and 2005, options and warrants to purchase 2,281,898, and 821,670 shares, respectively, were outstanding and could affect future periods, but were not included in the computation of diluted loss per common share because the effect would be antidilutive.

NOTE 11 — SEGMENT INFORMATION AND MAJOR CUSTOMERS

The Company determines and discloses its segments in accordance with SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” which uses a “management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of a company’s reportable segments. SFAS 131 also requires disclosures about products or services, geographic areas and major customers. The Company’s management reporting structure provides for only one reportable segment and accordingly, no separate segment information is presented.

During the fiscal year ended December 31, 2006, there were no customers, contracts or programs that generated over 10% of the Company’s net sales other than through a distribution arrangement with Merry X-Ray that generated approximately $2.3 million in aggregate sales or 18% of total revenues.  The Company had no customers that accounted for more than 10% of the Company’s sales during the years ended December 31, 2005.

NOTE 12 — ACQUISITION OF STORCOMM, INC.

On November 22, 2005 (the “Effective Date”), the Company acquired StorCOMM, Inc. pursuant to an Agreement and Plan of Reorganization dated August 16, 2005 (the “Merger Agreement”). Simultaneously with the closing of the merger, ASPYRA sold in a private placement 1,500,000 shares of its common stock and warrants to purchase up to 300,000 shares of its common stock for $3,000,000 pursuant to the terms of the Common Stock and Warrant Purchase Agreement dated August 18, 2005. The private placement closed and became effective on November 22, 2005.

Pursuant to the Merger Agreement, the Company issued 3,498,000 shares of common stock in exchange for the business and assets of StorCOMM. Based upon the average closing price of the common stock for August 11, 2005 through August 19, 2005, which represents three business days before and after August 16, 2005, the value of the common stock was $7,765,560. In addition, the Company paid approximately $1,157,000 in transaction costs and had advanced StorCOMM $595,387.

The acquisition of StorCOMM is accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards (SFAS) no. 141, “Business Combinations.” The total purchase price related to the acquisition of StorCOMM was $9,517,590. The purchase price exceeded the net tangible and intangible assets acquired due to the Company viewing the StorCOMM acquisition as presenting the opportunity to expand into new markets, including internationally, as well as synergies related to next generation software products.

StorCOMM will operate as a wholly owned subsidiary of ASPYRA and the Company’s financial statements include the results of StorCOMM from the closing date of the acquisition (November 22, 2005).

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The allocation of the purchase price is based in part on independent third-party valuation of certain intangible assets. The excess purchase price over the estimated fair value of the assets acquired finite intangible assets identified and liabilities assumed is recorded as goodwill.

At November 22, 2005

Current assets	$1,286,767
Purchased technology	2,406,836
Other intangible assets	2,110,000
Goodwill	7,268,434

Total assets acquired	13,072,037

Current liabilities	3,554,447

Total liabilities assumed	3,554,447

Net assets acquired	$9,517,590

The purchased technology is comprised of internally created software, which was valued by the independent third-party who assigned an expected useful life of 6 years.

The other intangible assets are primarily comprised of customer relationships valued by the independent third-party. The expected useful life assigned is 15 years.

The excess of the purchase price over the estimated fair value of the assets acquired and the liabilities assumed was recorded as goodwill. At acquisition, StorCOMM had deferred tax assets of approximately $3,120,000 against which a 100% valuation allowance was recorded and, to the extent the valuation allowance is reduced in the future, such reduction will be made to the carrying value of goodwill.

During the year ended December 31, 2006, the Company reallocated $430,000 of goodwill to purchased technology.

Since there is no step up in basis of the acquired intangible assets for tax purposes, amortization of purchased technology and other intangible assets is not deductible for tax purposes. A $1,806,734 deferred tax liability is calculated at the blended tax rate of 40% applied to the $2,406,836 purchased technology and $2,110,000 other intangible assets. At December 31, 2006, in accordance with SFAS 141, $1,363,959 of the deferred tax liability is expected to be realized over the term as the deferred tax asset, therefore $1,363,959 of the deferred tax liability was offset against the deferred tax asset on Aspyra, Inc. as part of the consolidated income tax provision. As a result of the transaction in 2005, ASPYRA’S deferred tax asset valuation was reduced. In accordance with SFAS 109, the change in valuation allowance was offset against goodwill.

The following summarized unaudited pro forma consolidated results of operations are presented as if the acquisition of StorCOMM occurred on January 1, 2005. The unaudited pro forma results are not necessarily indicative of future earnings or earnings that would have been reported had the acquisition been completed and presented.

Year Ended
December 31, 2005
(unaudited)

Revenues	12,856,600
Net Loss	(3,632,239)
Loss per share-basic and diluted	(.90)

NOTE 13 — PRIVATE PLACEMENT

On May 17, 2006, ASPYRA sold in a private placement 2,250,000 shares of its common stock and warrants to purchase up to 1,350,000 shares of its common stock pursuant to the terms of a Common Stock and Warrant Purchase Agreement.  The shares of common stock and warrants were sold in units, with each unit consisting of a single share of

ASPYRA common stock and three-fifths of a warrant to purchase one share of ASPYRA common stock. The price per unit was $2.00 for an aggregate purchase price of $4,500,000, less costs.  The exercise price of the warrants is $3.00 per share.  These shares were issued and sold pursuant to the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) that is available for offers and sales to accredited investors pursuant to Rule 506 of Regulation D under the Securities Act and Section 4(2) of the Securities Act.  Simultaneously with the execution of the Purchase Agreement, ASPYRA and each of the Purchasers entered into a Registration Rights Agreement,  pursuant to which each of the Purchasers shall be entitled to certain registration rights.

During the year ended December 31, 2006, the Company expensed approximately $192,000 to interest expense which was attributable to a penalty related to the private placement transactions that were completed in November 2005 and May 2006, whereby the investors were entitled to receive a penalty in the amount of 1% per month of the private placement of $3,000,000 and $4,500,000 if the Company’s registration statement had not been declared effective within 120 days of the closing dates of the respective private placements.  The Company’s registration statement was declared effective on September 22, 2006.  The Company elected to early adopt FSP-00-19 “Accounting for Registration Payment Arrangements” effective for the audited consolidated financial statements as of December 31, 2006, which had no impact on the consolidated financial statements.

NOTE 14 — SUBSEQUENT EVENTS

On March 15, 2007, the Company signed an amendment to its lease for its headquarters in Calabasas, California.  The amendment extended the expiration date of its lease to October 2012.

Future minimum lease payments, by year, under the facility lease amendment is as follows:

Fiscal year ending December 31,	Operating Leases

2007	$55,460
2008	334,439
2009	344,523
2010	354,607
2011	365,026
Thereafter	312,592

Total minimum lease payments	$1,766,647

On February 27, 2007, the Company entered into a new banking relationship whereby the bank provided a revolving line of credit in the aggregate amount of $1,300,000.  The revolving line of credit is secured by the Company’s accounts receivable and inventory and matures on February 27, 2008.  The revolving line of credit is subject to certain covenants.  Advances under the revolving line of credit are on a formula based on eligible accounts receivable and inventory balances.  The Company used the initial advance on the revolving line of credit to pay in full a previous note from another bank that was secured by a $1,000,000 certificate of deposit as carried on the December 31, 2006 balance sheet under restricted cash.  The pay off released the certificate of deposit previously held by the former bank.

NOTE 15 - SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information is as follows:

	Year Ended
	December 31, 2006	December 31, 2005

Supplemental cash flow disclosure:
Interest	$104,363	$27,140
Penalty interest paid for private placements	$191,998	$—
Income taxes	$13,215	$1,165
Noncash transactions:
Assets acquired under capital leases	$751,182	—

The Company purchased all of the capital stock of StorCOMM for a total purchase price of $9,517,590. During the year ended December 31, 2006, the Company reclassed $430,000 of goodwill to intangibles. In Conjunction with the acquisition, Liabilities were assumed as follows:

Assets acquired	$—	$13,072,037
Issuance of common stock for purchase of StorCOMM	—	$(7,765,560)
Capitalized merger costs	—	$(1,156,643)
Advance to StorCOMM	—	(595,387)
Liabilities assumed	$—	$3,554,447

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

California General Corporate Law

Sections 204(a)(10), 204(a)(11), 204.5 and 317 of the California General Corporation Law (“CGCL”) permit a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933. The Registrant’s Articles of Incorporation provide that the liability of directors for monetary damages shall be eliminated to the fullest extent permitted under California law. In addition, the Registrant’s Articles of Incorporation provide that the Registrant is authorized to provide indemnification of agents, including directors, officers, employees and other agents (as defined in Section 317 of the CGCL) for breach of duty to the Registrant and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject only to the applicable limits set forth in Section 204 of the CGCL.

The Registrant’s Bylaws provide that, to the maximum extent permitted by the CGCL, the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person was an agent of the Registrant, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding. The Registrant may advance expenses incurred in defending any proceeding prior to the final disposition of such proceeding to the maximum extent permitted by the CGCL.

The above discussion of the CGCL and the Registrant’s Articles of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by such statutes, Articles of Incorporation and Bylaws.

Indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons under the foregoing provisions, or otherwise. The Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Directors’ and Officers’ Liability Insurance

Section 317(i) of the CGCL further provides that a corporation may purchase and maintain insurance on behalf of any agent, including any director, officer, employee or other agent of the corporation.

The Registrant’s bylaws permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent of the Registrant.

The Registrant has obtained policies of insurance under which, subject to the limitations of such policies, coverage is provided to the Registrant’s directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer.

Indemnification Agreements

The Registrant has entered into agreements to indemnify its directors and executive officers in addition to the indemnification provided for in its Articles of Incorporation and Bylaws. These agreements, among other things, provide for indemnification of the Registrant’s directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or executive officer or at the Registrant’s request. The Registrant believes that these provisions and agreements are necessary to attract and retain qualified people as directors and executive officers.

ITEM 25.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	1,357.83

Accounting fees and expenses	15,000

Legal fees and expenses	15,000

Printing and related fees	5,000

Miscellaneous	$800

Total	$37,157.83

ITEM 26.      RECENT SALES OF UNREGISTERED SECURITIES.

On November 22, 2005, we issued up to 1,500,000 shares of our common stock and warrants to purchase up to 300,000 shares of our common stock, pursuant to the 2005 Purchase Agreement in a private placement without registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

The following table sets forth information regarding the number of shares of common stock and shares of common stock issuable upon exercise of warrants acquired pursuant to the 2005 Purchase Agreement

Name of Purchaser	Shares of Common Stock	Shares of Common Stock Issuable Upon the Exercise of Warrants

Ann Krueger and Kyle Krueger, joint tenants by entirety	280,000	56,000
Gregory H. Ekizian Revocable Trust	315,000	63,000
Tebo Partners II, LLC	905,000	181,000

On May 17, 2006, we issued up to 2,250,000 shares of our common stock and warrants to purchase up to 1,350,000 shares of our common stock, pursuant to the 2006 Purchase Agreement in a private placement without registration under the Securities Act, in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

The following table sets forth information regarding the number of shares of common stock and shares of common stock issuable upon exercise of warrants acquired pursuant to the 2006 Purchase Agreement:

Name of Purchaser	Shares of Common Stock	Shares of Common Stock Issuable Upon the Exercise of Warrants
Potomac Capital Partners LP	400,382	240,229
Potomac Capital International Ltd	245,638	147,383
Pleiades Investment Partners RLP	278,980	167,388
Orion Capital LLC	200,000	120,000
J. Shawn Chalmers Revocable Trust	150,000	90,000
Slater FF&E Fund LLC c/o Slater Capital	100,000	60,000
Joe C. Higday Trust	100,000	60,000

Daniel R. Henry	110,000	66,000
Ronald R, Comer Trust	25,000	15,000
James McCroy IRA c/o Harrington Wealth Mgmt	100,000	60,000
Tebo Capital SEP IRA c/o Harrington Wealth Mgmt	25,000	15,000
Tebo Capital LLC	25,000	15,000
Robert K Green Trust	100,000	60,000
Martin Gregory Haake Trust	15,000	9,000
David G. Orscheln	50,000	30,000
Sands Partnership No. 1 Money Purchase Plan and Trust	50,000	30,000
Prime Petroleum Profit Sharing Trust	50,000	30,000
James H. McCroy	120,000	72,000
Francis & Joanne Hanna	25,000	15,000
Philip C. Young	10,000	6,000
Cynthia Mason	10,000	6,000
Leon and Delores Wright	10,000	6,000
Al Desmarteau	12,500	7,500
Denise Desmarteau	12,500	7,500
James & Katherine Hammond	10,000	6,000
Ron Loew	10,000	6,000
Scott & Kathy Duncan	5,000	3,000

*                    The warrants are fully vested and have a purchase price of $3.00 per share.

We paid a commission of five percent (5%) of the fees received from the private placement consummated on November 22, 2005 and a commission of seven percent (7%) of the fees received from the private placement consummated on May 17, 2006 to Great American Investors, Inc. (the “Placement Agent”). We also indemnified the Placement Agent with respect to the private placements. In addition, Todd Tumbleson, the Managing Director of the Placement Agent, is the natural person who exercises voting power and investment control over three of the selling shareholders including Tebo Partners II, LLC, Tebo Capital SEP IRA and Tebo Capital LLC.

ITEM 27.      EXHIBITS.

2. 1	(1)	Agreement and Plan of Reorganization, dated August 16, 2005, by and among Creative Computer Applications, Inc., StorCOMM, Inc. and Xymed.com, Inc.
2. 1.1	(1)	Agreement and Plan of Reorganization Side Letter, dated October 20, 2005, by and among Creative Computer Applications, Inc., StorCOMM, Inc. and Xymed.com, Inc.
2. 2	(2)	Asset Purchase Agreement.
3. 1	(3)	Restated Articles of Incorporation, as Amended.
3. 2	(1)	Form of Amendment to the Restated Articles of Incorporation.
3. 3	(3)	By-Laws, as amended.
4. 1	(3)	Specimen Share Certificate.
4. 2	(4)	Specimen Warrant Certificate.
4. 3	(4)	Form of Underwriter’s Warrant.
4. 4	(3)†	1982 Non-Qualified Stock Option Plan.
4. 5	(4)†	1982 Incentive Stock Option Plan, as amended.
4. 6	(2)†	1992 Incentive Stock Option Plan.
4. 7	(5)†	1992 Non-Qualified Stock Option Plan.
4. 8	(6)†	1997 Stock Option Plan.
4. 9	(2)	Warrant Agreement and Warrant Certificate between Creative Computer Applications, Inc. and Western States Pharmacy Consultants, Ltd.
4. 10	(2)	Warrant Agreement and Warrant Certificate between Creative Computer Applications, Inc. and James L.D. Roser.
4. 11	(2)	Warrant Agreement and Warrant Certificate between Creative Computer Applications, Inc. and The Roser Partnership.
4. 12	(2)	Warrant Agreement and Warrant Certificate between Creative Computer Applications, Inc. and Epigen, Inc.
4. 13	(7)	Registration Rights Agreement.
4. 14	(1)	Form of Warrant.
4. 15	(1)	Registration Rights Agreement, dated August 18, 2005.
4. 16	(1)	2005 Equity Incentive Plan.
4. 17	(13)	Specimen Share Certificate.
4. 18	(13)	A Form of Warrant issued in Private Placement closed on November 22, 2005.
4. 19	(13)	A Form of Warrant issued in Private Placement closed on May 17, 2006.
5. 1*		Opinion of Stradling Yocca Carlson & Rauth, P.C.
10. 1	(4)	Warrant Agreement.
10. 2	(4)	The Company’s product warranties.
10. 3	(4)†	Bruce Miller Employment Agreement.
10. 4	(4)†	Steven M. Besbeck Employment Agreement.
10. 5	(3)	14% Subordinated Convertible Debenture due December 21, 1987.
10. 6	(3)	Form of 1983 Warrants.
10. 7	(3)	Form of 1982 Warrant.

10. 8	(4)	Original Equipment Manufacturer Contracts.
10. 9	(4)	Michael Miller Consulting Agreement.
10. 10	(4)	Boehringer Mannheim (Canada) Joint Marketing Agreement.
10. 12	(8)	Lease for Premises at 26664 Agoura Road, Calabasas, California.
10. 13	(8)	SAC Shareholders’ Agreement.
10. 14	(7)	Lease for Premises at 26115-A Mureau Road, Calabasas, California.
10. 15	(7)	Mission Park Agreement.
10. 16	(9)†	Change in Control Agreements, by and between Creative Computer Applications, Inc. and Steven M. Besbeck, dated February 7, 2005.
10. 17	(9)†	Change in Control Agreements, by and between Creative Computer Applications, Inc. and Bruce M. Miller, dated February 7, 2005.
10. 18	(9)†	Change in Control Agreements, by and between Creative Computer Applications, Inc. and James R. Helms, dated February 7, 2005.
10. 19	(10)†	Employment Agreement, by and between Creative Computer Applications, Inc. and Samuel G. Elliott, dated October 1, 2005.
10. 20	(10)†	Employment Agreement, by and between Creative Computer Applications, Inc. and William W. Peterson, dated October 1, 2005.
10. 21	(10)	Shareholder Support Agreement, by and among StorCOMM, Inc., Steven M. Besbeck, Bruce M. Miller and James R. Helms, dated September 29, 2005.
10. 22	(10)	Stockholder Support Agreement, by and among Creative Computer Applications, Inc., Xymed.com, Inc., Giving Productively, Inc. and TITAB, LLC, dated September 29, 2005.
10. 23	(1)	Common Stock and Warrant Purchase Agreement, dated August 18, 2005.
10. 24	(10)	Option Agreement Side Letter, by and between Creative Computer Applications, Inc. and StorCOMM, Inc., dated October 20, 2005.
10. 25	(10)	Promissory Note dated September 29, 2005.
10. 26	(12)	Common Stock and Warrant Purchase Agreement, dated May 4, 2006.
10. 27	(12)	Registration Rights Agreement, dated May 4, 2006.
14. 1	(11)	Code of Ethics.
21. 1	(10)	Subsidiaries of the Registrant.
23.1 *		Consent of Stradling Yocca Carlson & Rauth (included in its opinion filed as Exhibit 5.1)
23.2 *		Consent of BDO Seidman, LLP., Independent Registered Public Accounting Firm
24.1 **		Power of Attorney

(1)	Included as an Annex to the joint proxy statement/prospectus that is part of the Company’s Registration Statement on Form S-4, originally filed on October 3, 2005, SEC File No. 333-128795.
(2)	Previously filed as an exhibit to the Company’s Form 8-K dated October 21, 1992.
(3)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-18 dated September 22, 1983, SEC File No. 2- 85265.
(4)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1 dated October 1, 1985 SEC File No. 2-99878.
(5)	Previously filed as an addendum to the Company’s Proxy Statement and Notice of Annual Meeting of Shareholders dated April 10, 1992.
(6)	Previously filed as an exhibit to the Company’s Proxy Statement and Notice of Annual Meeting of Shareholders dated March 24, 1997.
(7)	Previously filed as an exhibit to the Company’s Form 10-K for the year ended August 31, 1992.
(8)	Previously filed as an exhibit to the Company’s Form 10-K for the year ended August 31, 1986.
(9)	Form of Change in Control Agreement previously filed as an exhibit to the Company’s Form 8-K dated February 9, 2005.
(10)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-4, originally filed on October 3, 2005 (SEC File No. 333-128795).
(11)	Previously filed as an exhibit to the Company’s Form 10-KSB for the year ended December 31, 2005.
(12)	Previously filed as an exhibit to the Company’s Form 8-K, dated May 18, 2006.
(13)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-3 dated June 9, 2006 SEC File No. 333-134926.
†	Executive compensation plans and arrangements.
*	Filed herewith
**	Previously filed with this registration statement.

ITEM 28.      UNDERTAKINGS.

(a)           The undersigned small business issuer hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.              To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.             To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.            To include any additional or changed material information on the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, That:

(A) This registrant, a small business issuer, does not need to give the statements in paragraphs (a)(1)(i) and (a)(1)(ii) of this section if the registration statement is on Form S-8, and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) This registrant, a small business issuer, does not need to give the statements in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section if the registration statement is on Form S-3 and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is deemed part of and included in the registration statement.

(2)           For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3)           To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)           Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in any document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on May 7, 2007.

ASPYRA, INC.

By:	/s/ Steven M. Besbeck
Steven M. Besbeck
Chief Executive Officer

By:	/s/ Anahita Villafane
Anahita Villafane
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven M. Besbeck	Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2007
Steven M. Besbeck

/s/ Anahita Villafane	Chief Financial Officer and Secretary (Principal Financial and	May 7, 2007
Anahita Villafane	Accounting Officer)

*	Director	May 7, 2007
Norman R. Cohen

*	Director	May 7, 2007
Robert S. Fogerson

*	Director	May 7, 2007
Lawrence S. Schmid

*	Director	May 7, 2007
Bradford G. Peters

*	Director	May 7, 2007
C. Ian Sym-Smith

* By:	/s/ Steven M.Besbeck
Steven M. Besbeck
Attorney-in-fact

INDEX

2. 1	(1)	Agreement and Plan of Reorganization, dated August 16, 2005, by and among Creative Computer Applications, Inc., StorCOMM, Inc. and Xymed.com, Inc.
2. 1.1	(1)	Agreement and Plan of Reorganization Side Letter, dated October 20, 2005, by and among Creative Computer Applications, Inc., StorCOMM, Inc. and Xymed.com, Inc.
2. 2	(2)	Asset Purchase Agreement.
3. 1	(3)	Restated Articles of Incorporation, as Amended.
3. 2	(1)	Form of Amendment to the Restated Articles of Incorporation.
3. 3	(3)	By-Laws, as amended.
4. 1	(3)	Specimen Share Certificate.
4. 2	(4)	Specimen Warrant Certificate.
4. 3	(4)	Form of Underwriter’s Warrant.
4. 4	(3)†	1982 Non-Qualified Stock Option Plan.
4. 5	(4)†	1982 Incentive Stock Option Plan, as amended.
4. 6	(2)†	1992 Incentive Stock Option Plan.
4. 7	(5)†	1992 Non-Qualified Stock Option Plan.
4. 8	(6)†	1997 Stock Option Plan.
4. 9	(2)	Warrant Agreement and Warrant Certificate between Creative Computer Applications, Inc. and Western States Pharmacy Consultants, Ltd.
4. 10	(2)	Warrant Agreement and Warrant Certificate between Creative Computer Applications, Inc. and James L.D. Roser.
4. 11	(2)	Warrant Agreement and Warrant Certificate between Creative Computer Applications, Inc. and The Roser Partnership.
4. 12	(2)	Warrant Agreement and Warrant Certificate between Creative Computer Applications, Inc. and Epigen, Inc.
4. 13	(7)	Registration Rights Agreement.
4. 14	(1)	Form of Warrant.
4. 15	(1)	Registration Rights Agreement, dated August 18, 2005.
4. 16	(1)	2005 Equity Incentive Plan.
4. 17	(13)	Specimen Share Certificate.
4. 18	(13)	A Form of Warrant issued in Private Placement closed on November 22, 2005.
4. 19	(13)	A Form of Warrant issued in Private Placement closed on May 17, 2006.
5.1 *		Opinion of Stradling Yocca Carlson & Rauth, P.C.
10. 1	(4)	Warrant Agreement.
10. 2	(4)	The Company’s product warranties.
10. 3	(4)†	Bruce Miller Employment Agreement.
10. 4	(4)†	Steven M. Besbeck Employment Agreement.
10. 5	(3)	14% Subordinated Convertible Debenture due December 21, 1987.
10. 6	(3)	Form of 1983 Warrants.
10. 7	(3)	Form of 1982 Warrant.
10. 8	(4)	Original Equipment Manufacturer Contracts.
10. 9	(4)	Michael Miller Consulting Agreement.
10. 10	(4)	Boehringer Mannheim (Canada) Joint Marketing Agreement.
10. 12	(8)	Lease for Premises at 26664 Agoura Road, Calabasas, California.
10. 13	(8)	SAC Shareholders’ Agreement.
10. 14	(7)	Lease for Premises at 26115-A Mureau Road, Calabasas, California.
10. 15	(7)	Mission Park Agreement.
10. 16	(9)†	Change in Control Agreements, by and between Creative Computer Applications, Inc. and Steven M. Besbeck, dated February 7, 2005.
10. 17	(9)†	Change in Control Agreements, by and between Creative Computer Applications, Inc. and Bruce M. Miller, dated February 7, 2005.
10. 18	(9)†	Change in Control Agreements, by and between Creative Computer Applications, Inc. and James R. Helms, dated February 7, 2005.
10. 19	(10)†	Employment Agreement, by and between Creative Computer Applications, Inc. and Samuel G. Elliott, dated October 1, 2005.
10. 20	(10)†	Employment Agreement, by and between Creative Computer Applications, Inc. and William W. Peterson, dated October 1, 2005.
10. 21	(10)	Shareholder Support Agreement, by and among StorCOMM, Inc., Steven M. Besbeck, Bruce M. Miller and James R. Helms, dated September 29, 2005.
10. 22	(10)	Stockholder Support Agreement, by and among Creative Computer Applications, Inc., Xymed.com, Inc., Giving Productively, Inc. and TITAB, LLC, dated September 29, 2005.

10. 23	(1)	Common Stock and Warrant Purchase Agreement, dated August 18, 2005.
10. 24	(10)	Option Agreement Side Letter, by and between Creative Computer Applications, Inc. and StorCOMM, Inc., dated October 20, 2005.
10. 25	(10)	Promissory Note dated September 29, 2005.
10. 26	(12)	Common Stock and Warrant Purchase Agreement, dated May 4, 2006.
10. 27	(12)	Registration Rights Agreement, dated May 4, 2006.
14. 1	(11)	Code of Ethics.
21. 1	(10)	Subsidiaries of the Registrant.
23.1 *		Consent of Stradling Yocca Carlson & Rauth (included in its opinion filed as Exhibit 5.1)
23.2 *		Consent of BDO Seidman, LLP., Independent Registered Public Accounting Firm
24.1 **		Power of Attorney

(1)	Included as an Annex to the joint proxy statement/prospectus that is part of the Company’s Registration Statement on Form S-4, originally filed on October 3, 2005, SEC File No. 333-128795.
(2)	Previously filed as an exhibit to the Company’s Form 8-K dated October 21, 1992.
(3)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-18 dated September 22, 1983, SEC File No. 2- 85265.
(4)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1 dated October 1, 1985 SEC File No. 2-99878.
(5)	Previously filed as an addendum to the Company’s Proxy Statement and Notice of Annual Meeting of Shareholders dated April 10, 1992.
(6)	Previously filed as an exhibit to the Company’s Proxy Statement and Notice of Annual Meeting of Shareholders dated March 24, 1997.
(7)	Previously filed as an exhibit to the Company’s Form 10-K for the year ended August 31, 1992.
(8)	Previously filed as an exhibit to the Company’s Form 10-K for the year ended August 31, 1986.
(9)	Form of Change in Control Agreement previously filed as an exhibit to the Company’s Form 8-K dated February 9, 2005.
(10)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-4, originally filed on October 3, 2005 (SEC File No. 333-128795).
(11)	Previously filed as an exhibit to the Company’s Form 10-KSB for the year ended December 31, 2005.
(12)	Previously filed as an exhibit to the Company’s Form 8-K, dated May 18, 2006.
(13)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-3 dated June 9, 2006 SEC File No. 333-134926.
†	Executive compensation plans and arrangements.
*	Filed herewith
**	Previously filed with this registration statement.